UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10/A
Amendment No. 3

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

AccessKey IP, Inc.
(Exact name of registrant as specified in its charter)

Nevada	41-1735422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8100 M4 Wyoming Blvd., NE Albuquerque, NM 87113
(Address of Principal Executive Offices) (Zip Code)

(310) 734-4254
Issuer’s telephone number

Copies of notices and other communications should be sent to:

Bruce Palmer Chief Financial Officer 8100 M4 Wyoming Blvd., NE Albuquerque, NM 87113 Telephone: (310) 734-4254 Facsimile: (309) 408-7156	Richard O. Weed Weed & Co. LLP 4695 MacArthur Court, Suite 1430 Newport Beach, CA 92660 Telephone: (949) 475-9086 Facsimile: (949) 475-9087

 Securities to be registered pursuant to section 12(b) of the act:

TITLE OF EACH CLASS TO BE SO REGISTERED	NAME OF EACH EXCHANGE ON WHICH EACH CLASS IS TO BE REGISTERED
N/A	N/A
Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of Class)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this Form 10 are forward-looking statements about what may happen in the future. Forward looking statements include statements regarding our current beliefs, goals, and expectations about matters such as our expected financial position and operating results, our business strategy, and our financing plans. The forward-looking statements in this Form 10 are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events. The forward-looking statements generally can be identified by the use of terms such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely” or other similar words or  phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs and goals will not change. Our actual results could be very different from and worse than our expectations for various reasons. You should review carefully all information, including the discussion of risk factors in Part I along with the financial statements and the notes to the financial statements included in this Form 10. The forward-looking statements in this Form 10 are made only as of the date of this Form 10. We do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

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PART I.

ITEM 1. DESCRIPTION OF BUSINESS

THE COMPANY

AccessKey IP, Inc., a Nevada corporation (the "Company," “AccessKey,” “We” or “Our”), is a public company trading under the symbol “AKYI”  on the Pink Sheets.  AccessKey is a technology company that has developed proprietary technology for the Internet Protocol Television (“IPTV”) industry.  Through its wholly-owned subsidiary, TeknoCreations, Inc., a Nevada corporation, it has also developed inductive chargers for in-home play station gaming devices.

AccessKey was incorporated in the state of Nevada under the name of Tollycraft Yacht Corporation in December 1996.  Tollycraft Yacht Corporation manufactured and sold pleasure yachts. The Company changed its name to Childguard Corporation in January 2002 and then amended its articles of incorporation to change its name to EWAN 1, Inc. on April 9, 2002.   The Company was a 12(g) reporting company and filed periodic reports with the Securities and Exchange Commission until August 2, 2000 under the name Tollycraft Yacht Corporation. On November 28, 2001, it sold its remaining assets for 1,000,000 shares of common stock of Yachts of the Americas, Inc. a company organized under the laws of Belize. Following the sale of its assets to Yachts of the Americas, Inc., the Company was looking to enter a new business. On April 2, 2002, it acquired 100% of the capital stock of Secured Private Network, Inc. ("SPN") by issuing 50,954,304 shares of its $.001 par value common stock. SPN was an integrated communication solutions provider that specialized in private networking and network integration.

The Company changed its name from EWAN 1, Inc. to Advanced Technetix, Inc. in September 2006 and began focusing its efforts on its current encryption technology.  In March 2007, the Company changed its name to AccessKey IP, Inc., a name that more accurately reflects the Company’s advanced security encryption technology. The Company formed TeknoCreations, Inc., a Nevada corporation, in June 8, 2007 as a wholly-owned subsidiary to develop and market technology products for the consumer electronics industry.

BUSINESS

AccessKey IP has developed a patent-pending encryption technology that has been applied to enable the secure delivery of High Definition quality TV content to both the home television and personal computer.   AccessKey has developed and tested its products but the Company has not sold any units to date.  Upon the receipt of orders, the Company is prepared to manufacture products.

The Company is currently selling consumer electronics through its TeknoCreations subsidiary. Specifically, the Company began sales of the InCharge inductive charger through TeknoCreations in July 2008.  The InCharge system enables users of Nintendo Wii, Sony PlayStation 3 or Microsoft Xbox 360 to rapidly recharge their gaming handsets through the InCharge charging base.

AccessKey IP

AccessKey IP was founded to participate in the explosive growth of digital communications and entertainment related services.  Through our patent pending technology, we have developed a line of products to enable Telcos (telecommunication companies) to offer converged services comprising broadband Internet access and IP (Internet Protocol) based TV and entertainment.  Our technology has been implemented into a set top box and a USB device.  Both of these devices enable secure subscriber identification.  The set top box implements our technology for use with a television and the USB device implements our technology for use with a personal computer.  As of June 2009 both of these products have been fully developed and completed but to date, we have not sold any units.

TeknoCreations (Subsidiary)

TeknoCreations, Inc., a Nevada corporation, was founded to participate in consumer electronics and business security needs. TeknoCreations designs high quality products with attractive pricing to enhance the consumer’s favorite electronics product and the expanding security needs of corporate America. The focus of the company  is to sell products wholesale; through distributors and direct to retailers, Etailers and DMRs (Direct Market Retailers).   TeknoCreations began marketing and selling InCharge products in July 2008.

SERVICES AND PRODUCTS

Currently, AccessKey has completed the implementation of its encryption technology into a set top box and a USB device.  These products are fully developed, but we have not sold any units to date.  TeknoCreations is currently selling consumer electronic devices.

AccessKey

AccessKey has implemented its encryption technology into two products, both of which are fully developed and completed as of June 2009.  No sales on either of these products have been made to date.  They are designed to sell in large quantities to Telcos or content providers (such as cable companies).

Set Top Box

Our encryption technology has been employed into a set top box.  A set top box is an external device that connects to a television and converts an external source of signal into content which is displayed on the television screen.  Our set top box enables secure subscriber identification.  The set top box that we have developed delivers digital content to the end users’ television and enables subscribers to receive and record for later viewing a wide range of television programming from content providers over broadband connections on the Internet.  In addition to a vast array of regular TV broadcasts, the Company is working to obtain approval for premium content such as on-demand movies, sporting events, music channels, ethnic programming, and premium channels (HBO, Showtime, etc.) to be securely delivered to subscriber televisions (including the latest High Definition formats) using the AccessKey set top box.  As a set top box that has an internet connection, we have combined the features of a PC (internet browsing), home audio player (CD and multimedia player), media storage device (sufficient memory to store large media files), internet gateway and telephone.

USB Device

Typically, the delivery of premium digital content to a television is via a wired or wireless connection to a set top box and television’s sound system.  Our USB technology allows the secure identification of the subscriber’s set top box via our proprietary USB device.  This device can be implemented with a set top box (in which case it can be removed from the set top box and then inserted into a USB port on a personal computer) or sold as a stand-alone device.  Either way, the USB retains the subscriber’s secure identification, thereby enabling the subscriber to access their television programming anywhere there is an Internet connection.  This allows the television content to be accessed by the subscriber when they travel, using the latest of compression technologies.  The use of the latest of compression technologies will ensure the highest quality possible within the available bandwidth.  We refer to this as high definition quality  (i.e. giving the best video quality possible within the bandwidth limitations).   Our patent pending secure USB technology is intended to allow the content provider’s system to recognize the removable USB device for a subscriber whether it is in our set top box or in a personal computer, with the same amount of security.  As of June 2009, the development of this technology has been completed, tested and installed into a custom set top box.  This USB device has yet to be manufactured for sale, but prototypes have been produced and tested.

Both of the AccessKey products utilize ipTV (Internet Protocol Television).  The following is a discussion of the different types of ipTV delivery methods.

ipTV

The rollout of digital networking infrastructure is opening the door for Telcos (telecommunication companies) and operators to offer converged services comprising broadband Internet access and IP based TV and entertainment. TV over IP is a broad streaming solution that includes several applications, all of which can be implemented on digital broadband networks such as:

•
ADSL - Asymmetric Digital Subscriber Line is a technology that enables faster data transmission over existing copper telephone lines when compared to traditional modems. ADSL uses frequencies that are not used by a voice telephone call.  A splitter allows a single telephone line to be used for a voice call and an ADSL service at the same time.

•
VDSL - Very High Bitrate Digital Subscriber Line similarly allows for the transmission of data over existing copper telephone lines (both single or twisted pair copper wires).  This transmission uses a different frequency than ADSL and can transport data faster but it can only transport this data for relatively short distances  (usually between 1000 and 4500 feet).  With VDSL, the shorter the distance, the faster the connection rate.  This type of connection is used for transmission from the street to the home or office.

•
LMDS - Local Multipoint Distribution Services, a broadband, fixed wireless technology that operates on microwave frequencies.  It is generally used for a point-to-multipoint transmission for a distance of 3-5 kilometers. This service is generally used to deliver the “last mile” of service from a provider to its customers.  It can deliver data and telephony services to up to 80,000 customers from a single node (the node is the end of the wired transmission point).

•
Wireless LAN - Wireless Local Area Network.  This term defines a wireless computer network that spans a relatively small area. A WLAN enables communication between two or more computer devices within a limited area.  This gives the users mobility to move within the coverage area and still be connected to the network.  Most WLANs are confined to a single building or group of buildings.

TV over IP is being utilized in the following applications:

•	TV to the living room (instead of cable TV)
•	Time-shifted TV or Personal Video Recorder (PVR)
•	Interactive TV
•	TV to the desktop

One of the inhibitors of broadband deployment in recent years has been the lack of broadband applications. This in turn resulted in low ROI (return of investment) in broadband infrastructure. The viability of the broadband business model is becoming much more attractive with the introduction of TV over IP services which are a major revenue engine for Telcos and operators. With ipTV, operators can offer a greater level of service to their customers. The fact that customers receive converged services on a single pipe and interface with a single provider for all communication needs results in easier technical maintenance, streamlined billing and hence, improved customer service. Further, by utilizing digital networks, operators can offer far more sophisticated programming packages. It is possible to target specific channels at small groups of viewers, based on pre-defined viewing profiles. For example, in a residential complex of several buildings wired by fiber, operators can target the family channel to the building where families live. Interactive TV also lets viewers themselves create customized profiles based on their personal viewing habits.

TeknoCreations

TeknoCreations currently has eight consumer electronic products in various stages of development. These products target both business and consumer markets. We also have a variety of additional products in the design stages for business, educational and consumer markets.

PRODUCT  DESCRIPTIONS

•
TeknoVault  -This secure USB device, once installed, provides security for the user’s PC (Personal Computer).  The TeknoVault product utilizes the same encryption technology used by the AccessKey products.  This simple device plugs into a USB port and allows the user to create encrypted drives that can only be accessed when the TeknoVault is plugged in.  The transparency of use comes from the “plug it in” and” pull it out” functionality of our device.  When the device is pulled out the encrypted drives disappear, protecting the data from prying eyes and theft.  There are no passwords required to use the TeknoVault, which allows the user to use their PC in the same manner as they had before inserting the TeknoVault into the USB port.  It provides encrypted security of files and emails, while allowing the user the option of disabling the computer if the device is not inserted (a “watchdog function”).

•
InCharge  -This device replaces the batteries in  handheld controller units for home-based gaming systems with a rechargeable battery pack that is recharged through contactless magnetic induction.  Not having to recharge the battery packs through the use of contacts allows the user the option of being able to recharge the battery packs either in place in the controller or simply sitting the battery pack on the charge base (outside of the controller).

•	InCharge for XBox 360

This product is an inductive charger for the XBox 360 controllers from Microsoft.  It eliminates faulty contacts and the need to recharge battery packs by removing them first.  It provides high play time from a charge and can be charged while in the controller or outside the controller, so the user can charge an extra set of battery packs for extended play periods.

•	InCharge for Wii Remote

This is an inductive (contactless charger system), for the Wii remotes.  It eliminates the need to replace batteries, eliminates the open contacts and the ways in which the open contacts can become faulty through tarnishing and dirt buildups.  We believe that our InCharge system is the only charging system on the market that can work with the popular silicon skins that cover these handheld controllers.  It provides high play time from a charge and can be charged while in the controller or outside the controller, so the user can charge an extra set while they play (extra sets sold separately).

•	InCharge for Sony PS3

We also sell an inductive charger for the Sony PS3 controllers.  Our charger eliminates faulty contacts and the need to recharge battery packs by removing them first.  The user gets high play time from a single charge and the unit can be charged while in the controller or outside the controller, so the user can charge an extra set while they play.  This feature further eliminates the possibility of short circuiting with the removal of external contacts.

•	Replacement Battery Pack for InCharge for Wii Remotes

We also sell extra battery packs so that the players can charge while they play. Backup battery packs are for extended play periods.

•	TEKCASES

We have also developed leather cases for two Nintendo products.  Our cases give the units twice the playtime as well as make them more attractive and protect them as well.  The Lithium Ion rechargeable battery inside of the case requires no removal for recharging.  We have begun selling the following Tekcases in the second quarter of 2009:

•	Leather Charging Case Nintendo DS Lite
•	Leather Charging Case Nintendo DSi

We have also developed a leather charging case for the Apple iPhone cell phone. Each case has an internal rechargeable battery that allows the user to double the talk time and standby time.  The user’s cell phone will be charged along with the case on overnight charges.   Each case comes with a removable belt clip and includes Lithium Ion technology. We have been working closely with Apple, Inc. with the intention of this being an Apple licensed product. We have received preliminary approval.  Currently, product samples have been submitted to Apple, Inc. for final approval.

•	TEKPLAY FOR NINTENDO DS (DEVELOPMENT)

TeknoCreations is developing a product using TeknoVault technology to securely stream and decrypt movie content on the Nintendo DS.  TeknoCreations is working in conjunction with Nintendo and their associates to acquire content and to make it available to kids securely.  The product will use the DS’s WiFi technology to access the secure internet servers.

Customers

TeknoCreations does a significant amount of business with Jack of All Games (Canada), Inc. (“JOAG-C”).  Sales to this customer represented $1,378,386 of the $1,596,038 (86.3% of total revenues) reported in the year ended December 31, 2008.  Further, this customer owed us $956,124 as of December 31, 2008.  This amount represents 94.6% of the $1,010,173 of accounts receivable as of December 31, 2008.  The customer has made payments of $390,471 in the first two months of 2009 on this balance. JOAG-C is  a wholly owned subsidiary of Take-Two Interactive Software, Inc. (Nasdaq: TTWO), a company that trades on the NASDAQ National Market System exchange. In June 2009, this customer made returns in the amount of $433,933 and paid the remaining balance due.  The returns were InCharge units sold in 2008 ($261,867 worth of InCharge units for the Microsoft Xbox and $172,066 worth of InCharge units for the Sony Play Station 3).  We believe that these returned items can be resold and they have been added back into inventory.  Further, we view these returns as a result of extraneous circumstances that should not be indicative of future returns.

JOINT VENTURE – CSI Digital

Overview

AccessKey has recently completed adopting its technology to a customized set top box under a joint development contract with CSI Digital (hereinafter referred to as "CSI" or "CSI Digital").  This agreement was entered into on May 15, 2008.  AccessKey and CSI are both engaged in the development and delivery of technology, products, services, and content associated with the Cable TV and Internet Protocol Television (“IPTV”) industries. Under the $1.5 million contract, AccessKey is providing specialized IPTV related development services for CSI Digital and its customers.  AccessKey completed the development of the specialized boxes in June 2009.  CSI Digital will lead the marketing and sales efforts.

About CSI Digital

CSI Digital delivers voice, video and data services to cable companies, telephone companies, Internet Service Providers and others interested in digital content.  CSI Digital markets wholesale digital content products and programming that enables providers to deliver IPTV, voice and data services to retail customers. Solutions include digital content acquisition, network planning, system integration, equipment procurement, as well as material and construction services.  A “new to market” company or existing multi-service provider (MSO) can acquire CSI’s turnkey formatted wholesale digital content package – which includes voice, video and data products, without the prohibitive cost of a traditional deployment.

CSI Digital’s IPTV package allows service providers a quick, cost effective method of delivering digital video products to their customers. CSI Digital’s voice package includes enterprise (PBX) and residential functionality for providers. Customers include cable companies, independent telephone companies, ISPs and others interested in delivering digital services to the marketplace.

Business Purpose

The business activities of the joint venture and partnering relationship shall be related to specific opportunities where the two firms jointly determine that they may be able to share their respective industry contacts, corporate capabilities, technology, expertise, and general IPTV-related industry knowledge to the mutual benefit of each firm.

Individual Opportunities

Each separate joint venture and/or partnering opportunity covered by our agreement with CSI shall be identified individually on a case-by-case basis and acknowledged in a written opportunity. The contract between the parties provides for AccessKey to develop products identified as:

•
A proprietary IPTV middleware product (base source code to be supplied by CSI) and dongle with encryption software, that collectively enable the authorized delivery of video on demand and live streaming IPTV video to a television via a CSI specified Set Top Box.

•	The proprietary IPTV middleware and dongle with encryption software interoperating with a PC to deliver encrypted video on demand and live streaming IPTV video
•
The dongle with encryption software interoperating with four CSI selected middleware software products to be integrated with the CSI specified Set Top Box to deliver encrypted video on demand and live streaming IPTV video

AccessKey has developed its middleware and dongle encryption software to be deployed on mutually agreed third party set top boxes. The “dongle” is a PC based version of the set top box (“STB”), that includes the middleware software and a US based device which together allow viewing of video content securely via client’s PC from a broadband connection. The proprietary “middleware” software may be licensed to other STB providers and their clients.  The AccessKey products developed for CSI will be able to be branded, or white labeled, by both parties with full agreement and discussion as to marketability of the products and not with the intent of competing or diluting either parties’ position in the marketplace.

Terms

The contract amount for this work is $1,500,000 paid by CSI to AccessKey for engineering, development and the initial production of product.  Should CSI eventually purchase set-top boxes developed under this agreement (which it is not contractually obligated to do), we will provide discounts to CSI up to $1,500,000 on their first purchases of approximately 150,000 boxes over the next three years.  Initial funding under this agreement occurs in tranches, $500,000 on execution of the contract, with the remaining $1,000,000 payable in accordance with the cash flow schedule, which is tied to certain milestones.  The milestone events are tied to the product requirements and functional specifications of the Agreement. Each of the parties, not including the subcontractors, will individually own separate, full and undivided rights to all products designed specifically for these applications, as well as any associated intellectual property and all associated software developed under this contract.

Pricing of the product is to be based upon the actual build costs, which include the base line CSI specified set top box(es), any and all manufacturing costs, any and all third party software royalties, packaging, shipping, import/export documentation and any related costs as a portion of the completed product, plus a profit component as outlined in the agreement. The sale of products, jointly developed by AccessKey and CSI, but sold exclusively by AccessKey to a third party, during the tenure of this contract for the three year period, will entitle CSI to a royalty fee of 50% of the net profit margin, less any freight or taxes expense or out of pocket expenses relative to non-production costs.

As of December 31, 2008, the Company had received $1.4 million from CSI under this contract and was substantially complete with its direct work in the project.  A third party middleware provider completed the final stages of the project in the second quarter of 2009.  No additional amounts were received in the quarter ended March 31, 2009, but the Company considered its work on the project substantially complete at this time. As of June 30, 2009 the project was completed and the Company had received $1,412,000 from CSI under this contract with the remaining $88,000 due and payable from CSI.   The Company expects full and final payment in the third quarter of 2009 from CSI.

BUSINESS STRATEGIES

AccessKey IP management has defined a series of strategies to achieve the size, level of service, and global competitiveness targeted in their business vision. Key strategies that have been identified include:

•	Manufacturing of Set-Top Box products in Asia
•	Wholesale marketing and sales of the Set-Top Box products worldwide
•	Retail marketing and sales of the Set-Top Box products in the U.S.
•	Triple Play (internet, television and telephone) services to wholesale partners and retail customers, creating monthly recurring revenue

The key initiatives are as follows:

•	Nurture and create strong strategic relationships with content providers.
•
Introduce AccessKey IP, its technology and hardware, to targeted cable operators, telephone companies, satellite operators, broadband service providers, and selected set top box competitors who would be interested in licensing, sublicensing or white labeling.

•	Cultivate governmental and regulatory relationships.
•	Develop marketing relationships with international providers.
•	Pursue mergers and acquisitions within the industry in addition to licensing agreements.
•	Recruit and cultivate key technology personnel to provide for continual growth and innovation.
•	Support expansion in other key technologically related areas.
•	Provide continual and pertinent data to the investment community.

There can be no assurance that any of these initiatives will be successful.

Marketing Strategies

The Company intends a global product launch with grassroots and traditional marketing support by:

•	Direct Mail
•	Internet
•	Print
•	Radio
•	Television
•	Channel sales with major retailers (i.e. Best Buy, Costco)
•	OEM strategies to attract domestic and international clients
•	Focus groups to ensure product feasibility

Product Development

The Company’s product development plans include:

•	Developing and producing innovative products that enhance the consumer’s experience
•	Maintaining advantageous development and manufacturing costs
•	Increasing speed in delivering new products
•	Implementing highly concentrated quality control measures to ensure minimal defects and returns

Personnel & Training

The Company plans to develop computer based training products to streamline training, delivery and effectiveness. It intends to establish fair and reasonable personnel policies and improved training courses and tools to increase productivity.

Customer Service and Logistics

In an effort to minimize costs, it is our intention to outsource customer service and logistics to third parties.

DISTRIBUTORS

The Company has retained distributors in the United States and Canada to distribute TeknoCreations’ products, namely TeknoVault and InCharge, on a non-exclusive basis. TeknoCreations, Inc. had one customer, Jack of All Games (Canada), Inc. (“JOAG-C”) that accounted for 86.3% of its total sales in 2008.  Tekno entered into a Distribution Agreement with JOAG-C on March 12, 2008.  The agreement appointed JOAG-C as a non-exclusive distributor for Tekno in Canada.  Tekno is to supply JOAG-C with product requests with payments due to Tekno in 45 days.  Tekno can set prices and implement changes in prices with 60 days notice.

Tekno entered into a Supplemental Vendor Purchase Agreement with D&H Distributing Company (“D&H”) on March 7, 2008.  Tekno entered into this agreement to allow D&H to sell InCharge units to large format retailers, such as CompUSA, Wal-Mart, Sam’s Club, Office Max, Office Depot and Staples.  Tekno is to pay D&H a marketing fee equal to the greater of 5% of net purchases or $3,000 per quarter.  D&H is required to pay for its purchases within 45 days and is due a volume rebate equal to 2% of purchases.

SUPPLIERS

On May 17, 2008, we entered into a Contract for Consultancy with Diamond Apple, Ltd.  We contracted with Diamond Apple to assist us in the software development for the set-top box under the CSI Digital agreement mentioned above.

We purchase our InCharge units through a Chinese company, Ever Sparkle.  We do not have a contract with them, but instead we issue purchase orders.  Upon payment in full, we assume ownership of inventory when it departs China.

COMPETITION

There are two different areas of competition for our AccessKey set top boxes: set top box manufacturers and service providers.  Our InCharge units face competition from a number of large and small manufacturers.

Competitors

While there are many manufacturers of set top boxes, we believe that Motorola and Pace are our biggest competitors within our specific target market of IP based set top boxes. Both Motorola and Pace have targeted the IPTV sector as a viable area of interest and as such will be competing for sales with AccessKey.

Service providers of IPTV such as AT&T and Verizon may in the future decide to develop and utilize their own set top boxes in an effort to better control their costs and at the same time to deliver a unique feature or service. Currently AT&T, Verizon, and like service providers are our target market, and we must be prepared to adapt to their needs and pricing points to avoid having them enter into our sector as competitors.

Since launching our InCharge units, we have identified two competitors in the market with inductive chargers for gaming console control units.  One of these manufacturers is distributing its product as an Energizer (the battery company) licensed product.  This product has a retail price $20 more than our InCharge unit ($49.99 vs. $29.95).   Another competitor has a charging unit similar to InCharge with a higher retail price.  It is designed for four remotes, instead of two.  Both our InCharge units and the one licensed by Energizer charge two remotes at a time.  Most gaming system owners use two remotes.  After researching our competitor’s products, we believe that the InCharge units are more competitively priced and are of an equal or higher quality.

Competitors' Strengths and Weaknesses

Our industry is highly competitive and is subject to changing customer demands and preferences. The industry is dominated by substantially larger companies that have extensive research and development, marketing, financial and human resources capable of maintaining a high level of competitiveness. Some of these companies are extremely aggressive. In addition, there are countless other smaller companies which provide services similar to that offered by the Company.

Conversely, dealing with a larger company may prove to be difficult for our customers’ needs. The size of our competitors and their focus on the general applications of the devices often do not allow them to customize their hardware offerings specific to a client’s needs. Furthermore, the sheer size of our competitors may limit their ability to adapt within a timely manner to the customers’ needs.

We believe that our competitive position in our industry is strong.  We identify areas to provide the consumer with new quality solutions to make their electronics experience more rewarding and enjoyable.  We attempt to develop new products quickly and try to bring products to market expediently. We typically develop, test and present our new products in industry trade shows between May and July.  Upon the receipt of positive feedback on our products we generally will have enough time to manufacture and market product to our customers in time for fourth quarter holiday sales. Traditionally, the fourth quarter generates the highest quarterly sales for the consumer electronics industry.  We also strive for high quality manufacturing and transportation of our products.  The manufacturers are subject to our quality control standards and inspections.  We also routinely review the efficiency of our contracted transportation companies to ensure that delivery is prompt and competitively priced.

GOVERNMENT REGULATION

The Company has received its Declaration of Compliance for FCC and CE Certifications as required for its InCharge products.

INTELLECTUAL PROPERTY

The Company has been granted Notice of Allowance on the following marks (pending the filing of a statement of use for each): AccessKey, RCOMMAND, TekCase, and  TeknoVault. The Company also has patent applications pending in the United States for three of its technologies, including its external remote with display accessory, set top box with mobile secure USB device  (secure identification remote), and inductive charger battery replacement system, device and method.   It also has applications pending in Europe for the set top box with mobile secure USB device, in Japan for the PC security lock device with no password (a “dongle”) and in Canada for the inductive charger battery replacement system.

EMPLOYEES

The Company does not have any statutory employees and works through consulting arrangements with its officers. For purposes of this filing, our officers (although they are contractually consultants) are sometimes referred to herein as employees.

RESEARCH AND DEVELOPMENT

The Company spent $416,870 (2007) and $13,626 (2008) during each of the last two fiscal years on research and development activities.  The research and development costs for both years were incurred in the development of our AccessKey encryption technology and of the application of that technology to our AccessKey Vault product which we anticipate bringing to market in 2009 under the name TeknoVault. All of these costs were borne by the Company.

RISK FACTORS

Risks Related to Our Business

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have a minimal operating history in the technology and IPTV industry. Accordingly, since we have a limited operating history, you will have little or no basis upon which to evaluate our ability to achieve our business objectives.  Although for the year ended December 31, 2008, we showed a net income of $1,765,564, for the year ended December 31, 2007 we showed a net loss of $3,521,591 and at December 31, 2008, we had an accumulated deficit of $13,514,621. Further at December 31, 2008, we had an operating loss of $865,704. At March 31, 2009, we had a net loss of $1,812,057 and an accumulated deficit of $15,326,678.  As we pursue our business plan, we expect our operating expenses to increase significantly, and will need to generate increased revenues to become profitable. Due to many undeterminable market conditions, including those related to our business and the relatively limited history of the technological market in which we operate, there is no assurance that we will be able to operate profitably in the future.

Our independent registered public accounting firm has rendered a report expressing substantial doubt as to our ability to continue as a going concern.

The audited financial statements incorporated by reference herein have been prepared on a going concern basis and do not include any adjustments that might result if we cease to continue as a going concern.  However, as a result of the Company’s operating losses and working capital deficiency, our independent registered public accounting firm has concluded that there is substantial doubt as to our ability to continue as a going concern. The Company has incurred a substantial amount of debt, all of which is currently in default.  The Company failed to make required interest payments in April of 2009 on approximately $4.94 million in notes payable.  Additionally, a new note for $200,000 was entered into on April 3, 2009.  The Company failed to make required payments on this note in July.  As a result, the entire $5.14 million plus accrued interest is now due and payable.  Although the note holders have not formally demanded payment and the Company is attempting to renegotiate some of these notes, the Company can give no assurance that these notes can be renegotiated nor can the Company give any assurances that it will be capable of paying these notes if payment is demanded.   Further, we are currently unable to renegotiate our notes with the Nutmeg Group who hold a substantial amount of our notes payable (as of June 30, 2009 the total principal balance on these notes was equal to $2,784,921). On March 25, 2009, the SEC froze the assets of the Nutmeg Group, LLC and other related entities.

We have significant debt that could adversely affect our financial results and prevent us from fulfilling our obligations.

As a result of the Company failing to make required interest payments in April 2009 and principal payments in July 2009, the Company is in default on notes payable of approximately $5.14 million plus accrued interest. In addition, our ability to obtain additional financing in the future may be impaired by our leverage and existing debt covenants. Our indebtedness could:

•	make it more difficult for us to satisfy our obligations;
•	increase our vulnerability to general adverse economic and industry conditions;
•
require us to dedicate a portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

•	dilute our common stock, to the extent the debt is converted into our common stock to fulfill these obligations;
•	force us to sell assets or seek additional capital to service our indebtedness, which we may be unable to do at all or on terms favorable to us;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	place us at a disadvantage to our competitors that have less debt; and
•	limit our ability to borrow additional funds.

We do not have a long-term credit facility or any other external source of long-term funding.  Without such a source, we will likely be forced to continue to seek alternate sources of equity or debt financing.  We may be unable to find alternate sources, or if available, these sources will likely have less favorable terms than a long-term credit facility.

We are attempting to renegotiate our current debt as we are unable to honor the notes under their current terms. If we are able to do so, the new terms of any renegotiated notes may have less favorable terms than the current terms of the notes. We are currently unable to renegotiate our notes with the Nutmeg Group who hold a substantial amount of our notes payable (as of June 30, 2009 the total principal balance on these notes was equal to $2,784,921). On March 25, 2009, the SEC froze the assets of the Nutmeg Group, LLC and other related entities.

We are currently in default under all of our note obligations in the amount of $5,144,692 for failure to make interest payments due in April 2009 and principal payments in July 2009 .  In the event of default, all principal and past-due interest is subject to a default interest rate of 18% per annum at the holder’s election. We can not provide any assurances that we will be able to renegotiate the notes or either increased revenues or future capital raises will be able to repay our long-term debt obligations and we may be forced to cease or curtail our operations.

We have a history of operating losses and there can be no assurance that we can achieve, maintain or increase profitability.

While we achieved a net profit for the year ended December 31, 2008, this was not a result of profits from our business operations, but primarily due to the change in our derivative liability which was booked as income.  We did not achieve an operating profit for the year ended December 31, 2007. Further, for the quarter ended March 31, 2009, we had a net loss of $1,812,057 . Given the competitive and evolving nature of the industry in which we operate, we may not be able to achieve, sustain or increase profitability and our failure to do so would adversely affect our business, including our ability to raise funds.

We may not be able to effectively manage our growth, which will negatively impact our operations.

Our strategy envisions growing our business. We must also effectively manage our relationships with the consumers of our products. We will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. We cannot assure you that we will be able to meet these objectives.

Our inability or failure to manage our growth and expansion effectively could result in strained customer relationships based on dissatisfaction with our service to these groups, our failure to meet demand for our products and/or increased expenses to us to resolve these issues, and a consequent significant decrease in the number of our customers.

Our operating results may fluctuate significantly based on customer acceptance of our products.

Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter due to customer acceptance of our products. If customers do not accept our products, our sales and revenues would decline, resulting in a reduction in our operating income. Customer interest for our products could also be impacted by the timing of our introduction of new products and competitors launch of new products that may be superior to our own. A decrease in our sales and revenues could occur if customers’ desire for our products decreases. To the extent that we introduce new products and customers decide not to transition to our new products from our older products, our revenues could be negatively impacted due to the loss of revenue from those customers. Further, in the event that our newly introduced products do not sell as well as our older products, we could also experience a reduction in our revenues and operating income.

If we do not successfully generate additional products and services, or if such products and services are developed but not successfully commercialized, we could lose revenue opportunities.

Our sales for 2008 and for the first quarter of March 31, 2009 were generated through our subsidiary, which primarily represented sales of our InCharge units. Our future success depends, in part, on our ability to expand our product and service offerings. The process of developing new products is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends our business could be harmed. We must commit significant resources to developing new products before knowing whether our investments will result in products the market will accept. Furthermore, we may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors providing those solutions before we do and a reduction in net sales and earnings.

The success of new products depends on several factors, including proper new product definition, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

We have made substantial investments in our Tekcases and TeknoVault products.  We expect to bring these products to market later this calendar year.  Should our products not be brought to market in a timely fashion or if our competitors produce superior products, we might not generate revenues from sales of Tekcases or TeknoVault units.  Although we believe that a market exists for these products, there can be no assurance that consumers will purchase these products when they become available for retail sale.

We may be unable to compete successfully against existing and future competitors, which could decrease our revenue and margins and harm our business.

Our industries are highly competitive. Our future growth and financial success depend on our ability to further penetrate and expand our user base, as well as our ability to grow our revenue models. Our competitors possess greater resources than we do and in many cases are owned by companies with broader business lines.  We may be unable to maintain our growth rate or increase our market share in our industry at the expense of existing competitors. Further, we expect competition to intensify in the future and expect significant competition from IPTV companies. If we are unable to make or keep our products competitively priced and attain a larger market share in the markets in which our products compete, our levels of sales and our ability to achieve profitability may suffer.

Our industry changes rapidly due to evolving technology standards and our future success will depend on our ability to continue to meet the sophisticated needs of our customers.

Our success will depend on our ability to address the increasingly sophisticated needs of our customers. We will have to develop and introduce enhancements to our existing products and new products on a timely basis to keep pace with technological developments, evolving industry standards and changing customer requirements. We expect that we will have to respond quickly to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. We expect that our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments, which could have a material adverse effect on our business, quarterly and annual operating results and financial condition.

If the market does not evolve as we anticipate, our business will be adversely affected.

If we fail to properly assess and address the market or if our products and services fail to achieve market acceptance for any reason, our business and quarterly and annual operating results would be materially adversely affected. Since the market for our products is still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. In addition, technologies, customer requirements and industry standards may change rapidly. If we cannot improve or augment our products as rapidly as existing technologies, customer requirements and industry standards evolve, our products or services could become obsolete. The introduction of new or technologically superior products by competitors could also make our products less competitive or obsolete. As a result of any of these factors, our position in existing markets or potential markets could be eroded.

We depend on certain customers and if we lose a significant customer, our revenues may substantially decrease and our business may fail.

During the year ended December 31, 2008, one customer that purchases from our subsidiary accounted for 86.3% of our total revenues for the year ($1,378,386 out of $1,596,038 of our total revenues). Further, this customer owed us $956,124 as of December 31, 2008, representing 94.6% of the $1,010,173 of accounts receivable. The customer has made significant payments in the first two months of 2009.  In June 2009, this customer made returns in the amount of $433,933 and paid the remaining balance due.  The returns were InCharge units sold in 2008 ($261,867 worth of InCharge units for the Microsoft Xbox and $172,066 worth of InCharge units for the Sony Play Station 3).  We believe that these returned items can be resold and they have been added back into inventory.  Further, we view these returns as a result of extraneous circumstances that should not be indicative of future returns.

Our ability to maintain strong relationships with our principal customer is essential to our future performance. If we lose a key customer, if our key customers reduce orders of our products or require us to reduce our prices before we are able to reduce costs, if a customer is acquired by one of our competitors or if a key customer suffers financial hardship, our operating results would likely be harmed. In addition, if customer pressures require us to reduce our pricing such that our gross margins are diminished, we could decide not to sell our products to a particular customer, which could result in a decrease in our revenue.

Negative worldwide economic conditions could result in a decrease in our sales and revenue and an increase in our operating costs, which could adversely affect our business and operating results.

If the current worldwide economic downturn continues, direct and indirect customers may delay or reduce their purchases of our products. In addition, customers may rely on credit financing in order to purchase our products. If the negative conditions in the global credit markets prevent our customers' access to credit, product orders in these channels may decrease which could result in lower revenue. Likewise, if our suppliers face challenges in obtaining credit, in selling their products or otherwise in operating their businesses, they may become unable to continue to offer the materials for our products. These actions could result in reductions in our revenue, increased price competition and increased operating costs, which could adversely affect our business, results of operations and financial condition.

Negative worldwide economic conditions could prevent us from accurately forecasting demand for our products which could adversely affect our operating results or market share.

The current negative worldwide economic conditions and market instability makes it increasingly difficult for us, our customers and our suppliers to accurately forecast future product demand trends, which could cause us to produce excess products that can depress product prices and increase our inventory carrying costs and result in obsolete inventory. Alternatively, this forecasting difficulty could cause a shortage of products, or materials used in our products, that could result in an inability to satisfy demand for our products and a loss of market share.

We may not be able to adequately protect our intellectual property rights which would affect our ability to compete in our industry.

We rely in part on trade secret, unfair competition, trade dress and trademark law to protect our rights to certain aspects of our intellectual property, including our technologies and trademarks, all of which we believe are important to the success of our products and our competitive position. The Company has been granted Notice of Allowance on the following marks (pending the filing of a statement of use for each): AccessKey, RCOMMAND, TekCase and TeknoVault. The Company also has patent applications pending in the United States, Canada, Europe and Japan for certain of its technology. The actions we take to protect our proprietary rights may be inadequate to prevent imitation of our products, keep our proprietary information from becoming known to competitors, protect our rights to unpatented proprietary information or prevent others from independently developing substantially equivalent or better products that do not infringe on our intellectual property rights.

We could be required to devote substantial resources to enforce and protect our intellectual property, which could divert our resources from the conduct of our business and result in increased expenses. In addition, an adverse determination in litigation could subject us to the loss of our rights to particular intellectual property, could require us to grant licenses to third parties, could prevent us from selling or using certain aspects of our products or could subject us to substantial liability, any of which could reduce our sales and/or result in the entry of additional competitors into our industry.

We may become subject to litigation for infringing the intellectual property rights of others which could prevent us from developing and marketing our products.

Others may initiate claims against us for infringing on their intellectual property rights. We may be subject to costly litigation relating to such infringement claims and we may be required to pay compensatory and punitive damages or license fees as a result of litigation. In addition, we may be precluded from offering products that rely on intellectual property that is found to have been infringed by us. We also may be required to cease offering the affected products while a determination as to infringement is considered and could eventually be required to modify our products to cease the infringing activity. These developments could cause a decrease in our  income and reduce available cash flow, if any, which could harm our business and cause our stock price to decline.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. In particular, we are heavily dependent on the continued services of our management team. We do not have long-term employment agreements with members of our management team, each of whom may voluntarily terminate his or her service with us upon thirty days notice.  Our management team is only contractually obligated through consulting agreements.  Following any termination of employment, those employees or consultants without employment agreements would not be subject to any non-competition covenants or non-solicitation covenants. The loss of any key consultant or employee, including members of our management team, could result in a decrease in the efficacy with which we implement our business plan due to the loss of our experienced managers, increased competition in our industry and could negatively impact our sales and marketing operations. Our inability to attract highly skilled personnel with sufficient experience in our industry could result in less innovation in our products and a consequent decrease in our competitive position, and a decrease in the quality of our service to our customers and end users and a consequent decrease in our sales, revenue and operating income.

Our management team has limited experience managing a publicly traded company, which may divert their attention from our operations and harm our business.

Our management team has limited experience managing the reporting requirements of the federal securities laws. Management will be required to implement appropriate programs and policies to comply with existing disclosure requirements and to respond to increased reporting requirements pursuant to Section 404 of the Sarbanes-Oxley Act. These increased requirements include the preparation of an internal report which states the responsibility of management for establishing and maintaining an adequate internal control structure and procedures for financial reporting and containing an assessment, as of the end of each fiscal year, of the effectiveness of the internal control structure and procedures for financial reporting. Management’s efforts to familiarize itself with and to implement appropriate procedures to comply with the disclosure requirements of the federal securities laws could divert its attention from the operation of our business. Management’s failure to comply with the disclosure requirements of the federal securities laws could lead to the imposition of fines and penalties by the SEC or the cessation of trading of our common stock.

We may require additional capital in the future to support our growth.  This capital, if raised through equity offerings, would likely result in substantial dilution to our existing shareholders.  If additional capital is not available, we may have to curtail or cease operations.

Our revenues may not generate adequate working capital to fund our operations or service our debt obligations.  We believe that our future revenues will be adequate to meet these financial obligations.  If our future revenues are not adequate to meet our working capital requirements or service our debt obligations, we will likely be forced to rely on future equity or debt offerings to enable us to grow and reach operating profitability.  There is no guarantee we will be able to obtain such financing in order to reach operating profitability.  Our history of operating losses as well as the current recessionary environment may make future financings impossible for us.

Risks Related to Our Common Stock

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you purchased such shares.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including announcements of new products or services by our competitors. In addition, the market price of our common stock could be subject to wide fluctuations in response to a variety of factors, including, but not limited to:

•	quarterly variations in our revenues and operating expenses;
•	developments in the financial markets, and the worldwide or regional economies;
•	announcements of innovations or new products or services by us or our competitors;
•	significant sales of our common stock or other securities in the open market; and
•	changes in accounting principles.

In the past, shareholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a shareholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could impact our productivity and profitability.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

Our stock is quoted on the Pink Sheets, which may decrease the liquidity of our common stock.

Our common stock is quoted on the Pink Sheets under the symbol “AKYI.”  Broker-dealers often decline to trade in Pink Sheet stocks given that the market for such securities is often limited, the stocks are more volatile, and the risk to investors is greater than with stocks listed on national securities exchanges. Consequently, selling our common stock can be difficult because smaller quantities of shares can be bought and sold, transactions can be delayed and securities analyst and news media coverage of our Company may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of our common stock as well as lower trading volume. Investors should realize that they may be unable to sell shares of our common stock that they purchase. Accordingly, investors must be able to bear the financial risks associated with losing their entire investment in our common stock.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Our common stock may be considered a “penny stock” pursuant to Rule 3a51-1 of the Exchange Act. Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are defined as equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks associated with the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer account. In addition, the penny stock rules generally require that, prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market of a stock that becomes subject to the penny stock rules.

We do not have adequate shares of common stock authorized to accommodate the conversion of our convertible debentures or the exercise of our outstanding warrants and options.

As of  August 17, 2009, we have 365,276,388 shares of our common stock outstanding.  We are currently authorized to issue up to 400,000,000 shares of common stock.   As of this same date, there are 21,000,000 outstanding options and 45,000,000 outstanding warrants to purchase shares of the Company’s common stock.  Additionally, the Company has $515,164 in convertible debt outstanding as of August 17, 2009.  At this date, the debt could have been converted into approximately 83.3 million shares of the Company’s common stock.   The Company has 400 million shares of common stock authorized, so there are not adequate shares to cover the potential conversion of the debt and/or the exercise of the outstanding stock warrants and options.  Should the holders of the notes, options or warrants request a conversion of their notes or exercise their options or warrants, we may be forced to increase the number of authorized shares of our common stock to avoid any breach of our obligations. This action would require us to go through the time and expense of calling a special meeting of shareholders.  Raising the number of our authorized common shares  to allow for these issuances would dilute the stock ownership of our existing shareholders.  Further, our option and warrant agreements require us to reserve adequate shares of authorized common stock to accommodate the exercise of the warrants and options. There are no written terms regarding settlement alternatives in the warrant or option agreements.  Although these agreements do not have specific damages associated with us not reserving such shares or timely issuing the shares upon the exercise of the warrants or options, we could be found in breach of these contracts.  If the holders of the warrants or options were to take legal action against us and we were to be found in breach of these contracts, we could be subject to damages as a result of such breach.

ITEM 2. FINANCIAL INFORMATION

Item 2.    Financial Information

A.    Selected Financial Data

The following table presents our selected consolidated financial historical financial data as of and for the years ended December 31, 2007 and 2008.  This information is derived from our audited financial statements which appear elsewhere in this registration statement.    We were in the development stage during the year ended December 31, 2007.  We operated a different business during and prior to year ended December 31, 2006.  Because this prior business is not related to our current operations, we determined that the results of operations for the years ended December 31, 2006 (and years prior to this) are not material to an understanding of our current operations and financial position.

Income Statement Data

			Selling,	Research and
	Net	Cost of	General and	Development	Operating	Interest	Net (Loss)
	Revenues	Goods Sold	Administrative	Costs	Income	Expense	Income
For the year ended
December 31,

2007	$-	$-	$1,149,981	$(416,870)	$(1,566,851)	$(2,408,991)	$(3,521,591)
2008	$1,596,038	$1,118,789	$1,297,327	$(13,626)	$(865,704)	$(1,710,612)	$1,765,564

Balance Sheet Data

	Working	Accounts	Total	Accrued	Notes	Derivative	Stockholders'
	Capital	Receivable	Assets	Liabilities	Payable	Liability	Deficit
As of December 31,
2007	(4,194,629)	-	146,198	1,237,124	1,868,806	4,055,501	(8,250,130)
2008	(896,068)	1,010,173	1,338,131	1,017,976	4,836,817	633,456	(6,125,047)

Common Share Summary

	Basic Net (Loss)	Diluted Net (Loss)	Basic Weighted	Diluted Weighted	Common Shares
	Income	Income	Average	Average	outstanding
	per share	per share	Shares	Shares	at end of year
For the year ended
December 31,
2007	$(0.01)	$(0.01)	360,351,443	360,351,443	338,436,932
2008	nil	nil	352,606,660	445,302,105	366,776,388

B.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion highlights the principal factors that have affected our financial condition, results of operations, liquidity and capital resources for the periods described. This discussion should be read in conjunction with our Consolidated Financial Statements and the related notes in Item 13 of this registration statement. This discussion contains forward-looking statements. Please see ‘‘Cautionary Note Regarding Forward-Looking Statements’’ for the risks, uncertainties and assumptions associated with these forward-looking statements.

Overview

Our Business, Industry and Target Market

AccessKeyIP, Inc. has developed proprietary IPTV technology that it has adapted for use on set top boxes.  These set-top boxes enable subscribers to receive a wide range of TV programming from content providers over broadband connections on the Internet. In addition to a vast array of regular TV broadcasts, premium content such as on-demand movies, sporting events, music channels and ethnic programming, we are working to obtain approval from premium channels (HBO, Showtime, etc.) to allow open Internet broadcasting to be securely delivered to subscriber televisions (including the latest High Definition formats) using our products and technology. AccessKey management cannot guarantee this approval but it is confident that it will be obtained.  We also offer specialized software and hardware products which deliver the same range of content to a subscriber’s Windows-based PC. Utilizing a variation of the firm’s AccessKey encryption technology, we have also developed high performance security and protection products for traditional computer data.

AccessKey is currently adopting its technology to a customized set-top box under a joint development contract with CSI Digital.  Under the $1.5 million contract, we are providing specialized IPTV related development services for CSI Digital and its customers.  AccessKey is developing the specialized boxes to meet the needs of multiple segments of the industry.  CSI Digital will lead the marketing and sales efforts.  The Company has also developed the TeknoVault which empowers Microsoft Windows to secure a computer if lost or stolen.  This technology also allows the user to create virtual secure encrypted drives on a computer which can only be viewed by using the TeknoVault.

Through our wholly-owned subsidiary, TeknoCreations, Inc., we have developed the InCharge inductive charger.  The InCharge system enables users of Nintendo Wii, Sony PlayStation 3 or Microsoft Xbox 360 to rapidly recharge their gaming handsets through the InCharge charging base.  We began sales of this product in July 2008.  The InCharge units are currently being sold in the United States and Canada.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’) and form the basis for the following discussion and analysis on critical accounting policies and estimates. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates and those differences could have a material effect on our financial position and results of operations.  Management has discussed the development, selection and disclosure of these estimates with the Board of Directors. A summary of our significant accounting policies is provided in Note 2 of the Notes to Consolidated Financial Statements in Item 13 of this registration statement. We believe the critical accounting policies and estimates described below reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements. The impact and any associated risks on our business that are related to these policies are also discussed throughout this ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ where such policies affect reported and expected financial results.

Revenue Recognition

Net sales revenue is recorded when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectability is probable.

Our subsidiary’s sales have provisions for estimated product returns and allowances based on the Company’s historical experience. This reserve allowance is currently at two percent of gross sales.  Tekno sales are recorded upon the shipment of product after the receipt of purchase orders.  Customers are billed at net 45 days of billing.

Inventories

We carry our inventories at cost, inclusive of freight and sales taxes.

Convertible Notes Payable and Derivative Liabilities

We account for convertible notes payable and warrants in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." This standard requires the conversion feature of convertible debt be separated from the host contract and presented as a derivative instrument if certain conditions are met. Emerging Issue Task Force (EITF) 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19" were also analyzed to determine whether the debt instrument is to be considered a conventional convertible debt instrument and classified in stockholders' equity.

Certain convertible notes payable that we issued were evaluated and determined not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The accounting guidance also requires that the conversion feature be recorded at fair value for each reporting period with changes in fair value recorded in the consolidated statements of operations.  Several convertible notes payable were renegotiated into non-convertible notes payable in 2008 at which time the derivative liability associated with these notes was reduced to zero.

A Black-Scholes valuation calculation was applied to the conversion features of convertible debentures at issuance dates and again as of December 31, 2007, December 31, 2008 and March 31, 2009. The issuance date valuation was used for the effective debt discount that these instruments represent. The debt discount was amortized over the life of the debts using the effective interest method. The December 31, 2007, December 31, 2008 and March 31, 2009 valuation was used to record the fair value of these instruments at the end of the reporting period with any difference from prior period calculations reflected in the consolidated statement of operations.

We renegotiated substantially all of our notes payable in 2008.  These notes are subject to revised interest calculations.  Under the terms of these new note agreements, interest calculations are made quarterly as a function of our stock price and the original principal balances of $4,384,197 (under the terms of the notes the accrued interest in 2008 was added to the principal balances as of December 31, 2008 and the new principal balance has been adjusted to $4,595,523).  If our stock price decreases, stays the same or increases less than 2.5% in any given quarter, the interest for the quarter is a minimum of 2.5% on the original principal balance.   If our common stock price increases by more than 2.5% in any quarter, the current terms of the notes require us to pay the holders cash interest payments equal to the price change in our stock multiplied by 509,576,455.  This number of shares represents the cumulative number of “applicable shares” in all of the note agreements.  As per the terms of the note agreements, the maximum interest rate is 25% per quarter (based on the original note balance).  We originally signed these note agreements, which superseded several old note agreements, with an addendum that stated we did not accept the interest rate calculations.  The addendum was not signed by the note holders, but they agreed in principle to adjust the interest calculations under the notes. It was  our understanding that the interest rate calculations would be adjusted by March 31, 2009.  However, on March 25, 2009, the Securities and Exchange Commission (“SEC”) froze the assets of The Nutmeg Group LLC and other related entities (“Nutmeg”).  Nutmeg holds the majority of our notes payable.  We are not a party to the action, but this action negated the ability of Nutmeg to continue with its negotiations to alter the interest calculations under the notes.  Because of this fact, we have accrued interest at a rate of up to 30% for the quarter under some of these note agreements.  Although there is no guarantee, we expect to eventually have this interest calculation adjusted.  If we are able to renegotiate the note terms we will likely have an adjustment to this interest accrual which will be booked as a forgiveness of indebtedness.

We are currently in default under all of our note obligations in the amount of $5,144,692 for failure to make interest payments due in April 2009 and principal payments in July 2009 .  In the event of default, all principal and past-due interest is subject to a default interest rate of 18% per annum at the holder’s election. We can not provide any assurances that we will be able to renegotiate the notes or either increased revenues or future capital raises will be able to repay our long-term debt obligations.

Results of Operations

For the year ended December 31, 2008 compared to the year ended December 31, 2007

The following table summarizes our audited consolidated operating results in dollars and as a percentage of net sales for the years ended December 31, 2008 and 2007.

					Change from
	2008		2007		2007 to 2008
	Total dollars	% of net sales	Total dollars	% of net sales	Dollar	Percentage
Sales	1,596,038	100.0%	-	*	1,596,038	*
Cost of sales	1,118,789	70.1%	-	*	1,118,789	*
SG&A expenses	1,297,327	81.3%	1,149,981	*	147,346	12.8%
R&D costs	13,626	0.9%	416,870	*	(403,244)	-96.7%
Bad debt expense	32,000	2.0%	-	*	32,000	*
Operating expenses	1,342,953	84.1%	1,566,851
Operating income	(865,704)	-54.2%	(1,566,851)	*	701,147	-44.7%

Interest expense	(1,710,612)	-107.2%	(2,408,991)	*	698,379	-29.0%
Interest income	3,281	0.2%	-	*	3,281	*
Debt forgiveness income	511,220	32.0%	185,765	*	325,455	175.2%
Income due to change in	3,827,379	239.8%	268,486	*	3,558,893	1325.5%
derivative liability
Net income (loss)	1,765,564	110.6%	(3,521,591)	*	5,287,155	*

Net Sales Revenue

Net sales for the year ended December 31, 2008 was $1,596,038.  We did not record any sales in the year ended December 31, 2007.  Our sales for 2008 were generated by our TeknoCreations, Inc. subsidiary (“Tekno”).  Nearly all of our revenues represent sales of our InCharge units.  We began shipping InCharge units and recording sales in July of 2008.  Our total sales of InCharge units was equal to $1,576,038, or 98.7% of total sales in the year ended December 31, 2008.  We also recorded licensing revenues of $20,000 in 2008, which represented 1.3% of total sales.

Of our InCharge units, $649,719 were generated from InCharge units developed for the Nintendo Wii gaming system.  This was our most popular unit and it generated 41.2% of our total InCharge sales.  $341,590 of our sales were generated from sales of InCharge units for the Sony PlayStation 3.  This represented 21.7% of total InCharge sales.  $584,729 of our sales were generated from sales of InCharge units for the Microsoft Xbox 360 gaming station.  This represented 37.1% of total InCharge sales.

Tekno does a significant amount of business with one customer.  Sales to this customer represented $1,378,386 of the $1,596,038 (86.3% of total revenues) reported in the year ended December 31, 2008.  Further, this customer owed us $956,124 as of December 31, 2008.  This amount represents 94.6% of the $1,010,173 of accounts receivable as of December 31, 2008.  The customer made significant payments in the first two months of 2009.  In June 2009, this customer made returns in the amount of $433,933 and paid the remaining balance due.  The returns were InCharge units sold in 2008 ($261,867 worth of InCharge units for the Microsoft Xbox and $172,066 worth of InCharge units for the Sony Play Station 3).  We believe that these returned items can be resold and they have been added back into inventory.  Further, we view these returns as a result of extraneous circumstances that should not be indicative of future returns.

Cost of Sales

Our cost of sales in the year ended December 31, 2008 was $1,118,789.  We did not record cost of sales in the prior year.  Our gross profit in 2008 was $477,249.  Our cost of sales was equal to 70.1% of sales, generating a gross profit percentage of 29.9%.

All of our cost of sales for 2008 represented the costs of InCharge units sold through Tekno.

Selling, General and Administrative

Our selling, general and administrative costs (“SG&A”) were $1,297,327 in the year ended December 31, 2008.  This represented an increase of 12.8% over SG&A costs incurred in the year ended December 31, 2007 of $1,149,981.  The increase in SG&A in 2008 is primarily attributable to expenses incurred by Tekno, which was incorporated in June of 2007 and began selling products in 2008.

Tekno’s SG&A increased from $115,158 in the year ended December 31, 2007 (the subsidiary only operated for the second half of 2007) to $748,214 in the year ended December 31, 2008 (this is an increase of approximately 550%).  Tekno’s dramatic increase in SG&A was attributable to a number of factors.  First, Tekno was in operations for all of 2008, compared to only the second half of 2007.  Since Tekno began selling its InCharge units in 2008, it incurred costs in advertising and selling that it did not incur in 2007.  Additionally, Tekno began paying officer’s compensation to all of its officers in 2008.  Officer’s compensation increased from $67,750 in the year ended December 31, 2007 to $444,000.  This represents an increase of 555%.

SG&A for the parent company dropped from $1,034,823 in the year ended December 31, 2007 to $549,113 in the year ended December 31, 2008.  This is a decrease of 46.9%.   The decrease is attributable to some of the officer’s compensation being paid by Tekno in 2008 when the parent company paid nearly all of it in 2007.  We also incurred substantially larger fees for professional services in 2007, compared to 2008 ($229,440 was paid for professional services in 2007, compared with $36,474 in 2008.  This was a decrease of 84.1% from 2007 to 2008.).  Also, we had to pay $100,318 in advertising costs associated with an abandoned business in 2007.  We paid no such costs in 2008.

Operating Loss

Our operating loss decreased from ($1,566,851) for the year ended December 31, 2007 to ($865,704) for the year ended December 31, 2008.  We began generating operating revenues through our Tekno subsidiary in 2008 which generated a gross profit of $477,249 which helped us decrease our operating loss in 2008.

Research and Development Costs

We expensed $13,626 in research and development (“R&D”) costs in the year ended December 31, 2008.  This was a decrease of 96.7% from the R&D costs of $416,870 incurred in the year ended December 31, 2007.   The R&D costs for both years were incurred in the development of our AccessKey encryption technology and of the application of that technology to our AccessKey Vault product which we anticipate bringing to market in 2009 under the name TeknoVault.  The AccessKey technology is being applied to a set-top box that we are developing under a Master Development Contract with CSI Digital.  The costs incurred in this project are not being currently expensed as R&D, but rather they have been booked as a reduction to the prepaid research and development costs on our balance sheet.  We received $1.4m under this contract in 2008 and spent $483,710 in expenses paid to third parties in project development costs.  The net of these amounts ($916,290) is reflected on our balance sheet as of December 31, 2008 as prepaid research and development.

Interest Expense

We incurred interest expense of $1,710,612 in the year ended December 31, 2008.  This was a decrease of 29% from interest expense of $2,408,991 which was incurred in the year ended December 31, 2007.

Our total interest expense is a function of two components – the interest expense accrued under our various note agreements and the financing costs booked as interest expense due to certain accounting rules relating to convertible debentures.  The following table summarizes these components for the years ended December 31, 2007 and 2008.

	2007	2008
Interest accrued on notes	$270,491	$428,304
Financing cost booked as interest expense	2,138,500	1,282,308
Total interest expense	$2,408,991	$1,710,612

Interest expense accrued on our notes payable increased in the year ended December 31, 2008 to $428,304 from $270,491 incurred in the year ended December 31, 2007.  This is an increase of 58.3%.  The increase was due to higher note balances in 2008 and as a result of some notes going into default, which under the terms of the notes incurred a higher default interest rate.

The financing cost portion of interest expense fell from $2,138,500 in the year ended December 31, 2007 to $1,282,308 in 2008.  This is a decrease of 40%.

We are currently in default under all of our note obligations in the amount of $5,144,692 for failure to make interest payments due in April 2009 and principal payments in July 2009.  In the event of default, all principal and past-due interest is subject to a default interest rate of 18% per annum at the holder’s election. This default rate will likely increase our interest expense in the future.

Debt Forgiveness Income

As of January 1, 2007, we carried various accounts payable in the amount of $657,561 that related to an abandoned business.  This business discontinued its operations in 2004.  These invoices were dated from 2003-2004.  Our business was located in the state of California at the time these debts were incurred. Under the California Code of Civil Procedure, Section 337, an action upon certain written obligations, including any contract, obligation or liability founded upon an instrument in writing must be brought within four years. As these invoices reached the statute of limitations for collectability, we wrote them off. We have obtained a legal opinion as to the statute of limitations. We included these write-offs as debt forgiveness income.  In the fiscal year ended December 31, 2007, we wrote off $182,395 of these accounts payable (two of these accounts were adjusted by a total of $2,912, so the net amount of the debt forgiveness income recorded was $179,483).  We also wrote off a total of $6,282 in accrued liabilities to a former consultant. We booked a total of $185,765 of debt forgiveness income in the year ended December 31, 2007.   An additional $511,220 of debt forgiveness income was booked in 2008, which represented an increase of 175%.  Of this income booked in 2008, $475,166 related to payables that were written off due to the statute of limitations running (four of these accounts were adjusted by a net amount of $3,946 which resulted in a net debt forgiveness income of $471,220 recorded in 2008).  We also recorded debt forgiveness income in the amount of $40,000 on a payable that was settled at a discount.  We do not anticipate any such income in 2009.

Income Due to Change in Derivative Liability

We reported income due to the change in our derivative liability in the amount of $3,827,379 in the year ended December 31, 2008.  This was a dramatic increase of 1326% from the income of $268,486 recognized in the year ended December 31, 2007. This income was generated as a result of our treatment of certain convertible notes payable, warrants and options.  We are required to value the convertible feature of each convertible note when they are issued.  We also valued our warrants and options when they were issued.  These valuations were done again as of December 31, 2007 and again on December 31, 2008.  The changes in these values, which are based on a Black Scholes valuation, have been recorded as income.  The net difference of the Black Scholes valuation at the time of the issuance of the debt compared to the valuation as of December 31, 2007 resulted in the Company reporting income of $268,486 (the derivative liability decreased between the time of issuance of convertible notes and December 31, 2007).

We renegotiated substantially all of our notes payable in December of 2008.   The superseding notes are not convertible at the option of the holder.  Upon entering into these superseding note agreements, all derivative liabilities associated with the superseded convertible notes were written off.  This resulted in $3,827,379 of income due to the change in derivative liability to be recorded in the year ended December 31, 2008.

The net change of the valuation of our options and warrants for the year ended December 31, 2008 was $40,544, resulting in additional income due to the change in derivative liability recorded in 2008.

As we had one remaining note that is convertible at the option of the holder, we anticipate any income or loss associated with a change in derivative liability to be small relative to the changes recorded in 2007 and 2008.   We issued a convertible note in January 2009.  This new convertible note has a total principal balance of $640,000 and $300,000 of that balance is convertible.

Net Income (Loss)

Our net income for the year ended December 31, 2008 was $1,765,564 , compared to a loss of ( $3,521,591 ) in the year ended December 31, 2007.  This dramatic swing in net income (loss) was due to a number of factors described above.  In brief, we recorded gross profit of $477,249 in the year ended December 31, 2008 compared to none in 2007.  Our R&D costs fell from $416,870 in 2007 to $13,626 in 2008.  Our interest expense dropped from $2,408,991 in 2007 to $1,710,612.  We recorded debt forgiveness income of $511,220 in 2008, compared to $185,765 in 2007.  Our income due to change in derivative liability was $3,827,379 in 2008, compared to $268,486 in 2007.

Liquidity and Capital Resources

Our principal use of cash is to pay for operating expenses.  As of December 31, 2008, we had total cash of $227,683 and total current assets of $1,338,131.  Our largest current asset was our accounts receivable balance of $1,010,173.  We had a working capital deficit of $896,068.  Our working capital position was an improvement over the deficit of $4,194,629 that existed as of December 31, 2007.  As of December 31, 2007 we held cash of $22,015 and total current assets of $146,198.

In the year ended December 31, 2008, our operations required $909,260 in cash.  We required $1,146,483 in cash for our operations in the year ended December 31, 2007.   The decrease in the cash requirement for operations is a result of emerging from the development stage and generating revenues in 2008.

We loaned $42,000 to a third party in 2008.  As of December 31, 2008, $32,000 of these loans are past due and we have set up a reserve allowance in this amount.  Our Chief Executive Officer was also the Chief Executive officer of the third party at the time the loans were made.  As of December 31, 2008, he is no longer an officer or director of the third party.

Our operations were financed through the issuance of notes to various investors.  We netted $1,122,934 from the issuance of notes in the year ended December 31, 2007 and an additional $1,823,929 in the year ended December 31, 2008.   In 2008, we made payments of $663,720 on our notes. The Company has $241,294 in convertible debt outstanding as of December 31, 2008.  At this date, 2008, the debt could have been converted into approximately 54 million shares of the Company’s common stock.  The Company has 400 million shares of common stock authorized and 366,776,388 shares of common stock outstanding, so there are not adequate shares to cover the potential conversion of the debt and/or the exercise of the outstanding stock warrants and options.

We anticipate that more of our working capital requirements will be met through operating revenues in the future.  However, our management may have to continue funding operations through the issuance of additional notes or through the sales of our stock, if possible .

We are actively involved in moving new products, such as TeknoVault and our Tekcases, to market.  We anticipate these new products increasing our revenues to alleviate our working capital deficit.  Since March 31, 2009, we have received new orders for our products and anticipate orders for our products to continue to be placed by customers.  Further, we are actively seeking additional capital.  We can not provide any assurances that either increased revenues or new  financings will occur or will raise necessary capital to support our operations over the next twelve months.

We do not currently maintain a long-term credit facility or any other external source of long-term funding. The lack of such a facility or source may generate a material deficiency in our liquidity. Our current debt obligations and long-term operations will require a substantial amount of capital (approximately $5.14 million in debt plus accrued interest). We anticipate that in the future our revenues will be adequate to fund our operations and repay our debt obligations. If our revenues are not adequate, we will be forced to raise additional capital through the issuance of additional notes and/or through the sales of our stock. We may also have to renegotiate our current debt as we are unable to honor the notes under their current terms.  If we are able to do so, the new terms of any renegotiated notes may have less favorable terms than the current terms of the notes. We are currently in default under all of our note obligations in the amount of $5,144,692 for failure to make interest payments due in April 2009 and principal payments in July 2009 . We are currently unable to renegotiate our notes with the Nutmeg Group who hold a substantial amount of our notes payable (as of June 30, 2009 the total principal balance on these notes was equal to $2,784,921). On March 25, 2009, the SEC froze the assets of the Nutmeg Group, LLC and other related entities. We can not provide any assurances that either increased revenues or future capital raises will occur or be able to support our long-term operations and repay our long-term debt obligations.

Results of Operations

For the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008

Net Sales Revenue

Net sales for the quarter ended March 31, 2009 were $59,617.  We did not record any sales in the quarter ended March 31, 2008.  Our sales in the quarter ended March 31, 2009 were generated by our TeknoCreations, Inc. subsidiary (“Tekno”).  All of our revenues for the quarter were derived from sales of our InCharge units.  We began shipping InCharge units and recording sales in July of 2008.

Of our InCharge unit sales, $48,578 were generated from InCharge units developed for the Nintendo Wii gaming system.  This was our most popular unit and it generated 81.5% of our total InCharge sales for the quarter.  Of our sales, $4,290 were generated from sales of InCharge units for the Microsoft Xbox 360 gaming station.  This represented 7.2% of total InCharge sales.  We also generated revenues of $6,749 from InCharge battery sales.  The battery sales represented 11.3% of total revenues.

Although our sales increased quarter-over-quarter from 2008 to 2009, our sales dropped from $1,411,248 in the last quarter of 2008 to $59,617 in the quarter ended March 31, 2009.  This was a result of a number of factors.  The fourth quarter of the year is traditionally the highest grossing quarter for consumer electronic sales due to the Christmas shopping season. Also, we expected to have inventory in stock as of December 31, 2008 which would have been available for sale for the quarter ended March 31, 2009. We however exceeded our sales expectations for the fourth quarter of 2008 and sold out of our InCharge units.   We have replenished our inventories.  We are also gearing up to begin sales of our new TekCase product line for the Nintendo DS Lite and DSi.  We believe that the TekCase sales for Nintendo products have the potential to be our highest grossing product line for our TeknoCreations subsidiary in 2009.

Cost of Sales

Our cost of sales in the quarter ended March 31, 2009 was $43,122.  We did not record cost of sales in the quarter ended March 31, 2008.  Our gross profit in the quarter ended March 31, 2009 was $16,495.  Our cost of sales was equal to 72.3% of sales, generating a gross profit percentage of 27.7%.

All of our cost of sales for the quarter ended March 31, 2009 represented the costs of InCharge units and batteries sold through Tekno.

Selling, General and Administrative

Our selling, general and administrative costs (“SG&A”) were $331,070 in the quarter ended March 31, 2009.  This represented an increase of 107% over SG&A costs incurred in the quarter ended March 31, 2008 of $159,706.  The increase in SG&A in the current quarter is primarily attributable to expenses incurred by Tekno, which was incorporated in July of 2007 and began selling products in 2008.

Tekno’s SG&A increased from $117,913 in the quarter ended March 31, 2008 to $219,472 in the quarter ended March 31, 2009 (this is an increase of approximately 86.1%).  Tekno’s dramatic increase in SG&A was primarily attributable to costs in advertising and selling that it did not incur in the prior quarter.  Tekno was not selling products in the quarter ended March 31, 2008.

SG&A for the parent company climbed from $41,793 in the quarter ended March 31, 2008 to $111,598 in the quarter ended March 31, 2009.  We incurred substantially larger fees for professional services in the quarter ended March 31, 2009 compared to the same quarter in 2008 ($92,825 was paid for professional services in the quarter ended March 31, 2009, compared with $27,248 in the same quarter in 2008.  This was an increase of 241%).

Operating Loss

Our operating loss increased from ($173,331) for the quarter ended March 31, 2008 to ($324,575) for the quarter ended March 31, 2009.  Our loss increased due to additional SG&A expenses in the current quarter as described above.

Research and Development Costs

We expensed $13,625 in research and development (“R&D”) costs in the quarter ended March 31, 2008.  We did not expense any R&D costs in the quarter ended March 31, 2009.   The R&D costs for the quarter ended March 31, 2008 were incurred in the development of our AccessKey encryption technology and of the application of that technology to our TeknoVault product which we anticipate bringing to market in 2009.  The AccessKey technology is being applied to a set-top box that we are developing under a Master Development Contract with CSI Digital.  The costs incurred in this project are not being currently expensed as R&D, but rather they have been booked as a reduction to the prepaid research and development costs on our balance sheet.  We received $1.4m under this contract in 2008 and as of March 31, 2009 we have spent $540,860 in expenses paid to third parties in project development costs.  The net of these amounts ($859,140) is reflected on our balance sheet as of March 31, 2009 as prepaid research and development.  We completed the development of the specialized boxes in June 2009.  Upon completion, the net amount of prepaid research and development on our balance sheet will be recorded as income.

Interest Expense

We incurred interest expense of $1,206,289 in the quarter ended March 31, 2009.  This was an increase of 209% from interest expense of $390,042 which was incurred in the quarter ended March 31, 2008.

Our total interest expense for the quarter ended March 31, 2009 is a function of two components – the interest expense accrued under our various note agreements and the financing costs booked as interest expense due to certain accounting rules relating to convertible debentures.  The interest portion related to the accrual of interest under the terms of our various note agreements was $1,087,828 for the quarter and the portion related to financing costs was $118,461.

Of the interest expense in the quarter ended March 31, 2008, $123,338 was due to accrual of interest under the terms of the note agreements. The remaining $266,704 in interest expense related to financing costs.

The dramatic increase in the interest expense in the quarter ended March 31, 2009 over the interest in the same quarter from 2008 was due to the terms of our note agreements.  We renegotiated substantially all of our notes in 2008.  Under the terms of these new note agreements we accrue interest as a function of the increase in our stock price.  We view the terms of these new notes as usurious and unfair.  We signed these note agreements with the stipulation that the interest calculations would be renegotiated by March 31, 2009.  The note holders agreed that renegotiations should be entered into.  The majority of these notes are held by The Nutmeg Group LLC and related entities (collectively, “Nutmeg”).  On March 25, 2009, the Securities and Exchange Commission (“SEC”) froze the assets of Nutmeg.  We are not a party to the action, but this action by the SEC negated the ability of Nutmeg to continue with its negotiations to alter the interest calculations under the notes.  Because of this fact, we have accrued interest at a rate of up to 30% for the quarter under some of these note agreements.  Although there is no guarantee, we expect to eventually have this interest calculation adjusted.  If we are able to renegotiate the note terms we will likely have an adjustment to this interest accrual which will be booked as a forgiveness of indebtedness.

If we are unable to renegotiate the interest expense calculation of our current notes, we will be subject to interest expense that exceeds 25% per quarter on total note balances of $4,595,523.  The following table demonstrates the potential interest rate charges that we could be forced to accrue on these notes as a result of increases in our common stock price (Since we are in default under these notes as of April 2009 the minimum interest charge is an annual rate of 18% or 4.5% per quarter.  This would change the minimum interest charge to $184,298 per quarter):

Quarterly increase in our stock price	1%	3%	5%	10%	15%	25%	50%
Resulting Interest Expense	$ 102,388	$ 166,172	$ 332,345	$ 664,689	$ 997,034	$ 1,661,723	$ 1,661,723
	(minimum charge of 2.5%						(maximum charge of 25%
	per quarter)						per quarter)

The interest charges shown above are a function of our stock price and the original principal balances of $4,384,197 (under the terms of the notes the accrued interest in 2008 was added to the principal balances as of December 31, 2008 and the new principal balance has been adjusted to $4,595,523).  If our stock price decreases, stays the same or increases less than 2.5% in any given quarter, the interest for the quarter is a minimum of 2.5% on the original principal balance.   If our common stock price increases by more than 2.5% in any quarter, the current terms of the notes require us to pay the holders cash interest payments equal to the price change in our stock multiplied by 509,576,455 (the maximum price change is capped at 25% per quarter).  This number of shares represents the cumulative number of “applicable shares” in all of the note agreements.

We are currently in default under all of our note obligations in the amount of $5,144,692 for failure to make interest payments due in April 2009 and principal payments in July 2009 .  In the event of default, all principal and past-due interest is subject to a default interest rate of 18% per annum at the holder’s election.

Debt Forgiveness Income

As of January 1, 2008, we carried various accounts payable in the amount of $475,166 that related to an abandoned business.  This business discontinued its operations in 2004.  These invoices were dated from 2003-2004.  Our business was located in the state of California at the time these debts were incurred. Under the California Code of Civil Procedure, Section 337, an action upon certain written obligations, including any contract, obligation or liability founded upon an instrument in writing must be brought within four years. As these invoices reached the statute of limitations for collectability, we wrote them off. We have obtained a legal opinion as to the statute of limitations. We included these write-offs as debt forgiveness income.  We booked $76,906 of debt forgiveness income in the quarter ended March 31, 2008.   We did not book any such income in the quarter ended March 31, 2009.

Income Due to Change in Derivative Liability

We reported an expense in the amount of $282,706 in the quarter ended March 31, 2009 due to the change in our derivative liability.  This was compared to income that was booked in the amount of $632,177 in the quarter ended March 31, 2008.  These amounts were booked as a result of our treatment of certain convertible notes payable, warrants and options.  We are required to value the convertible feature of each convertible note when they are issued.  We valued our options and warrants at the time of issuance as well.  These valuations are done again on a quarterly basis.  The changes in these values, which are based on a Black Scholes valuation, are recorded as income if the value decreases or an expense upon the increase in the valuation.

Net Income (Loss)

Our net income for the quarter ended March 31, 2008 was $145,710, compared to a loss of ( $1,812,057 ) in the quarter ended March 31, 2009.  This dramatic swing in net income (loss) was due to a number of factors described above.  In brief, our interest expense increased from $390,042 in the quarter ended March 31, 2008 to $1,206,289 in the current quarter.  We recorded debt forgiveness income of $76,906 in the quarter ended March 31, 2008, compared to none in the current quarter.  Our income due to change in derivative liability was $632,177 in the quarter ended March 31, 2008, compared to an expense of   $282,706 in the quarter ended March 31, 2009.

Liquidity and Capital Resources

Our principal use of cash is to pay for operating expenses.  As of March 31, 2009, we had total cash of $238,340 and total current assets of $1,055,504.  Our largest current asset was our accounts receivable balance of $526,751.  We had a working capital deficit of $2,298,170.

In the quarter ended March 31, 2009, our operations required $150,972 in cash.  We required $49,148 in cash for our operations in the quarter ended March 31, 2008.   The increase in the cash requirement for operations is a result of emerging from the development stage and our beginning to incur additional SG&A costs in the quarter ended March 31, 2009.

We loaned $10,000 to an officer in the quarter ended March 31, 2009.  As of March 31, 2009, $253 of this loan was repaid.  The loan was repaid in full, with interest, as of April 24, 2009. This note was made prior to AccessKey being a reporting company so it is not a violation of Sarbanes-Oxley rules. It has been paid in full prior to the filing of this Form 10.

Our operations were financed through the issuance of notes to various investors.  We netted $740,000 from the issuance of new notes in the quarter ended March 31, 2009.   In this quarter, we made payments of $526,124 on our notes. In the current quarter, we also repurchased 3,000,000 shares of our common stock from a shareholder for $22,500.  We have $541,294 in convertible debt outstanding as of March 31, 2009.  At this date, the debt could have been converted into approximately 79 million shares of our common stock.  We also have 46 million warrants and 21 million options outstanding to purchase shares of our common stock. The Company has 400 million shares of common stock authorized and 363,276,388 shares of common stock outstanding, so there are not adequate shares to cover the potential conversion of the debt and/or the exercise of the outstanding stock warrants and options.

We anticipate that more of our working capital requirements will be met through operating revenues in the future.  However, our management may have to continue funding operations through the issuance of additional notes or through the sales of our stock.  There is no guarantee that management will be able to continue funding operations through the sale of notes or stock.

We do not currently maintain a long-term credit facility or any other external source of long-term funding. The lack of such a facility or source may generate a material deficiency in our liquidity. Our current debt obligations and long-term operations will require a substantial amount of capital (approximately $5.14 million plus accrued interest). We anticipate that in the future our revenues will be adequate to fund our operations and repay our debt obligations. If our revenues are not adequate, we will be forced to raise additional capital through the issuance of additional notes and/or through the sales of our stock. We may also have to renegotiate our current debt as we are unable to honor the notes under their current terms.  If we are able to do so, the new terms of any renegotiated notes may have less favorable terms than the current terms of the notes. We are currently in default under all of our note obligations in the amount of  $5,144,692 for failure to make interest payments due in April 2009 and principal payments in July 2009 . We are currently unable to renegotiate our notes with the Nutmeg Group who hold a substantial amount of our notes payable (as of June 30, 2009 the total principal balance on these notes was equal to $2,784,921). On March 25, 2009, the SEC froze the assets of the Nutmeg Group, LLC and other related entities. We can not provide any assurances that either increased revenues or future capital raises, if any, will be able to support our long-term operations and repay our long-term debt obligations.

Commitments and Contractual Obligations

We have entered into various notes payable to finance our operations over the past three years.  The majority of these notes were renegotiated in 2008.  These notes represent the bulk of our financial contractual obligations.  The following table shows the maturity dates of our notes payable as of December 31, 2008.

2008 (past due)	$241,294
2009	- 0-
2010	4,595,523
TOTAL	$4,836,817

The following table shows the maturity of our notes payable as of March 31, 2009:

2008 (past due)	$855,169
2009	- 0-
2010	4,095,523
TOTAL	$4,950,692

As a result of our failure to make required interest payments in April 2009 and principal payments in July 2009, all of the above notes are in default and are now due and payable. As of July 31, 2009, we entered into a new note agreement for $200,000 which is now in default.  We also made a payment on one note in the amount of $6,000.  With this new note and the payment, the total amount of notes now currently due is $5,144,692 plus accrued interest.

All notes payable due in 2010 are subject to certain interest calculations that we are trying to renegotiate.  The current interest calculations are made quarterly as a function of our stock price and the original principal balances of $4,384,197 (under the terms of the notes the accrued interest in 2008 was added to the principal balances as of December 31, 2008 to make the current principal balances $4,595,523 as shown above).  If our stock price decreases, stays the same or increases less than 2.5% in any given quarter, the interest for the quarter is a minimum of 2.5% on the original principal balance (due to our default under the terms of these notes, we are now subject to a default rate of 18% which would result in a minimum interest rate per quarter of 4.5%) .   If our common stock price increases by more than 2.5% in any quarter, the current terms of the notes require us to pay the holders cash interest payments equal to the price change in our stock multiplied by 509,576,455.  This number of shares represents the cumulative number of “applicable shares” in all of the note agreements.  As per the terms of the note agreements, the maximum interest rate is 25% per quarter (based on the original note balance).  We originally signed these note agreements, which superseded several old note agreements, with an addendum that stated we did not accept the interest rate calculations.  The addendum was not signed by the note holders, but they agreed in principle to adjust the interest calculations under the notes.  We are confident that the interest rates on the notes can be negotiated to a calculation that we feel is more reasonable.  As stated in the addendum, we had an understanding with our note holders that the interest rate calculations would be adjusted by March 31, 2009.  However, on March 25, 2009, the Securities and Exchange Commission (“SEC”) froze the assets of The Nutmeg Group LLC and other related entities (“Nutmeg”).  Nutmeg holds the majority of our notes payable.  We are not a party to the action, but this action by the SEC negated the ability of Nutmeg to continue with its negotiations to alter the interest calculations under the notes.  Because of this fact, we have accrued interest at a rate of up to 30% for the quarter under some of these note agreements.  Although there is no guarantee, we expect to eventually have this interest calculation adjusted.  If we are able to renegotiate the note terms we will likely have an adjustment to this interest accrual which will be booked as a forgiveness of indebtedness.

Material Contracts

We have entered into consulting agreements with our officers:  George Stevens and Bruce Palmer and two other consultants, Craig Erickson and Mark Kasok (both Erickson and Kasok are vice presidents).   All of these contracts call for monthly payments, stock options and bonuses to be granted as we see fit, monthly expense reimbursements and, in some cases, a severance payment upon termination.

The agreement with George Stevens was made through his company, Stevens Resource Group.  It was executed on April 1, 2008 and calls for Stevens to be our Chief Executive Officer.   This contract does not have a term and may be cancelled by either party with a 30-day notice.  The contract calls for us to pay Stevens $7,000 per month.  We may grant stock options and pay bonuses and we are required to pay Mr. Steven’s expenses associated with carrying out his duties.  If we cancel the contract, we are required to pay Mr. Stevens $84,000.  In conjunction with his services rendered to the Company, we issued Mr. Stevens 7,000,000 stock options.  These stock options were issued in one million option blocks with exercise prices between $0.045 and $0.10.  The options have a 10-year term.

Our agreement with Bruce Palmer was executed on April 1, 2008 and calls for Mr. Palmer to be President of TeknoCreations, our wholly-owned subsidiary.  Mr. Palmer also acts as our Chief Financial Officer and President.  His contract does not have a term and may be cancelled by either party with a 30-day notice.  The contract calls for us to pay Mr. Palmer $7,000 per month.  We may grant stock options and pay bonuses and we are required to pay Mr. Palmer’s expenses associated with carrying out his duties.  If we cancel the contract, we are required to pay Mr. Palmer $84,000.  In conjunction with his services rendered to the Company, we issued Mr. Palmer 7,000,000 stock options.  These stock options were issued in one million option blocks with exercise prices between $0.045 and $0.10.  The options have a 10-year term.

Our agreement with Craig Erickson was executed on May 22, 2007 and calls for Mr. Erickson to perform various duties that include product design. This contract does not have a term and may be cancelled by either party with a 30-day notice.  The contract calls for us to pay Mr. Erickson $11,000 per month.  We may grant stock options and pay bonuses and we are required to pay Mr. Erickson’s expenses associated with carrying out his duties.  In conjunction with his services rendered to the Company, we issued Mr. Erickson 3,500,000 stock options.  These stock options were issued in 500,000 option blocks with exercise prices between $0.045 and $0.10.  The options have a 10-year term.

Our agreement with Mark Kasok was executed on May 22, 2007 and calls for him to perform various duties relating to sales and marketing for TeknoCreations.  This contract does not have a term and may be cancelled by either party with a 30-day notice.  The contract calls for us to pay Mr. Kasok $7,500 per month.  We were also to issue 500,000 shares of our common stock to Kasok under the terms of this agreement .   This stock was issued to Mr. Kasok in August 2009 .  We may also grant stock options and pay bonuses and we are required to pay Mr. Kasok’s expenses associated with carrying out his duties.  In conjunction with his services rendered, we issued Mr. Mr. Kasok 3,500,000 stock options.  These stock options were issued in 500,000 option blocks with exercise prices between $0.045 and $0.10.  The options have a 10-year term.

On May 15, 2008, we entered into a Master Development Contract with CSI Digital, Inc.  Under the terms of the contract CSI is paying us $1.5 million to integrate our technology into a set-top box.  We received $1.4 million from CSI Digital during the year ended December 31, 2008 and booked this amount as prepaid research and development.  During the term of the contract through the end of 2008, we spent $483,710 fulfilling our obligations under the contract.  These expenditures were recorded as a reduction in the prepaid research and development liability account as of December 31, 2008.  AccessKey completed the development of the specialized boxes in June 2009.

On May 17, 2008, we entered into a Contract for Consultancy with Diamond Apple, Ltd.  We contracted with Diamond Apple to assist us in the software development for the set-top box under the CSI Digital agreement mentioned above.  We consider the amount paid to Diamond Apple proprietary information.

Our subsidiary, TeknoCreations, Inc., had one customer, Jack of All Games (Canada ), Inc. (“JOAG-C”) that accounted for 86.3% of its total sales in 2008.  Tekno entered into a Distribution Agreement with JOAG-C on March 12, 2008.  The agreement appointed JOAG-C as a non-exclusive distributor for Tekno in Canada.  Tekno is to supply JOAG-C with product requests with payments due to Tekno in 45 days.  Tekno can set prices and implement changes in prices with 60 days notice.  Tekno generated $1,378,386 in sales during the year ended December 31, 2008 under the terms of this agreement and $9,454 in the quarter ended March 31, 2009.  As of March 31, 2009, JOAG-C owed Tekno $472,155 as an account receivable from sales in 2008.  This amount was fulfilled in the quarter ended June 30, 2009 by a return of sales originally valued at $433,933 and payment of the remaining balance.  We believe that these returns were due to extraneous circumstances and should not be indicative of future returns.

Tekno entered into a Supplemental Vendor Purchase Agreement with D&H Distributing Company (“D&H”) on March 7, 2008.  Tekno entered into this agreement to allow D&H to sell InCharge units to large format retailers, such as CompUSA, Wal-Mart, Sam’s Club, Office Max, Office Depot and Staples.  Tekno is to pay D&H a marketing fee equal to the greater of 5% of net purchases or $3,000 per quarter.  D&H is required to pay for its purchases within 45 days and is due a volume rebate equal to 2% of purchases.  Tekno generated $74,725 in sales during the year ended December 31, 2008 under the terms of this agreement and $40,083 in the quarter ended March 31, 2009 .

We purchase our InCharge units through a Chinese company, Ever Sparkle.  We do not have a contract with them, but instead we issue purchase orders.  Upon payment in full, we assume ownership of inventory when it departs China.

Off-Balance Sheet Arrangements

Through December 31, 2008, we did not have any relationships with entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships. We do not have relationships or transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties.

ITEM 3.  DESCRIPTION OF PROPERTY

The Company is not currently obligated under any lease agreement.  The corporate officers use their personal office space to conduct the business of the Company.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares and percentage of all shares of common stock issued and outstanding as of August 17 , 2009, held by any person known to the Company to be the beneficial owner of 5% or more of its outstanding common stock, by each executive officer and director, and by all directors and executive officers as a group.

This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 8100 M4 Wyoming Blvd., NE, Albuquerque, NM 87113.  Information with respect to the percent of class is based on 365,276,388 outstanding shares of common stock as of  August 17 , 2009. Except as otherwise indicated and pursuant to applicable community property laws, to the Company’s  knowledge, each stockholder has sole power to vote and dispose of all the shares of common stock listed opposite his name.

For purposes of this table, each person is deemed to have beneficial ownership of any shares of common stock of AccessKey such person has the right to acquire on or within 60 days after the date of this table.

Security Ownership of Certain Beneficial Owners and Management

Title of Class	Beneficial Owner	Amount Beneficially Owned	Percent (%)*

Common Stock	George Q. Stevens, Director, CEO	13,000,000(1)	3.5
Common Stock	Bruce M. Palmer, Director, President (Teknocreations), CFO	19,065,993(2)	5.1
Common Stock	Craig Erickson, VP-Technology	8,160,774(3)	2.2
Common Stock	Mark Kasok, VP- Sales & Marketing (Teknocreations)	5,450,000(4)	1.5
Common Stock	Larry Snyder, Director	5,000,000	1.4
Common Stock	Micropipe Fund I, LLC 155 Revere Drive, Ste 10 Northbrook, IL 6006(5)	36,491,111*	9.99%(6)
Officers and Directors as a Group (5 persons)		50,676,767(7)	13.1%(8)

*
 For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, except as otherwise stated, any security which such person or persons have or have the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

**	subject to 9.99% limitation based on 365,276,388 outstanding shares of common stock
(1)	Includes 6,000,000 shares of common stock held by Mr. Stevens and options to purchase 7,000,000 shares of common stock at exercise prices ranging from $.045 to $.10 per share.
(2)	Includes 12,065,993 shares of common stock and options to purchase 7,000,000 shares of common stock at exercise prices ranging from $.045 to $.10 per share.
(3)	Includes 4,660,774 shares of common stock and options to purchase 3,500,000 shares of common stock at exercise prices ranging from $.045 to $.10 per share.
(4)	Includes 1,950,000 shares held by Mr. Kasok, and options to purchase 3,500,000 shares of common stock at exercise prices ranging from $.045 to $.10 per share.
(5)	David Mickelson is the managing partner of MicroPipe Fund I, LLC.
(6)
Representing a warrant to purchase 20,000,000 shares of common stock at an exercise price of $.01 per share, expiring December 31, 2013 and a convertible note held by Micropipe Fund. This note is an obligation of the Company's subsidiary but the Company has informally agreed to allow conversion into its common stock.  The Company assumes no obligation to repay this debt.  As of June 30, 2009 this note balance was $215,169 and is deemed convertible into 43,033,800 shares of common stock (the stock price was $0.01 and MicroPipe can convert into stock at a 50% discount). If the warrant was exercised and the convertible note was converted, MicroPipe would hold over 9.99% of the common stock upon such exercise. Notwithstanding the foregoing, the note provides a limitation on the exercise of warrants and conversion of such note, such that the number of shares of common stock that may be acquired by the holder upon exercise of the warrant and the conversion of the convertible note shall be limited to the extent necessary to ensure that following such exercise and conversion the total number of shares of common stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise) for the purposes of Section 13(d) of the Exchange Act. This amount limitation may be voided upon 61 days prior written notice to the Company.

(7)	Includes 25,226,767 shares of common stock beneficially owned by the Company’s officers and directors and options to purchase an aggregate of 21,000,000 shares of common stock.
(8)	Based on 386,776,388 shares of common stock issued and outstanding, assuming the conversion of outstanding options to purchase 21,000,000 shares of common stock.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages, and business experience of the directors, executive officers and significant employees of AccessKey. The directors hold their offices for a term of one year or until their successors are elected and qualified. Each officer serves at the discretion of the Board of Directors.

Name	Age	Position
George Q. Steven	64	Chairman and CEO
Bruce M. Palmer	63	President, CFO and Director, President (Teknocreations)
Craig Erickson	61	Vice President-Technology
Mark Kasok	37	Vice President of Sales and Marketing (Teknocreations)
Larry Snyder	58	Director

George Q. Stevens, Chairman and Chief Executive Officer

For thirty-five years, George Stevens has been involved in mergers & acquisitions, start-up companies and the restoration of troubled businesses.  Early in his career, he spent fifteen years with one of the world’s largest firms, American-Standard, a perennial leader in the Fortune 500.  George rose to President of one of American-Standard’s divisions which included graphic arts manufacturing plants.  When this division was eventually sold, George led a group of investors who bought two of the graphic arts manufacturing plants.  He restored the group’s operations and then sold both generating a substantial ROI for the investors.  In 1986, he formed Stevens Information Systems, a firm which specialized in information technology.  This technology was used primarily by the retirement plan administration community within major brokerage houses. The firm evolved into an administration company, and also included the reporting functions and fulfillment to individual employees of many Fortune 500 corporations.  Stevens Information Systems was sold to its employees in 2003 and George remained as Chairman until early 2005.  Since May 2005 he has performed multiple due diligence and investment assessment assignments for a variety of investment banking firms.  In January 2006, he started Stevens Resource Group, which specializes in investment assessments, due diligence and business consulting for the investment banking and private placement fields.  The Company engaged George through Stevens Resource Group on April 1, 2008. George is also a member of the board of directors of ICC Worldwide, Inc. (Pink Sheets:ICCW) and from August 2007 to August 2008, served as Chairman and CEO of Hot Web, Inc. (Pink Sheets: HWBI).  On June 17, 2009, Mr. Stevens was elected to the Board of Directors of Ezenia! Inc., a SEC reporting company (OTCBB: EZEN).  George was educated at Seattle University, majoring in Commerce and Finance.  He has been a guest lecturer for various corporations and universities in start-up, finance and management fields.

Bruce M. Palmer, President, Chief Financial Officer and Director

Bruce M. Palmer, our President, Chief Financial Officer and a director of the Company, has been associated on a consulting basis since inception. Bruce is also president of  TeknoCreations. He has worked in the telecommunications and long distance industry for over 16 years. In 1984, Bruce cofounded and served as President of Transamerica Management, a Southern California based telecommunication reseller company. From 1980 to 1984, he served as CFO West Coast operations for Circuit City and similar positions with other corporations prior. He holds a B.A. in Business Administration with an emphasis in Accounting from the Walton School of Commerce in Chicago.

Craig Erickson, Vice President of Technology

AccessKey IP’s Vice President of Technology, Craig Erickson, joined the company in 2005.  He has over 20 years experience in the design and development of cutting edge software and hardware products.  Holding numerous patents and having personally built and owned and co-owned numerous software/electronic hardware companies, Craig has developed products for such diverse platforms as Sony's PlayStation PSP, Microsoft's Xbox 360, and a variety of Nintendo's gaming platforms.  Craig also has extensive experience designing and developing products for Apple's enormously successful iPod.  Earlier in his career, Mr. Erickson served as Vice President of Research & Development for global game developer, Namco Hometek.  His experience also includes executive-level positions in a number of other leading consumer electronic and game platform manufacturers such as Sega and Atari. Craig attended Olive Harvey College Major: Business Administration and is a graduate of the Cleveland Institute of Electronics.

Mark Kasok, Vice President of Sales and Marketing

Mark Kasok, Vice President of Sales and Marketing for TeknoCreations since May 22, 2007, has over 15 years experience in sales and direct marketing. From 1996 to 2007 he built and managed the PDA/Handheld, Video Conferencing, Wireless Communication, Video Gaming and Consumer Electronics categories as Product Marketing Manager for PC Connection, Inc.  Prior to PC Connection, he held sales roles in industrial products and retail companies.  Mark holds a B.S. in Business Administration with a concentration in Marketing from Roger Williams University in Bristol, Rhode Island.

Larry Snyder, Director

Larry Snyder has been a Director of the Company since December 2006.  Over his 30 year career in finance, Mr. Snyder, who since 2006 to present has acted as an independent business consultant; has held senior executive positions at various Wall Street firms, including CRT from 2005-2006; Pali Capital from 2004-2005 and Refco from 1980-2004.

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non- Equity Incentive Plan Comp. ($)	Non-Qualified Deferred Comp. Earnings ($)	All Other Compensation ($)	Total ($)
George Q. Stevens,	2008	100,000	(1)	20,000	(2)	-		69,813	(10)	-	-	-	189,813
CEO, Chairman	2007	100,000	(3)	-		-		-		-	-	-	100,000

Bruce M. Palmer,	2008	120,500	(4)	20,000	(2)	-		69,813	(11)	-	-	-	210,313
CFO, President	2007	59,000	(5)	-		32,023	(6)	-		-	-	-	91,023

Craig Erickson,	2008	121,000	(7)	10,000	(2)	-		34,906	(12)	-	-	-	165,906
VP-Technology	2007	128,000	(8)	-		78,054	(6)	-		-	-	-	206,054

Mark Kasok,	2008	90,000	(7)	10,000	(2)	-		34,906	(13)	-	-	-	134,906
VP-Sales and Marketing	2007	52,500	(9)	-		$8,250	(6)	-		-	-	-	60,750
_________________
(1)	Represents $73,000 in cash compensation from the Company and $27,000 in cash compensation from the Company’s subsidiary, Teknocreations, Inc.

(2)	Bonus from Teknocreations.
(3)	Represents $98,000 in cash compensation from the Company and $2,000 in cash compensation from the Company’s subsidiary, Teknocreations, Inc.
(4)	Represents $37,000 in cash compensation from the Company and $83,500 in cash compensation from the Company’s subsidiary, Teknocreations, Inc.
(5)	Represents $46,500 in cash compensation from the Company and $12,500 in cash compensation from the Company’s subsidiary, Teknocreations, Inc.
(6)	Representing shares of AccessKey common stock.
(7)	Compensation from TeknoCreations.
(8)	Represents $27,500 in compensation from TeknoCreations and $100,500 from the Company.
(9)	Represents $18,750 in compensation from TeknoCreations and $33,750 from the Company.
(10)	Represents the value of 7,000,000 fully-vested options issued in November 2008. These options are listed below under the heading Outstanding Equity Awards at Fiscal Year-End.
(11)	Represents the value of 7,000,000 fully-vested options issued in November 2008. These options are listed below under the heading Outstanding Equity Awards at Fiscal Year-End.
(12)	Represents the value of 3,500,000 fully-vested options issued in November 2008. These options are listed below under the heading Outstanding Equity Awards at Fiscal Year-End.
(13)	Represents the value of 3,500,000 fully-vested options issued in November 2008. These options are listed below under the heading Outstanding Equity Awards at Fiscal Year-End.

Outstanding Equity Awards at Fiscal Year-End

Name		Option awards					Stock awards
		Number of securities underlying unexercised options (#) exercise- able	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested ($)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

George Stevens, CEO	2008	1,000,000	-	-	$0.045	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.05	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.06	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.07	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.08	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.09	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.10	11/21/2018	-	-	-	-
	2007	-	-	-	-	-	-	-	-	-
Bruce Palmer CFO	2008	1,000,000	-	-	$0.045	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.05	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.06	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.07	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.08	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.09	11/21/2018	-	-	-	-
		1,000,000	-	-	$0.10	11/21/2018	-	-	-	-
	2007	-	-	-	-	-	-	-	-	-

Craig Erikson,	2008	500,000	-	-	$0.045	11/21/2018	-	-	-	-
VP-Technology		500,000	-	-	$0.05	11/21/2018	-	-	-	-
		500,000	-	-	$0.06	11/21/2018	-	-	-	-
		500,000	-	-	$0.07	11/21/2018	-	-	-	-
		500,000	-	-	$0.08	11/21/2018	-	-	-	-
		500,000	-	-	$0.09	11/21/2018	-	-	-	-
		500,000	-	-	$0.10	11/21/2018	-	-	-	-
	2007	-	-	-	-	-	-	-	-	-
Mark Kasok,	2008	500,000	-	-	$0.045	11/21/2018	-	-	-	-
VP-Sales and		500,000	-	-	$0.05	11/21/2018	-	-	-	-
Marketing		500,000	-	-	$0.06	11/21/2018	-	-	-	-
		500,000	-	-	$0.07	11/21/2018	-	-	-	-
		500,000	-	-	$0.08	11/21/2018	-	-	-	-
		500,000	-	-	$0.09	11/21/2018	-	-	-	-
		500,000	-	-	$0.10	11/21/2018	-	-	-	-
	2007	-	-	-	-	-	-	-	-	-

Consulting Agreements

On April 1, 2008, the Company entered into an agreement with Bruce Palmer.  The Agreement calls for Mr. Palmer to be President of the company’s subsidiary with a monthly compensation of $7,000.  The agreement does not have a term, however it is stated that if the contract is terminated (by either party) a payment of $84,000 shall be due and payable.  Mr. Palmer was issued 7 million options with prices ranging from $0.045 per share to $0.10 per share. If the Company does not register the shares of common stock into which the options are exercisable or if the shares are not otherwise freely tradable, then at the purchaser’s option, the option exercise may be cashless.

On April 1, 2008, the Company entered into an agreement with the Stevens Group.  The agreement calls for George Stevens to be CEO of the Company with a monthly compensation of $7,000. The agreement does not have a term and may be cancelled by either party with 30 day notice; if the contract is terminated (by either party) a payment of $84,000 shall be due and payable. Mr. Stevens was issued 7 million options with prices ranging from $0.045 per share to $0.10 per share.  If the Company does not register the shares of common stock into which the options are exercisable or if the shares are not otherwise freely tradable, then at the purchaser’s option, the option exercise may be cashless.

On May 22, 2007, the Company entered into an agreement with Craig Erikson.  The Agreement calls for Mr. Erikson to perform various services for the Company beginning June 1, 2007, including those relating to technology, product design and information services, for a monthly compensation of $11,000.  The agreement does not have a term, but may be cancelled with a 30-day notice.  Mr. Erikson was also issued 3.5 million options with prices ranging from $0.045 per share to $0.10 per share. If the Company does not register the shares of common stock into which the options are exercisable or if the shares are not otherwise freely tradable, then at the purchaser’s option, the option exercise may be cashless.

On May 22, 2007, the Company’s subsidiary entered into an agreement with Mark Kasok.  The Agreement calls for Mr. Kasok to perform various services, including sales, marketing and information services, for the Company’s subsidiary with a monthly compensation of $7,500.  The agreement does not have a term, but may be cancelled with a 30-day notice.  Mr. Kasok was due 500,000 shares of the Company’s common stock under the terms of the agreement.   This stock was not issued until August 2009, but it was expensed when due to Mr. Kasok.   An accrued expense in the amount of $8,250 is included on the balance sheet as of December 31, 2007 and 2008. Mr. Kasok was also issued 3.5 million options with prices ranging from $0.045 per share to $0.10 per share.  If the Company does not register the shares of common stock into which the options are exercisable or if the shares are not otherwise freely tradable, then at the purchasers’ option, the option exercise may be cashless.

Director Compensation

Directors of the Company do not receive any compensation for their service as directors.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

On October 1, 2007, the Company entered into a Secured Convertible Note with Micro Pipe Fund I, LLC. ("Micro Pipe") The principal balance of the note was $144,067 and it bore interest at a rate of 10% per annum and had a maturity date of October 1, 2008. In connection with this note, the Company entered into a Pledge and Security Agreement with Micro Pipe, whereby it granted Micro Pipe a first priority continuing security interest in all of its assets.  The note was renegotiated into a $157,662.83 note dated August 22, 2008 and the Pledge and Security Agreement is no longer in force.   The $157,662.83 note calls for interest to be measured as a function of the common stock price of the Company as calculated in the note, which could result in a maximum interest rate of 25% per quarter, and a minimum of 2.5% per quarter.  At  June 30 , 2009, the balance of this note was $157,662.83.

On October 29, 2007, the Company’s subsidiary, TeknoCreations, Inc., entered into a Secured Convertible Note (the "Note") with Micro Pipe.  The principal balance of the note was $250,000 and it bore an interest rate of 10% per annum and had a maturity date of October 29, 2008.  The note is an obligation of the Company's subsidiary but the Company has informally agreed to allow conversion into its common stock. The Company assumes no obligation to repay this debt. Payments under the Note were to commence in February 2008, with monthly payments of interest and 1/12 of outstanding principal.  The Company could make these payments in freely tradable shares of the Company’s common stock. Each share of the Company’s common stock will be valued at a fifty percent discount to the market price, as determined at the lesser of (1) on the day the Company gives notice, or (2) on the day the Company delivers the shares. The Company could only make such payments in shares in lieu of cash if the volume weighted average price of the Company’s common stock has been trading at a price of $0.05 or above per share for 10 consecutive days prior to the date of the payment date and the average daily trading volume is at least 15 times the number of shares to be so issued hereby as payment. Under certain conditions, the Company could make its monthly payments in shares of its common stock.  The Company could prepay the note at a rate of 110% of the principal balance at any time.

The holder of this note could convert all amounts owed under the note into common shares of the Company. All unpaid balances could be converted at a rate of the lesser of (a) $0.10 per share (b) fifty percent (50%) of the closing bid price for Common Stock on the trading day immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment, or Notice of such conversion or (c) fifty percent (50%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Payee’s receipt of shares pursuant to such conversion or payment.  As of  June 30, 2009  this note balance was $215,169 and was convertible into 30,738,429 shares of common stock (the stock price was $0.014 and Micro Pipe can convert into stock at a 50% discount). On November 12, 2008, the Company issued 20 million warrants to purchase shares of its common stock at a price of $0.01 per share to Micro Pipe.  The warrants expire on December 31, 2013.  The warrants were issued as a result of the Company defaulting on its note with Micro Pipe.  If the warrant was exercised and the convertible note was converted,  Micro Pipe would hold over 9.99% of the common stock upon such exercise and thus Micro Pipe Fund may be deemed to be a related person under Item 404(a)(1) and related instructions. Notwithstanding the foregoing, the note provides a limitation on the exercise of warrants and conversion of such note, such that the number of shares of common stock that may be acquired by the holder upon exercise of the warrant and the conversion of  the convertible note shall be limited to the extent necessary to ensure that  following such exercise and conversion the total number of shares of common stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise) for the purposes of Section 13(d) of the Exchange Act. This amount limitation may be voided upon 61 days prior written notice to the Company. (See Item 4.  Security Ownership of Certain Beneficial Owners And Management). In connection with this note, TeknoCreations entered into a Pledge and Security Agreement with Micro Pipe Fund, whereby it granted Micro Pipe a first priority continuing security interest in all of its assets.

On October 15, 2007, the Company entered into a Release and Indemnification Agreement with Scott Kettle and Maria Kettle, former officers, and William Kettle, a former officer and director of the Company whereby the Company agreed to release and indemnify these individuals from any and all actions that the Company may have by any reason, cause or matter to the extent they would not be liable pursuant to section 78.138 of the Nevada Revised Statutes and from any liability or claim by a third party which is covered by section 78.7502 of the Nevada Revised Statutes or related to the officer/directors service with the Company. The indemnity under the agreement continues until July 31, 2017. Among other consideration, Bill Kettle returned 12,500,000 shares for cancellation to the Company.

The Company entered into three note agreements with Hot Web, Inc.  These notes totaled $42,000.  Each note had a term of six months and bore an interest rate of 12% per annum.  As of December 31, 2008 and March 31, 2009, two of the three notes which totaled $32,000 were delinquent.  The Company has set up a reserve and has written this amount of delinquency off to bad debt expense.  The third and final note was due on January 17, 2009 and is now delinquent as well and the reserve balance was increased to the full amount of the notes.  Hot Web, Inc. is a publicly traded company and AccessKey believes that if they do not pay the notes in cash, the parties can negotiate a stock settlement that will leave AccessKey with publicly traded stock that eventually could be sold. There is no guarantee that AccessKey will be able to negotiate this settlement.  From August 2007 to August 2008, our Chairman and CEO, George Stevens, served as Chairman and CEO of Hot Web, Inc. Mr. Stevens is no longer affiliated with Hot Web.

On November 30, 2008, the Company entered into a Note with The Stealth Fund, LLLP. ("The Stealth Fund").  The principal balance of the note was $1,441,613.  This note superseded two notes with total principal balances of $1,373,180 that were entered earlier in 2008.  The Company’s Chief Executive Officer, George Stevens, is an investment advisor with The Stealth Fund.  The Company made a payment of $500,000 to The Stealth Fund in February of 2009. At  June 30, 2009, the balance of this note was $1,013,693.

As of December 31, 2008, the Company had accrued and unpaid bonuses to its officers in the total amount of $110,000.  As of March 31, 2009, the Company had paid $70,000 of this amount and the additional $40,000 was unpaid and accrued.  As of June 30, 2009, no additional payments had been made.

In February 2009, the Company entered into a note agreement with George Stevens in the amount of $30,000.  The note bore an interest rate of 18% per annum.  The Company immediately applied a $20,000 bonus payable due to Mr. Stevens that was accrued in 2008 against this note, leaving a net balance of $10,000.   Mr. Stevens made a payment against the note in March 2009 and paid the remaining balance of $9,747 in April 2009.

Director Independence

Because we are quoted on the Pink Sheets and not one of the national securities exchanges, we are not subject to director independence requirements. Larry Snyder is the Company’s only ‘independent” director, as that term is defined by the NASDAQ stock market. George Stevens and Bruce Palmer are not independent because they are also officers of the Company.  Additionally, we do not have a nominating, compensation or audit committee or any committee performing similar functions. However, once we move further in developing our business strategy, we will begin the process of establishing these committees.

ITEM 8. LEGAL PROCEEDINGS

None.

ITEM 9. MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

AccessKey’s common stock is quoted on the Pink Sheets under the symbol “AKYI.” The following table sets forth the high and low prices for our common stock as reported by Nasdaq.com for the last two fiscal years and the first two quarters of 2009. The quotations reflect inter-dealer prices without retail markups, markdowns, or commissions and may not represent actual transactions.

	HIGH	LOW
Jan 1 through March 31, 2007	.028	.007
April 1 through June 30, 2007	.012	.0046
July 1 through September 30, 2007	.019	.0075
October 1 through December 31, 2007	.013	.003
Jan 1 through March 31, 2008	.0195	.0029
April 1 through June 30, 2008	.017	.005
July 1 through September, 2008	.025	.008
October 1 through December 31, 2008	.012	.004
Jan 1 through March 31, 2009	.016	.007
April 1 through June 30, 2009	.018	.0075

On  July 31, 2009, there were 316 stockholders of record.  This number does not include beneficial owners of the common stock whose shares may be held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Dividends

The Company has never paid any dividends on its common stock and does not plan to pay dividends in the foreseeable future. The Company intends to retain future earnings, if any, to finance operations, capital expenditures and the expansion of its business.

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	-	-
Equity compensation plans not approved by security holders	21,000,000	$0.071	-
Total	21,000,000	$0.071	-

On November 12, 2008, the Company entered into a series of stock option agreements with its officers, Bruce Palmer, and George Stevens, and Mark Kasok and Craig Erickson. The options have a ten year term and were fully vested when issued on November 12, 2008. Mr. Palmer was issued 7 million options with prices ranging from $0.045 per share to $0.10 per share. Mr. Stevens was issued 7 million options with prices ranging from $0.045 per share to $0.10 per share.  Mr. Erikson was also issued 3.5 million options with prices ranging from $0.045 per share to $0.10 per share. Mr. Kasok was also issued 3.5 million options with prices ranging from $0.045 per share to $0.10 per share.   If the Company does not register the shares of common stock into which the options are exercisable or if the shares are not otherwise freely tradable, then at the purchaser’s option, the option exercise may be cashless.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Common Stock

During the past three years, the Company sold the following securities which were not registered under the Securities Act.

On January 4, 2006, the Company issued 1,066,668 shares of common stock to three individuals for services.  These shares were valued at $0.044 per share.  The total value of these shares was equal to $49,633.

On January 23, 2006, the Company issued 2,500,000 shares of common stock to a law firm for services.  These shares were valued at $0.052 per share.  The total value of these shares was equal to $130,000.

On March 10, 2006, the Company sold 83,936,012 shares of common stock to three entities.  The total proceeds received was equal to $225,951.40, or $0.0027 per share.

On March 10, 2006, the Company issued 2,321,739 shares of common stock in connection with the stock sold on the same date.  These shares were valued at $0.0027, or a total value of $6,268.70.

On October 18, 2006, the Company issued 12,750,000 shares of common stock to seven consultants for services.  These shares were valued at $0.038 per share.  The total value of these shares was equal to $484,500.

On October 18, 2006, the Company issued 1,000,000 shares of common stock to Bruce Palmer, an officer and director of the Company, and 500,000 shares of common stock to Craig Erickson, VP-Technology of the Company, for services. The shares were valued at $0.038 per share.  The value of the shares issued to Mr. Palmer was $38,000.  The value of the shares issued to Mr. Erickson was $19,000.

On November 2, 2006, the Company issued 3,000,000 shares of common stock to George Stevens, an officer and director of the Company.  The shares were valued at $0.039 per share.  The total value of these shares was $117,000.

On January 12, 2007, the Company issued 2,065,993 shares of common stock to Bruce Palmer, an officer and director of the Company, and 1,035,774 shares of common stock to Craig Erickson, VP-Technology of the Company, for services. The shares were valued at $0.0155 per share.  The total value of the shares issued to Mr. Palmer was $32,023.  The total value of the shares issued to Mr. Erickson was $16,054.

On January 17, 2007, the Company issued 3,000,000 shares of common stock to a consultant, 5,000,000 shares to Larry Snyder, a director of the Company and 3,000,000 shares to Craig Erickson, VP-Technology of the Company, for services. The shares were valued at $0.02 per share.   The total value of the shares issued to the consultant was equal to $60,000.  The shares issued to Mr. Snyder were valued at a total of $100,000.  The shares issued to Mr. Erickson were valued at $60,000.

On January 25, 2007, the Company issued 125,000 shares to Craig Erickson, VP-Technology of the Company and 125,000 shares to a consultant for services. The shares were valued at $.0160 per share.  The total value of the shares issued to Mr. Erickson was equal to $2,000.  The value of the shares issued to the consultant was also equal to $2,000.

On February 15, 2007, the Company issued 2,000,000 shares to a consultant for services. The shares were valued at $.01 per share.  The total value of these shares was equal to $20,000.

On September 14, 2007, the Company issued 1,300,000 shares to Spartan Securities for services.  The shares were valued at $.0130 per share. The total value of these shares was $16,900.

On March 10, 2008, Nutmeg LLC converted $237,484.35 in interest from a $1,637,000 convertible note into 18,268,027 shares of common stock.

On May 20, 2008, the Company issued to two consultants 803,572 and 267,857 shares of common stock, respectively, for services rendered. The shares were valued at $.0075 per share.  The total value of these shares was equal to $8,036.

On June 20, 2008, the Company issued to two consultants 1,500,000 and 500,000 shares of common stock, respectively, for services rendered. The shares were valued at $.014 per share.  The total value of these shares was equal to $28,000.

On July 29, 2008, the Company issued to two consultants 1,500,000 and 500,000 shares of common stock, respectively, for services rendered. The shares were valued at $.015 per share. The total value of these shares was equal to $30,000.

On August 22, 2008, the Company issued to two consultants 1,500,000 and 500,000 shares of common stock, respectively, for services rendered. The shares were valued at $.013 per share. The total value of these shares was equal to $26,000.

On December 15, 2008, the Company issued 3,000,000 shares of common stock to a consultant for services rendered. The shares were valued at $.010 per share.  The total value of these shares was equal to $30,000.

On August 6, 2009, the Company issued 500,000 shares of common stock to Mark Kasok, due under his consulting agreement that was entered into on May 22, 2007.  This stock was due and payable at the date of the execution of the agreement and was valued at $8,250 on this date.  This is a value of $0.0165 per share, the value of the stock on May 22, 2007.  The Company had been carrying this amount as a payable to Mr. Kasok until the stock was issued.

On August 6, 2009, the Company issued 1,500,000 shares of common stock to two consultants for services.  These shares were issued at $0.013 per share, the closing price of the stock on the date of issuance.  The total value of these shares was equal to $19,500.

Warrants

On July 16, 2006, the Company issued 4 million warrants to purchase shares of its common stock at a price of $0.10 per share.  These warrants expire on July 16, 2009.   The warrants were issued to a former officer.  The Company expensed $20,000 in 2006 as a result of issuing these warrants.  This expense amount represented the approximate value of the warrants after applying a Black-Scholes valuation.

On July 16, 2006, the Company issued 2 million warrants to purchase shares of its common stock at a price of $0.10 per share.  These warrants expire on July 16, 2009.   The warrants were issued to a corporate attorney.  The Company expensed $10,000 in 2006 as a result of issuing these warrants.  This expense amount represented the approximate value of the warrants after applying a Black-Scholes valuation.

On November 12, 2008, the Company issued 20 million warrants to purchase shares of its common stock at a price of $0.01 per share.  The warrants expire on December 31, 2013.  The warrants were issued to Micro Pipe Fund I, LLC as a result of the Company defaulting on its note with Micro Pipe.  A Black-Scholes valuation was done on the warrants with the resulting valuation being deducted in the year ended December 31, 2008.  The Company expensed $195,895 as interest expense as a result of issuing these warrants.

On January 28, 2009, the Company issued 20 million warrants to purchase shares of its common stock at a price of $0.005 per share.  The warrants expire on December 31, 2013.  The warrants were issued to Physicians Healthcare Management Group, Inc. (“PhyHealth”) in conjunction with the receipt of a $640,000 convertible note from PhyHealth.  A Black-Scholes valuation was done on the warrants on the date of issuance.  The Company valued the warrants at $176,687 on the date of issuance and booked this amount as a discount on the note.  This discount is being amortized over the one-year term of the note.

On April 3, 2009, the Company issued 5 million warrants to purchase shares of its common stock at a price of $0.015 per share.  The warrants expire on April 3, 2014.  The warrants were issued to The Melanie S. Altholtz Irrevocable Trust (“Altholtz”) in conjunction with the receipt of a $200,000 note from Altholtz.  A Black-Scholes valuation was done on the warrants on the date of issuance.  The Company valued the warrants at $67,735 on the date of issuance and booked this amount as a discount on the note.  This discount is being amortized over the sixty-day term of the note.

Options

The Company entered into a series of stock option agreements with its officers, Bruce Palmer, and George Stevens, and Craig Erickson and Mark Kasok.   The options have a 10-year term and all were fully vested when issued on November 12, 2008. A Black-Scholes valuation was done on all options with the resulting valuation being deducted in the year ended December 31, 2008.  The Company has expensed $209,439 relating to the issuance of these options.  The options are summarized as follows:

	Number		Weighted-	Black Scholes
	of	Option	average	Value at
	options	prices	Option price	issuance
Bruce Palmer	7,000,000	$0.045-0.10	$0.071	$69,813
George Stevens	7,000,000	$0.045-0.10	$0.071	69,813
Craig Erickson	3,500,000	$0.045-0.10	$0.071	34,906
Mark Kasok	3,500,000	$0.045-0.10	$0.071	34,907

Total	21,000,000			$209,439

The foregoing securities were issued in reliance upon an exemption from registration under Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended. All of the investors were accredited investors, there was no general solicitation or advertising in connection with the offer or sale of securities, and all securities were issued with a restrictive legend.

Notes

We entered into various convertible notes payable to finance our operations over the past three years.  The following notes were renegotiated in 2008.

Date of Original Note	Note Holder	Original Note Amount

September 5, 2006	The Nutmeg Group	$1,637,000.00
September 14, 2007	Nutmeg/Mercury Fund	585,607.88
September 14, 2007	The Nutmeg Group	103,962.37
November 5, 2007	Philly Financial	175,292.72
November 5, 2007	Sam Wayne	136,438.08
November 27, 2007	Financial Alchemy	5,934.72
November 27, 2007	The Nutmeg Group	25,200.00

	Total Principal	$2,669,435.77

The new notes, all dated December 23, 2008, were entered into with the following entities:

New Note Holders

New Note Balance
The Nutmeg Group, L.L.C.	$42,648.90
Nutmeg MiniFund II, LLLP	4,758.82
Nutmeg Lightning Fund, LLLP	46,019.00
Nutmeg October 2005, LLLP	109,304.96
Nutmeg/Michael Fund, LLLP	216,548.19
Nutmeg/Fortuna Fund LLLP	561,721.98
Nutmeg/Patriot Fund, LLLP	688,523.65
Nutmeg/Mercury Fund, LLLP	1,000,526.57
Nutmeg MiniFund, LLLP	114,868.96

Total New Principal on December 22, 2008	$2,784,921.03

The new notes superseded the original notes.  The notes call for interest to be measured as a function of the common stock price of the Company as calculated in the notes, which could result in a maximum interest rate of 25% per quarter, and a minimum of 2.5% per quarter. The notes are only convertible at the option of the Company as outlined in the note agreements.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

AccessKey has 400,000,000 shares of $0.001 par value common stock authorized.   As of  August 17, 2009, 365,276,388 shares were issued and outstanding . Holders of common stock are entitled to one (1) vote per share on each matter to be voted on by the shareholders of AccessKey.

Subject to any superior rights of any outstanding class of preferred stock of the company, the holders of common stock:

•	have equal rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the company;

•	are entitled to share ratably in all of the assets of the company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the company;

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable to these shares; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of shareholders.

Holders of common stock of AccessKey do not have cumulative voting rights, which means that the holders of a majority of these outstanding shares, voting for the election of directors, can elect all of the directors to be elected by the holders of the common stock if they so choose and in this event, the holders of the remaining shares will not be able to elect any of AccessKey's directors. There are no preemptive rights.

PREFERRED STOCK

AccessKey's Articles of Incorporation authorize the Board of Directors to issue 5,000,000 shares of preferred stock, $0.001 par value per share, of which at  August 17 , 2009, 1,500,000 shares are designated as Series A Preferred Stock of which 1,231,341 shares of Series A Preferred Stock were issued and outstanding. The preferred stock may be issued in the future in one or more classes or series, each class or series of which shall have the voting rights, designations, preferences and relative rights as fixed by resolution of AccessKey's Board of Directors, without the consent or approval of its shareholders. The preferred stock may rank senior to the common stock as to dividend rights, liquidation preferences, or both, and may have extraordinary or limited voting rights.  The Series A Preferred Stock is entitled to common stock dividends.  The Series A does not have any conversion rights into common stock.  AccessKey has the right but not the obligation to redeem each share of Series A stock at a price of $10.00 per share.  In the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, each share of Series A shall be entitled to receive from the assets of the Company $10.00 per share, which shall be paid or set apart before the payment or distribution of any assets of the corporation to the holders of the common stock or any other equity securities of the Company.  Holders of the preferred stock are not entitled to vote on matters with the holders of the common stock.

TRANSFER AGENT

The transfer agent for the Company is Island Stock Transfer located at 100 Second Avenue South, Suite 705S, St. Petersburg, FL 33701, where its telephone number is 727-289-0010.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 78.7502 of Nevada Revised Statutes, a corporation may indemnify its officers, directors, employees and agents under specified circumstances, including indemnification of these persons against liability under the Securities Act of 1933.

In addition, except as otherwise provided by statute or the Company’s Articles of Incorporation, as amended, Section 78.138 of the Nevada Revised Statutes provides that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (a) his act or failure to act constituted a breach of his fiduciary duties as an officer or director; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of the law. The Company’s Articles of Incorporation do not provide for any greater liability to officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required to be included in this Registration Statement appear at the end of this Registration Statement beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)           The financial statements required to be included in this Registration Statement appear at the end of the Registration Statement beginning on page F-1.

(b)           See the Exhibit Index below.

Index to Exhibits

No.	Description
3.1	Restated Articles of Incorporation*
3.2	Bylaws*
4.1	Form of Common Stock Certificate*
4.2	Certificate of Designation of the Rights and Preferences of the Series A Preferred Stock*
10.1	October 29, 2007 $250,000 Secured Convertible Note Agreement with Micro Pipe Fund I, L.L.C.*
10.2	Pledge and Security Agreement with Micro Pipe Fund I, L.L.C.*
10.3	Share Repurchase Agreement with Financial Alchemy, L.L.C.*
10.4	Share Repurchase Agreement with Philly Financial, L.L.C.*
10.5	Share Repurchase Agreement with Sam Wayne*
10.6	Release and Indemnification Agreement*
10.7	April 10, 2008 $20,000 Unsecured Note Agreement with Hot Web, Inc.*
10.8	May 21, 2008 $12,000 Unsecured Note Agreement with Hot Web, Inc.*
10.9	July 18, 2008 $10,000 Unsecured Note Agreement with Hot Web, Inc.*
10.10	$1,441,612.52 November 30, 2008 Superseding Note with The Stealth Group*
10.11	D&H Distributing Supplemental Vendor Purchase Agreement*
10.12	Distribution Agreement with Jack of All Games*
10.13	Consulting Agreement with Bruce Palmer*
10.14	Consulting Agreement with George Stevens*
10.15	Consulting Agreement with Craig Erickson*
10.16	Consulting Agreement with Mark Kasok*
10.17	Master Development Contract with CSI Digital, Inc.*
10.18	Form of Option Agreement*
10.19	$157,662.83 August 22, 2008 Superseding Note with Micro Pipe I, LLC, LLC*
10.20	Common Stock Purchase Warrant in the name of Micro Pipe Fund I, LLC*
10.21	$561,721.98 December 23, 2008 Superseding Note with Nutmeg/Fortuna Fund LLLP*
10.22	$1,000,526.57 December 23, 2008 Superseding Note with Nutmeg/Mercury Fund, LLLP*
10.23	$216,548.19 December 23, 2008 Superseding Note with Nutmeg/Michael Fund, LLLP*
10.24	$4,758.82 December 23, 2008 Superseding Note with Nutmeg MiniFund II, LLLP*
10.25	$114,868.96 December 23, 2008 Superseding Note with Nutmeg MiniFund, LLLP*
10.26	$42,648.90 December 23, 2008 Superseding Note with The Nutmeg Group, LLC*
10.27	$109,304.96 December 23, 2008 Superseding Note with Nutmeg October 2005, LLLP*
10.28	$688,523.65 December 23, 2008 Superseding Note with Nutmeg/Patriot Fund, LLLP*
10.29	$46,019.00 December 23, 2008 Superseding Note with Nutmeg Lightning Fund, LLLP*
10.30	$640,000 January 28, 2009 Convertible Note with Physicians Healthcare Management Group, Inc.*
10.31	Common Stock Purchase Warrant in the name of Physicians Healthcare Management Group, Inc.*
10.32	$200,000 April 3, 2009 Note with The Melanie S. Altholtz Irrevocable Trust*
21.1	Subsidiaries of the Registrant*
*  Previously filed with the Securities Exchange Commission as an Exhibit to the Registration Statement on Form 10, File No. 000-53664

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AccessKey IP, Inc.

Date: August 21, 2009
By: /s/ Bruce Palmer
Name: Bruce Palmer
Title: President

INDEX TO FINANCIAL STATEMENTS

Audited financial statements for the years ended December 31, 2007 and 2008	F-2
Unaudited financial statements for the quarters ended March 31, 2008 and 2009	F-42

AccessKey IP, Inc. and subsidiary
Financial Statements
For the years ended
December 31, 2007 and 2008

Douglas W. Child, CPA Marty D. Van Wagoner, CPA J. Russ Bradshaw, CPA William R. Denney, CPA Russell E. Anderson, CPA Scott L. Farnes

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and stockholders
of AccessKey IP, Inc.

We have audited the accompanying consolidated balance sheets of AccessKey IP, Inc. and   subsidiary, as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders’ deficit,  and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

1284 W. Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1377
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite B, 4F
North Cape Commercial Bldg.
388 King’s Road
North Point, Hong Kong

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AccessKey IP, Inc. and subsidiary  as of December  31, 2007 and 2008, and the results of its operations,  and its cash flows for the  years then ended,   in conformity with accounting principles generally accepted in the United States of America.

The  consolidated financial statements  have been prepared assuming that the Company  will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company’s operating losses and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 3. The  consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 Since our previous report dated  March 13, 2009, as described in Note 19, the Company discovered a material error in its presentation of its consolidated financial statements.  However, the Company has restated the consolidated financial statements to reflect the correction of this error.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
March  13, 2009  (except for Notes 2-3, 5-6, 8, 13-14,  and 18-19, which are dated August 18, 2009)

AccessKey IP, Inc. and subsidiary
Consolidated balance sheets

ASSETS	December 31,
	2007 restated	2008 restated
Current assets
Cash	$22,015	$227,683
Accounts receivable	-	1,010,173
Inventory	-	26,994
Notes receivable (net of reserve of none and
$32,000) (Note 15)	-	10,000
Interest receivable	-	3,281
Deposits	-	60,000
Due under Note Agreement	124,183	-
Total current assets	146,198	1,338,131

TOTAL ASSETS	$146,198	$1,338,131

LIABILITIES AND STOCKHOLDERS' DEFICIT	December 31,
	2007	2008
Current liabilities
Accounts payable	$521,220	$58,639
Accrued liabilities (Note 4)	1,237,124	907,976
Accrued liabilities to Officers (Note 4)	-	110,000
Notes payable, net of unamortized discount of
$1,194,696 and none (Note 11)	1,868,806	241,294
Prepaid research and development (Note 12)	-	916,290
Advances received from lenders	713,677	-
Total current liabilities	4,340,827	2,234,199

Notes payable (Note 11)	-	4,595,523
Derivative liability	4,055,501	633,456
	4,055,501	5,228,979

Total liabilities	8,396,328	7,463,178

Stockholders' deficit
Preferred stock, Series A, par value of $0.001 per share,
preferred liquidation value of $10.00 per share,
1,500,000 shares authorized and 1,231,341
shares outstanding as of December 31, 2007 and
December 31, 2008, total liquidation preference
of $12,313,410 as of December 31, 2007 and
December 31, 2008	1,231	1,231
Common stock, par value $0.001 per share,
400,000,000 shares authorized and
338,436,932 issued and outstanding as of
December 31, 2007 and 366,776,388 shares
issued and outstanding as of December 31, 2008	338,437	366,776
Paid-in capital	6,690,387	7,021,567
Accumulated deficit	(15,280,185)	(13,514,621)
Total stockholders' deficit	(8,250,130)	(6,125,047)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$146,198	$1,338,131

AccessKey IP, Inc. and subsidiary
Statements of Operations
	2007 restated	2008 restated

Sales	$-	$1,596,038

Cost of sales	-	1,118,789

Gross profit	-	477,249

Selling, general and administrative	1,149,981	1,297,327
Research & development costs	416,870	13,626
Bad debt expense	-	32,000

Total operating expenses	1,566,851	1,342,953

Operating income (loss)	(1,566,851)	(865,704)

Interest expense	(2,408,991)	(1,710,612)
Interest income	-	3,281
Debt forgiveness income	185,765	511,220
Income due to change in derivative liability	268,486	3,827,379

Net income (loss) before income taxes	(3,521,591)	1,765,564

Provision for income taxes	-	-

Net income (loss)	$(3,521,591)	$1,765,564

Basic net income (loss) per share	$(0.01)	nil
Fully diluted net income per share	$(0.01)	nil

Weighted average number of common shares	360,351,443	352,606,660
Fully diluted weighted average number of common shares	360,351,443	445,302,105

AccessKey IP, Inc.
Consolidated Statement of Stockholders' Deficit (restated)

	Preferred Stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2006	1,231,341	$1,231	382,265,953	$382,266	$6,680,446	$(11,758,594)	$(4,694,651)

Common stock issued for services	-	-	17,651,767	17,652	291,326	-	308,978
Stock repurchased	-	-	(48,980,788)	(48,981)	(293,885)	-	(342,866)
Stock retired	-	-	(12,500,000)	(12,500)	12,500	-	-
Net loss for year ended December 31, 2007	-	-	-	-	-	(3,521,591)	(3,521,591)

Balance at December 31, 2007	1,231,341	$1,231	338,436,932	$338,437	$6,690,387	$(15,280,185)	$(8,250,130)

Common stock issued for interest expense	-	-	18,268,027	18,268	219,217	-	237,485
Common stock issued for services	-	-	10,071,429	10,071	111,963	-	122,034

Net income for year ended December 31, 2008	-	-	-	-	-	1,765,564	1,765,564

Balance at December 31, 2008	1,231,341	$1,231	366,776,388	$366,776	$7,021,567	$(13,514,621)	$(6,125,047)

AccessKey IP, Inc. and subsidiary
Statement of Cash Flows

	For the years ended
	December 31,
Cash flow from operating activities	2007 restated	2008 restated
Net income (loss)	$(3,521,591)	$1,765,564
Expenses paid with common stock	308,977	359,519
Value of options issued for services	-	209,439
Value of warrants issued for interest expense	-	195,895
Change in derivative liabilities	(268,486)	(3,827,379)
Non-cash interest expense and financing costs	2,138,500	1,282,308
(Increase) decrease in accounts receivable	183,449	(1,010,173)
Decrease (increase) in note reserve allowance	-	(32,000)
(Increase) decrease in deposits	-	(60,000)
(Decrease) increase in accounts payable	(189,535)	(462,581)
(Decrease) increase in accrued expenses	258,511	(329,148)
(Decrease) increase in amounts accrued to related parties		110,000
(Decrease) increase in deferred revenue	(56,308)	916,290
(Increase) decrease in inventory	-	(26,994)
Net cash used in operating activities	(1,146,483)	(909,260)

Cash flow from investing activities
Note receivable	-	(42,000)
(Increase) decrease in interest receivable	-	(3,281)
Net cash used in investing activities	-	(45,281)

Cash flow from financing activities
Proceeds from loans	1,122,934	1,823,929
Payments on loans	-	(663,720)
Net cash provided by financing activities	1,122,934	1,160,209

Net cash increase (decrease)	(23,549)	205,668

Cash at beginning of year	45,564	22,015

Cash at end of year	$22,015	$227,683

Supplemental information
Cash paid for taxes	$-	$-
Cash paid for interest expense	$-	$61,160

Non-Cash Activities:
Repurchased 48,980,788 shares of common stock
in exchange for convertible notes	$342,866	$-
Recorded a beneficial conversion feature	$2,220,934	$-

NOTE 1 - NATURE OF BUSINESS

AccessKey IP, Inc., a Nevada corporation (the "Company" or “AccessKey”), is a public company trading under the symbol “AKYI” on the Pink Sheets .  AccessKey is a technology company that has developed proprietary technology for the Internet Protocol Television (“IPTV”) industry.  Through its wholly-owned subsidiary, TeknoCreations, Inc., it has also developed inductive chargers for in-home play station gaming devices.

AccessKey was incorporated under the name of Tollycraft Yacht Corporation in December of 1996.  The Company changed its name to Childguard Corporation in January of 2002 and then amended its articles of incorporation to change its name to EWAN 1, Inc. on April 9, 2002.  The Company changed its name to Advanced Technetix, Inc. in September 2006 and began focusing its efforts on its existing technology.  In March 2007, the Company changed its name to AccessKey IP, Inc., a name that more accurately reflects the Company’s advanced security encryption technology.

Through its wholly-owned subsidiary, TeknoCreations, Inc., the Company has developed the InCharge inductive charger.  The InCharge system enables users of Nintendo Wii, Sony PlayStation 3 or Microsoft Xbox 360 to rapidly recharge their gaming handsets through the InCharge charging base.  The Company began sales of this product in July 2008.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Principles of Consolidation and Presentation: The accompanying consolidated financial statements include the accounts of AccessKey IP, Inc. and its subsidiary, TeknoCreations, Inc. (“Tekno”), after elimination of all intercompany accounts and transactions.

Use of estimates: The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Revenue Recognition:  The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectability is probable.  Our InCharge units are sold FOB shipping point.  We recognize the revenues from these sales upon shipping them.  They do not include any maintenance or service contracts, therefore none of the revenues from these sales are deferred.  The contract with CSI Digital will be recognized as income under AICPA Statement of Position 97-2 (“SOP 97-2”).  Paragraph 12 of SOP 97-2 requires that revenue from the entire arrangement be initially deferred and recognized upon product delivery.

Tekno sales have provisions for estimated product returns and allowances based on the Company’s historical experience. This reserve allowance is currently at two percent of gross sales.  Tekno sales are recorded upon the shipment of product after the receipt of purchase orders.  Customers are billed at net 45 days of billing.

Cash Equivalents: For purposes of the statements of cash flows, AccessKey considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments: AccessKey’s financial instruments consist principally of cash, accounts receivable, inventories, accounts payable and borrowings. AccessKey believes the financial instruments' recorded values approximate current values because of their nature and respective durations. The fair value of embedded conversion options and stock warrants are based on a Black-Scholes fair value calculation. The fair value of convertible notes payable has been discounted to the extent that the fair value of the embedded conversion option feature exceeds the face value of the note. This discount is being amortized over the term of the convertible note.

Notes Receivable:   AccessKey has issued three notes receivable to third party.  As of December 31, 2008 two of those notes were past due and a reserve allowance for these delinquent notes has been booked. See Note 7.

Inventories:  AccessKey carries its inventories at cost, inclusive of freight and sales taxes.

Property and Equipment: The Company currently has no property or equipment.

CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITIES: AccessKey accounts for convertible notes payable and warrants in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." This standard requires the conversion feature of convertible debt be separated from the host contract and presented as a derivative instrument if certain conditions are met. Emerging Issue Task Force (EITF) 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19" were also analyzed to determine whether the debt instrument is to be considered a conventional convertible debt instrument and classified in stockholders' equity.

Certain convertible notes payable issued by AccessKey were evaluated and determined not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The accounting guidance also requires that the conversion feature be recorded at fair value for each reporting period with changes in fair value recorded in the consolidated statements of operations.  Several convertible notes payable were renegotiated into non-convertible notes payable in 2008 at which time the derivative liability associated with these notes was reduced to zero.

A Black-Scholes valuation calculation was applied to the conversion features of convertible debentures at issuance dates and again as of December 31, 2007 and December 31, 2008. The issuance date valuation was used for the effective debt discount that these instruments represent. The debt discount was amortized over the life of the debts using the effective interest method. The December 31, 2007 and 2008 valuation was used to record the fair value of these instruments at the end of the reporting period with any difference from prior period calculations reflected in the consolidated statement of operations.

Similarly, certain warrants issued by AccessKey were determined to meet the criteria for liability treatment under EITF 00-19.  These warrants were initially valued using a Black-Scholes valuation calculation on the dates of issuance.  They were again valued at December 31, 2007 and 2008.  These latter valuations were used to record the fair value of these instruments at the end of the reporting period with any difference from prior period calculations reflected in the consolidated statement of operations.

Stock Options:  AccessKey follows the guidance of Statement of Financial Accounting Standards (SFAS) No. 123R, "SHARE-BASED PAYMENT" for treatment of its stock options.  The Company issued stock options in November of 2008 and did not properly reserve shares to cover the exercise of the options.  As a result, the Company may not be able to settle in shares and must account for the options as a liability.  The options issued by AccessKey were initially valued using a Black-Scholes valuation calculation on the dates of issuance.  This amount was deducted as compensation expense.  They were again valued at December 31, 2008.  This latter valuation was used to record the fair value of these instruments at the end of the reporting period with any difference from prior period calculations reflected in the consolidated statement of operations

Common Stock:  Access Key has 400,000,000 shares of $0.001 par value common stock authorized.

Preferred Stock:  AccessKey has authorized 5,000,000 shares of preferred stock.  On June 21, 2002, the Company designated 1,500,000 of these shares as Series A Preferred Stock.  The Series A stock is entitled to common stock dividends.  The preferred stock does not have any conversion rights into common stock.  AccessKey has the right but not the obligation to redeem each share of Series A stock at a price of $10.00 per share.  In the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, each share of Series A shall be entitled to receive from the assets of the Company $10.00 per share, which shall be paid or set apart before the payment or distribution of any assets of the corporation to the holders of the Common Stock or any other equity securities of the Company.  Holders of the preferred stock are not entitled to vote on all matters with the holders of the Common Stock.

Research and Development:  AccessKey incurred expenditures for research and development of $416,870 in the fiscal year ended December 31, 2007 and $13,626 in the fiscal year ended December 31, 2008.   These costs were incurred in finalizing the Company’s AccessKey IPTV technology.

Income Taxes: Income tax expense is based on pretax financial accounting income.  Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Net Income (Loss) Per Share: Basic net loss per share for December 31, 2007 includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock are anti-dilutive. Potential shares consist of outstanding warrants and stock options.  Basic and fully-diluted net income per share has been reported for the fiscal year ended December 31, 2008 adjusting for the outstanding stock options and warrants.

Recently Issued Accounting Pronouncements:

In December 2007, the FASB issued SFAS No. 160, NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS, an amendment of ARB No. 51. The objective of this statement is to improve the relevance, comparability, and transparency of the financial statements by establishing accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company believes that this statement will not have any impact on its financial statements, unless it deconsolidates a subsidiary.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Company will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

In April 2008, the FASB issued SFAS Staff Position No. 142-3, DETERMINATION OF THE USEFUL LIFE OF INTANGIBLE ASSETS (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No. 142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 will have a material impact on its financial statements.

In May 2008, the FASB issued SFAS No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.  This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”

In May 2008, the FASB issued SFAS No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS – AN INTERPRETATION OF FASB STATEMENT NO. 60. The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation.  This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”).  Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s financial statements.

NOTE 3 - GOING CONCERN

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, the Company expects funds generated from operations to cover its operating expenses.  The Company can give no assurance that it will be capable of sustaining profitable operations.   However, the Company has incurred a substantial amount of debt, all of which is currently in default.  As of July 31, 2009, the total amount of notes in default is equal to $5,144,692 plus accrued interest.  The Company can give no assurance that it will be capable of paying these notes.

The Company is actively involved in moving new products, such as TeknoVault and our Tekcases, to market.  It anticipates these new products increasing its revenues to alleviate its working capital deficit.  Since March 31, 2009, the Company has received new orders for its products and anticipate orders for its products to continue to be placed by customers.  Further, it is actively seeking additional capital.  The Company cannot provide any assurances that either increased revenues or new financings will occur or will raise necessary capital to support its operations over the next twelve months.

The Company incurred a loss of $3,521,591 for the year ended December 31, 2007.  It reported net income of $1,765,564 in the year ended December 31, 2008.  As of December 31, 2008, the Company had an accumulated deficit of $13,514,621 (total deficit accumulated in years ended December 31, 2002 through 2008).

NOTE 4 - ACCRUED EXPENSES

Accrued expenses at December 31, 2007 and 2008 consist of:

	As of December 31, 2007	As of December 31, 2008

Accrued interest expense	$333,459	$3,942
Accrued judgment payable	160,995	160,995
Accrued payroll tax liabilities	734,420	734,420
Other accrued expenses	8,250	8,619

	1,237,124	907,976

Accrued bonuses to officers	-	110,000

Total accrued expenses	$1,237,124	$1,017,976

NOTE 5 - INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes [SFAS No. 109].  SFAS No. 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.  At December 31, 2007 and December 31, 2008, respectively, the total of all deferred tax assets was approximately none and $59,226 and the total of the deferred tax liabilities was none for both years.  The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined.

The Company did not record a provision for income tax for the year ended December 31, 2007 or December 31, 2008.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.  As a result of the implementation of Interpretation 48, the Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax positions at December 31, 2007 and 2008 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  During the years ended December 31, 2007 and 2008, the Company recognized no interest and penalties.  The Company had no accruals for interest and penalties at December 31, 2007 and 2008.

The tax adjustments reconciling book income to tax income (prior to any net operating loss deductions) is as follows:

	2007	2008

Book income (loss)	$(3,521,591)	$1,765,564
Temporary differences:
Allowance for bad debts	-	32,000
Accrued expenses to officers	-	110,000
Allowance for reserves	-	369
Permanent differences:
Amortization of note discount	1,344,070	1,397,163
Finance cost of convertible debts	794,431	-
(Income) loss due to change in derivative liability	(268,486)	(3,827,379)

Taxable income (loss) before net operating loss deduction	$(1,651,576)	$(522,283)

Since the Company reported a taxable loss in both the years ended December 31, 2007 and 2008, an analysis of the effective tax rate is not presented, since the effective rate is zero.

The components of income tax expense (benefit) from continuing operations for the years ended December 31, 2007 and 2008 were (based on a federal tax rate of 34% and a state tax rate of 7.6%):

	2007	2008
Current income tax expense (benefit):
Federal	-	-
State	-	-
Current tax expense (benefit)	-	-

Deferred tax expense (benefit) arising from:
Net operating loss carryforwards	(2,228,636)	(2,915,692)
Allowance for bad debt	-	(13,312)
Accrued expenses to officers	-	(45,760)
Allowance for returns	-	(154)
Valuation allowance due to uncertainty of future income	2,228,636	2,974,918
Net deferred tax expense (benefit)	-	-

As of December 31, 2007 and 2008, the Company has net operating loss carryforwards, approximately, of $5.4 million and $6.9 million, respectively, to reduce future federal and state taxable income.  To the extent not utilized, the carryforwards will begin to expire through 2028.  The Company's ability to utilize its net operating loss carryforwards is uncertain and thus the Company has not booked a deferred tax asset, since future profits are indeterminable.  A valuation allowance as per FAS 109 paragraph 17(e) has been established to reduce the deferred tax asset to zero.

NOTE 6 - NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted net income (loss) per share:

	For the years ended December 31,
	2007	2008

Net income (loss)	$(3,521,591)	$1,765,564

Basic net income (loss) per share	$(0.01)	nil
Fully diluted net income (loss) per share	$(0.01)	nil

Weighted average number of common shares	360,351,443	352,606,660
Fully diluted weighted average number of common shares	360,351,443	445,302,105

As the Company incurred a net loss for the year ended December 31, 2007, it has excluded from the calculation of diluted net loss per share approximately 1.4 billion shares. These shares assume that all convertible notes could be converted at the market price as of December 31, 2007.   Included in the fully diluted weighted average number of common shares for the year ended December 31, 2008 are outstanding warrants, stock options as well as the amount of shares that all remaining convertible notes could be converted into at the market price as of December 31, 2008.  On December 23, 2008, substantially all convertible debt obligations were renegotiated.  As of December 31, 2008, only one note with a principal balance of $250,000 is convertible at the option of the holder.  The remaining debt obligations of the Company are convertible at the sole option of the Company.

NOTE 7 - RELATED PARTY TRANSACTIONS

On November 30, 2008, the Company entered into a Note with The Stealth Fund, LLLP.  The principal balance of the note was $1,441,613.  This note superseded two notes with total principal balances of $1,373,180 that were entered earlier in 2008.  The Company’s Chief Executive Officer, George Stevens, is an investment advisor with The Stealth Fund.  See Note 11 for additional information about this note.

As of December 31, 2008, the Company had accrued and unpaid bonuses to its officers in the total amount of $110,000.

From April through July of 2008, the Company made three loans that totaled $42,000 to Hot Web, Inc.  During this time period, the Company’s Chief Executive Officer and Chairman, George Stevens, was also the CEO and Chairman of Hot Web, Inc.  As of December 31, 2008, loans with a principal balance of $32,000 were in default.  As of August 2008, Mr. Stevens is no longer  affiliated with Hot Web.

NOTE 8 - SEGMENT INFORMATION

SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires that a publicly traded company must disclose information about its operating segments when it presents a complete set of financial statements. The Company has two segments, the parent company (AccessKeyIP, Inc.) and TeknoCreations, Inc., a wholly owned subsidiary.  The balance sheet and statement of operations for each segment (and the total consolidated amounts) are shown below:

AccessKey IP, Inc. and subsidiary
Segment-by-segment balance sheets
	December 31, 2007			December 31, 2008
		Tekno-	Consolidated		Tekno-	Consolidated
ASSETS	AccessKey	Creations	December 31, 2007	AccessKey	Creations	December 31, 2008

Current assets
Cash	$423	$21,592	$22,015	$10,260	$217,423	$227,683
Accounts receivable			-	-	1,010,173	1,010,173
Inventory			-	-	26,994	26,994
Notes receivable (net of reserve)				10,000	-	10,000
Interest receivable				3,281	-	3,281
Due under Note Agreement	14,183	110,000	124,183	-	-	-
Total current assets	14,606	131,592	146,198	23,541	1,254,590	1,278,131

Other assets
Deposits	-	-	-	-	60,000	60,000

TOTAL ASSETS	$14,606	$131,592	$146,198	$23,541	$1,314,590	$1,338,131

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$521,220	$-	$521,220	$1,160	$57,479	$58,639
Accrued liabilities	1,227,158	9,966	1,237,124	899,357	118,619	1,017,976
Notes payable, net of unamortized discount	1,825,655	43,151	1,868,806	-	241,294	241,294
Deferred revenues	-	-	-	916,290	-	916,290
Advances received from lenders	713,677	-	713,677	-	-	-
Total current liabilities	4,287,710	53,117	4,340,827	1,816,807	417,392	2,234,199

Intercompany payable (receivable)	11,500	(11,500)	-	(1,324,304)	1,324,304	-
Notes payable	-	-	-	4,595,523	-	4,595,523
Derivative liability	3,704,175	351,326	4,055,501	366,842	266,614	633,456

Stockholders' deficit
Series A preferred stock	1,231	-	1,231	1,231	-	1,231
Common stock	338,437	-	338,437	366,776	-	366,776
Paid-in capital	6,690,387	-	6,690,387	7,021,567	-	7,021,567
Accumulated deficit	(15,018,834)	(261,351)	(15,280,185)	(12,820,901)	(693,720)	(13,514,621)
Total stockholders' deficit	(7,988,779)	(261,351)	(8,250,130)	(5,431,327)	(693,720)	(6,125,047)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$14,606	$131,592	$146,198	$23,541	$1,314,590	$1,338,131

AccessKey IP, Inc. and subsidiary
Segment-by-segment Statements of Operations

	2007		2007	2008		2008
	AccessKey	TeknoCreations	Consolidated	AccessKey	TeknoCreations	Consolidated

Sales	$-	$-	$-	$-	$1,596,038	$1,596,038

Cost of sales	-	-	-	-	1,118,789	1,118,789

Gross profit	-	-	-	-	477,249	477,249

Selling, general and administrative	1,034,823	115,158	1,149,981	549,113	748,214	1,297,327
Research & development costs	416,870	-	416,870	13,000	626	13,626
Bad debt expense	-	-	-	32,000	-	32,000

Total operating Expenses	1,451,693	115,158	1,566,851	594,113	748,840	1,342,953

Operating loss	(1,451,693)	(115,158)	(1,566,851)	(594,113)	(271,591)	(865,704)

Interest expense	(2,255,606)	(153,385)	(2,408,991)	(1,465,121)	(245,491)	(1,710,612)
Interest income	-	-	-	3,281	-	3,281

Debt forgiveness income	185,765	-	185,765	511,220	-	511,220
Income (loss) due to change in derivative liability	261,294	7,192	268,486	3,742,667	84,712	3,827,379

Net income (loss) before income taxes	(3,260,240)	(261,351)	(3,521,591)	2,197,934	(432,370)	1,765,564

Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,260,240)	$(261,351)	$(3,521,591)	$2,197,934	$(432,370)	$1,765,564

NOTE 9 - LEASE OBLIGATION

The Company is not currently obligated under any lease agreement.  The corporate officers use their personal office space to conduct the business of the Company.

The total rent expense for the years ended December 31, 2007 and 2008 was none.

NOTE 10 - GUARANTEES

The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company's businesses or assets; and (ii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship.

The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheet as of December 31, 2007 and 2008.

NOTE 11 - CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITIES

AccessKey accounts for convertible notes payable and warrants in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." This standard requires the conversion feature of convertible debt be separated from the host contract and presented as a derivative instrument if certain conditions are met. Emerging Issue Task Force (EITF) 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19" were also analyzed to determine whether the debt instrument is to be considered a conventional convertible debt instrument and classified in stockholders' equity.

AccessKey issued certain notes as convertible debentures to make the instruments more attractive to the holders of the notes.  Certain convertible notes payable issued by the Company were evaluated and determined not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The accounting guidance also requires that the conversion feature be recorded at fair value for each reporting period with changes in fair value recorded in the consolidated statements of operations.  Several convertible notes payable were renegotiated into non-convertible notes payable in 2008 at which time the derivative liability associated with these notes was reduced to zero.

A Black-Scholes valuation calculation was applied to the conversion features of convertible debentures at issuance dates and again as of December 31, 2007 and December 31, 2008. The issuance date valuation was used for the effective debt discount that these instruments represent. The debt discount was amortized over the life of the debts using the effective interest method. The December 31, 2007 and 2008 valuation was used to record the fair value of these instruments at the end of the reporting period with any difference from prior period calculations reflected in the consolidated statement of operations.  The following is a presentation of the disclosures required under Paragraph 44 of SFAS 133.

The effect on our financial position as of December 31, 2007 and December 2008 as well as the impact on our income statements for the yeas ended December 31, 2007 and December 31, 2008 are summarized as follows:

	Derivative Liability		Change in Derivative Liability on Income Statement
	as of December 31,		for the year ended
Note as described below	2007	2008	December 31, 2007	December 31, 2008

12% $1,637,000 Convertible Note	$1,900,224	$-	$172,829	$1,900,224
12% $585,607.88 Convertible Note	949,117	-	37,687	949,117
12% $103,962.37 Convertible Note	168,496	-	6,691	168,496
12% $175,292.72 Convertible Note	246,339	-	5,647	246,339
12% $136,438.08 Convertible Note	191,737	-	4,395	191,737
12% $5,934.72 Convertible Note	8,340	-	163	8,340
12% $25,200 Convertible Note	35,414	-	693	35,414
10% $144,067 Convertible Note	202,457	-	5,242	202,457
10% $250,000 Convertible Note	351,325	266,614	7,191	84,711

Total	$4,053,449	$266,614	$240,538	$3,786,835

12% $1,637,000 CONVERTIBLE NOTE (Restructured on December 23, 2008)

On September 5, 2006, the Company entered into a Secured Convertible Note (the "Note") with the Nutmeg Group, LLC.  The principal balance of the note was $1,637,000 and it bore an interest rate of 12% per annum and had a maturity date of September 5, 2007.  Interest was due on a monthly basis commencing in December 2006.  The monthly payments were also to include 1/12 of the original principal balance.  Under certain conditions, the Company could make its monthly payments in shares of its common stock.  The Company could prepay the note at a rate of 110% of the principal balance at any time.  This note was renegotiated as part of the note restructuring as described below.

The holder of this note could convert all amounts owed under the note into common shares of the Company.  The conversion price on the first $250,000 was equal to $0.01 per share.  All other unpaid balances could be converted at a rate of the lesser of (a) $0.10 per share (b) fifty percent (50%) of the closing bid price for Common Stock on the trading day immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment, or Notice of such Conversion or (c) fifty percent (50%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment.  The Company evaluated the terms of this note and found that it was not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The value of the conversion option was valued using a Black-Scholes valuation calculation.  This value was measured at the note date and again at December 31, 2007.  Upon the restructuring of the note upon the debt workout, the remaining derivative liability was written off.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture using the interest method.

The following tables describe the valuation of the conversion feature of the note:

Approximate risk free rate upon issuance	5.02%
Average expected life	1 year
Dividend yield	0%
Volatility	291.903%
Estimated fair value of conversion feature on date of note	$3,280,556
Estimated fair value of conversion feature as of December 31, 2006	$2,073,052
Estimated fair value of conversion feature as of December 31, 2007	$1,900,224

The Company recorded the fair value of the conversion feature as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received, with the excess of $1,643,556 charged to interest expense. Amortization expense related to the conversion feature discount for the year ended December 31, 2007 was $1,112,263 (after which the discount was fully amortized).  For the year ended December 31, 2007, the Company reported $172,829 in other income related to changes in its derivative liability associated with this note.  The balance of $1,900,224, which represented the value of the conversion feature as of December 31, 2007, was written off in 2008 and recorded as other income in the year ended December 31, 2008.

12% $585,607.88 CONVERTIBLE NOTE ((Restructured on December 23, 2008))

On September 14, 2007, the Company entered into a Secured Convertible Note (the "Note") with the Nutmeg/Mercury Fund, LLLP.  The principal balance of the note was $585,607.88 and it bore an interest rate of 12% per annum and had a maturity date of September 14, 2009.  Under certain conditions, the Company could make its monthly payments in shares of its common stock.  The Company could prepay the note at a rate of 110% of the principal balance at any time.  This note was renegotiated as part of the note restructuring as described below.

The holder of this note could convert all amounts owed under the note into common shares of the Company. All unpaid balances could be converted at a rate of the lesser of (a) $0.10 per share (b) fifty percent (50%) of the closing bid price for Common Stock on the trading day immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment, or Notice of such Conversion or (c) fifty percent (50%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment.  The Company evaluated the terms of this note and found that it was not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The value of the conversion option was valued using a Black-Scholes valuation calculation.  This value was measured at the note date and again at December 31, 2007.  Upon the restructuring of the note upon the debt workout, the remaining derivative liability was written off.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture using the interest method.

The following tables describe the valuation of the conversion feature of the note:

Approximate risk free rate upon issuance	4.05%
Average expected life	2 years
Dividend yield	0%
Volatility	166.441%
Estimated fair value of conversion feature on date of note	$ 986,803
Estimated fair value of conversion feature as of December 31, 2007	$ 949,117

The Company recorded the fair value of the conversion feature as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received, with the excess of $401,195 charged to interest expense. Amortization expense related to the conversion feature discount for the year ended December 31, 2007 was $86,638.  The remaining discount was amortized in the year ended December 31, 2008 due to the restructuring of the note.  For the year ended December 31, 2007, the Company reported $37,687 in other income related to changes in its derivative liability associated with this note.  The balance of $949,117, which represented the value of the conversion feature as of December 31, 2007, was written off in 2008 and recorded as other income in the year ended December 31, 2008.

12% $103,962.37 CONVERTIBLE NOTE ((Restructured on December 23, 2008))

On September 14, 2007, the Company entered into a Secured Convertible Note (the "Note") with the Nutmeg Group, LLC.  The principal balance of the note was $103,962.37 and it bore an interest rate of 12% per annum and had a maturity date of September 14, 2009.  Under certain conditions, the Company could make its monthly payments in shares of its common stock.  The Company could prepay the note at a rate of 110% of the principal balance at any time.  This note was renegotiated as part of the note restructuring as described below.

The holder of this note could convert all amounts owed under the note into common shares of the Company. All unpaid balances could be converted at a rate of the lesser of (a) $0.10 per share (b) fifty percent (50%) of the closing bid price for Common Stock on the trading day immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment, or Notice of such Conversion or (c) fifty percent (50%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment.  The Company evaluated the terms of this note and found that it was not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The value of the conversion option was valued using a Black-Scholes valuation calculation.  This value was measured at the note date and again at December 31, 2007.  Upon the restructuring of the note upon the debt workout, the remaining derivative liability was written off.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture using the interest method.

The following tables describe the valuation of the conversion feature of the note:

Approximate risk free rate upon issuance	4.05%
Average expected life	2 years
Dividend yield	0%
Volatility	166.441%
Estimated fair value of conversion feature on date of note	$ 175,186
Estimated fair value of conversion feature as of December 31, 2007	$ 168,496

The Company recorded the fair value of the conversion feature as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received, with the excess of $71,224 charged to interest expense. Amortization expense related to the conversion feature discount for the year ended December 31, 2007 was $15,381.  The remaining discount was amortized in the year ended December 31, 2008 due to the restructuring of the note.  For the year ended December 31, 2007, the Company reported $6,691 in other income related to changes in its derivative liability associated with this note.  The balance of $168,496, which represented the value of the conversion feature as of December 31, 2007, was written off in 2008 and recorded as other income in the year ended December 31, 2008.

12% $175,292.72 CONVERTIBLE NOTE ((Restructured on December 23, 2008))

On November 5, 2007, the Company entered into a Secured Convertible Note (the "Note") with Philly Financial, LLC.  The Company entered into this agreement to buyback 25,041,817 shares of its common stock.  The principal balance of the note was $175,292.72 and it bore an interest rate of 12% per annum and had a maturity date of November 5, 2008.  Under certain conditions, the Company could make its monthly payments in shares of its common stock.  The Company could prepay the note at a rate of 110% of the principal balance at any time.  This note was renegotiated as part of the note restructuring as described below.

The holder of this note could convert all amounts owed under the note into common shares of the Company. All unpaid balances could be converted at a rate of the lesser of (a) $0.10 per share (b) fifty percent (50%) of the closing bid price for Common Stock on the trading day immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment, or Notice of such Conversion or (c) fifty percent (50%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment.  The Company evaluated the terms of this note and found that it was not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The value of the conversion option was valued using a Black-Scholes valuation calculation.  This value was measured at the note date and again at December 31, 2007.  Upon the restructuring of the note upon the debt workout, the remaining derivative liability was written off.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture using the interest method.

The following tables describe the valuation of the conversion feature of the note:

Approximate risk free rate upon issuance	3.86%
Average expected life	1 year
Dividend yield	0%
Volatility	159.507%
Estimated fair value of conversion feature on date of note	$ 251,986
Estimated fair value of conversion feature as of December 31, 2007	$ 246,339

The Company recorded the fair value of the conversion feature as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received, with the excess of $76,693 charged to interest expense. Amortization expense related to the conversion feature discount for the year ended December 31, 2007 was $26,894.  The remaining discount was amortized in the year ended December 31, 2008 due to the restructuring of the note.  For the year ended December 31, 2007, the Company reported $5,647 in other income related to changes in its derivative liability associated with this note.  The balance of $246,339, which represented the value of the conversion feature as of December 31, 2007, was written off in 2008 and recorded as other income in the year ended December 31, 2008.

12% $136,438.08 CONVERTIBLE NOTE ((Restructured on December 23, 2008))

On November 5, 2007, the Company entered into a Secured Convertible Note (the "Note") with Sam Wayne.  The Company entered into this agreement to buyback 19,491,154 shares of its common stock.  The principal balance of the note was $136,438.08 and it bore an interest rate of 12% per annum and had a maturity date of November 5, 2008.  Under certain conditions, the Company could make its monthly payments in shares of its common stock.  The Company could prepay the note at a rate of 110% of the principal balance at any time.  This note was renegotiated as part of the note restructuring as described below.

The holder of this note could convert all amounts owed under the note into common shares of the Company. All unpaid balances could be converted at a rate of the lesser of (a) $0.10 per share (b) fifty percent (50%) of the closing bid price for Common Stock on the trading day immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment, or Notice of such Conversion or (c) fifty percent (50%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment.  The Company evaluated the terms of this note and found that it was not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The value of the conversion option was valued using a Black-Scholes valuation calculation.  This value was measured at the note date and again at December 31, 2007.  Upon the restructuring of the note upon the debt workout, the remaining derivative liability was written off.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture using the interest method.

The following tables describe the valuation of the conversion feature of the note:

Approximate risk free rate upon issuance	3.86%
Average expected life	1 year
Dividend yield	0%
Volatility	159.507%
Estimated fair value of conversion feature on date of note	$ 196,131
Estimated fair value of conversion feature as of December 31, 2007	$ 191,737

The Company recorded the fair value of the conversion feature as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received, with the excess of $59,693 charged to interest expense. Amortization expense related to the conversion feature discount for the year ended December 31, 2007 was $20,933.  The remaining discount was amortized in the year ended December 31, 2008 due to the restructuring of the note.  For the year ended December 31, 2007, the Company reported $4,395 in other income related to changes in its derivative liability associated with this note.  The balance of $191,737, which represented the value of the conversion feature as of December 31, 2007, was written off in 2008 and recorded as other income in the year ended December 31, 2008.

12% $5,934.72 CONVERTIBLE NOTE (Restructured on December 23, 2008)

On November 27, 2007, the Company entered into a Secured Convertible Note (the "Note") with Financial Alchemy, LLC.  The Company entered into this agreement to buyback 847,817 shares of its common stock.  The principal balance of the note was $5,934.72 and it bore an interest rate of 12% per annum and had a maturity date of November 27, 2008.  Under certain conditions, the Company could make its monthly payments in shares of its common stock.  The Company could prepay the note at a rate of 110% of the principal balance at any time.  This note was renegotiated as part of the note restructuring as described below.

The holder of this note could convert all amounts owed under the note into common shares of the Company. All unpaid balances could be converted at a rate of the lesser of (a) $0.10 per share (b) fifty percent (50%) of the closing bid price for Common Stock on the trading day immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment, or Notice of such Conversion or (c) fifty percent (50%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment.  The Company evaluated the terms of this note and found that it was not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The value of the conversion option was valued using a Black-Scholes valuation calculation.  This value was measured at the note date and again at December 31, 2007.  Upon the restructuring of the note upon the debt workout, the remaining derivative liability was written off.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture using the interest method.

The following tables describe the valuation of the conversion feature of the note:

Approximate risk free rate upon issuance	3.26%
Average expected life	1 year
Dividend yield	0%
Volatility	158.801%
Estimated fair value of conversion feature on date of note	$ 8,503
Estimated fair value of conversion feature as of December 31, 2007	$ 8,340

The Company recorded the fair value of the conversion feature as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received, with the excess of $2,569 charged to interest expense. Amortization expense related to the conversion feature discount for the year ended December 31, 2007 was $551.  The remaining discount was amortized in the year ended December 31, 2008 due to the restructuring of the note.  For the year ended December 31, 2007, the Company reported $163 in other income related to changes in its derivative liability associated with this note.  The balance of $8,340, which represented the value of the conversion feature as of December 31, 2007, was written off in 2008 and recorded as other income in the year ended December 31, 2008.

12% $25,200 CONVERTIBLE NOTE ((Restructured on December 23, 2008))

On November 27, 2007, the Company entered into a Secured Convertible Note (the "Note") with the Nutmeg Group, LLC.  The Company entered into this agreement to buyback 3,600,000 shares of its common stock.  The principal balance of the note was $25,200 and it bore an interest rate of 12% per annum and had a maturity date of November 27, 2008.  Under certain conditions, the Company could make its monthly payments in shares of its common stock.  The Company could prepay the note at a rate of 110% of the principal balance at any time.  This note was renegotiated as part of the note restructuring as  described below.

The holder of this note could convert all amounts owed under the note into common shares of the Company. All unpaid balances could be converted at a rate of the lesser of (a) $0.10 per share (b) fifty percent (50%) of the closing bid price for Common Stock on the trading day immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment, or Notice of such Conversion or (c) fifty percent (50%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment.  The Company evaluated the terms of this note and found that it was not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The value of the conversion option was valued using a Black-Scholes valuation calculation.  This value was measured at the note date and again at December 31, 2007.  Upon the restructuring of the note upon the debt workout, the remaining derivative liability was written off.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture using the interest method.

The following tables describe the valuation of the conversion feature of the note:

Approximate risk free rate upon issuance	3.26%
Average expected life	1 year
Dividend yield	0%
Volatility	158.801%
Estimated fair value of conversion feature on date of note	$ 36,107
Estimated fair value of conversion feature as of December 31, 2007	$ 35,414

The Company recorded the fair value of the conversion feature as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received, with the excess of $10,907 charged to interest expense. Amortization expense related to the conversion feature discount for the year ended December 31, 2007 was $2,341.  The remaining discount was amortized in the year ended December 31, 2008 due to the restructuring of the note.  For the year ended December 31, 2007, the Company reported $693 in other income related to changes in its derivative liability associated with this note.  The balance of $35,414, which represented the value of the conversion feature as of December 31, 2007, was written off in 2008 and recorded as other income in the year ended December 31, 2008.

10% $144,067 CONVERTIBLE NOTE (Restructured on December 23, 2008)

On October 1, 2007, the Company entered into a Secured Convertible Note (the "Note") with Micro Pipe Fund I, LLC.  The principal balance of the note was $144,067 and it bore an interest rate of 10% per annum and had a maturity date of October 1, 2008.  Under certain conditions, the Company could make its monthly payments in shares of its common stock.  The Company could prepay the note at a rate of 110% of the principal balance at any time.  This note was renegotiated into the $157,662.83 Note described below.

The holder of this note could convert all amounts owed under the note into common shares of the Company. All unpaid balances could be converted at a rate of the lesser of (a) $0.10 per share (b) fifty percent (50%) of the closing bid price for Common Stock on the trading day immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment, or Notice of such Conversion or (c) fifty percent (50%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment.  The Company evaluated the terms of this note and found that it was not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The value of the conversion option was valued using a Black-Scholes valuation calculation.  This value was measured at the note date and again at December 31, 2007.  Upon the restructuring of the note upon the debt workout, the remaining derivative liability was written off.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture using the interest method.

The following tables describe the valuation of the conversion feature of the note:

Approximate risk free rate upon issuance	4.16%
Average expected life	1 year
Dividend yield	0%
Volatility	160.369%
Estimated fair value of conversion feature on date of note	$ 207,699
Estimated fair value of conversion feature as of December 31, 2007	$ 202,457

The Company recorded the fair value of the conversion feature as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received, with the excess of $63,632 charged to interest expense. Amortization expense related to the conversion feature discount for the year ended December 31, 2007 was $35,918.  The remaining discount was amortized in the year ended December 31, 2008 due to the restructuring of the note.  For the year ended December 31, 2007, the Company reported $5,242 in other income related to changes in its derivative liability associated with this note.  The balance of $202,457, which represented the value of the conversion feature as of December 31, 2007, was written off in 2008 and recorded as other income in the year ended December 31, 2008.

10% $250,000 CONVERTIBLE NOTE

On October 29, 2007, the Company’s subsidiary entered into a Secured Convertible Note (the "Note") with Micro Pipe Fund I, LLC.  The principal balance of the note was $250,000 and it bore an interest rate of 10% per annum and had a maturity date of October 29, 2008.  The note is an obligation of the Company's subsidiary but the Company has informally agreed to allow conversion into its common stock. The Company assumes no obligation to repay this debt. Payments under the Note were to commence in February 2008, with monthly payments of interest and 1/12 of outstanding principal.  The Company could make these payments in freely tradable shares of the Company’s common stock. Each share of the of the Company’s Common stock will be valued at a fifty percent discount to the market price, as determined at the lesser of (1) on the day the Company gives notice, or (2) on the day the Company delivers the shares. The Company could only make such payments in shares in lieu of cash can only be made if the volume weighted average price of the Company’s common stock has been trading at a price of $0.05 or above per share for 10 consecutive days prior to the date of the payment date and the average daily trading volume is at least 15 times the number of shares to be so issued hereby as payment. Under certain conditions, the Company could make its monthly payments in shares of its common stock.  The Company could prepay the note at a rate of 110% of the principal balance at any time.

The holder of this note could convert all amounts owed under the note into common shares of the Company. All unpaid balances could be converted at a rate of the lesser of (a) $0.10 per share (b) fifty percent (50%) of the closing bid price for Common Stock on the trading day immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment, or Notice of such Conversion or (c) fifty percent (50%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment.  The Company evaluated the terms of this note and found that it was not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The value of the conversion option was valued using a Black-Scholes valuation calculation.  This value was measured at the note date and again at December 31, 2007 and December 31, 2008.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture using the interest method.

The following tables describe the valuation of the conversion feature of the note:

Approximate risk free rate upon issuance	4.16%
Average expected life	1 year
Dividend yield	0%
Volatility	158.264%
Estimated fair value of conversion feature on date of note	$ 358,518
Estimated fair value of conversion feature as of December 31, 2007	$ 351,325
Estimated fair value of conversion feature as of December 31, 2008	$ 266,614

The Company recorded the fair value of the conversion feature as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received, with the excess of $108,518 charged to interest expense. Amortization expense related to the conversion feature discount for the year ended December 31, 2007 was $43,151.  The remaining discount of $206,849 was amortized in the year ended December 31, 2008.  For the year ended December 31, 2007, the Company reported $7,191 in other income related to changes in its derivative liability associated with this note.  The Company reported income of $84,711 in other income for this change in the year ended December 31, 2008. The value of the derivative liability as of December 31, 2008 was $266,614.

$1,441,612.52 Note Dated November 30, 2008

On November 30, 2008, the Company entered into a Note (the "Note") with The Stealth Fund, LLLP.  The principal balance of the note was $1,441,612.52.  This note superseded two notes with total principal balances of $1,373,180 that were entered earlier in 2008.  The Company’s Chief Executive Officer, George Stevens, is an investment advisor with The Stealth Fund.

The note calls for interest to be measured as a function of the common stock price of the Company.  Interest is to be paid quarterly calculated as follows:  Subject to certain ceilings in the amounts (creating the Maximum Interest, as set forth below), the amount of interest payable under the Note will approximate the amount of profit that the Holder would have made with a stock investment of a like amount, instead of the purchase of this Note. Specifically, the parties have made the assumption that the Note Amount would have acquired a specified number of shares the “Applicable Shares”, which term shall mean, at any time, the principal balance of the Note, divided by $0.0075. In other words, the Note Amount, divided by $0.0075 results in the beginning number of Applicable Shares, upon which the calculation of theoretical profit is made. The amount of interest payable to the Holder is a function of stock price increases, if any, times this number of Applicable Shares, subject to the Maximum Interest and the Minimum Interest, as set forth below. If the share price doubles, then the Holder should double its money, earning, as interest, an amount equal to the stock price increase on the Applicable Shares, in addition to being repaid the amount of the Note. Significantly, as the price goes up, the value of this Note increases accordingly. However, the number of shares for the Company to repurchase the Note, remains constant, equal to the Applicable Shares, which, if paid in stock, at the election of the Company, would be at a 25% discount. The following formula creates that result.  The outstanding principal balance of this Note shall bear interest, payable quarterly, in an amount equal to the product (X) of the following formula: X= (Y-Y1) x (Z). Y is the greater of (a) the closing bid price of the Company’s common stock on the Interest Date or (b) the average closing bid price for Common Stock on the five trading days immediately prior to the Interest Date; Y1 is the pricing used for the preceding Interest Date or other applicable prior pricing Interest Date and Z is the number of Applicable Shares. For purposes of the first Interest Date computation, $0.0075 shall be used as the Y1. Until there is any payment of Principal on the Note, Z, the number of Applicable Shares, shall be 117,231,940. Other than for the first Interest Date computation, Y1 shall never be less than the Y1 for any preceding Interest Date computation (no double benefit for price increases, followed by a price decrease followed by another price increase). For purposes of this computation, pricing shall be as reported on pinksheets.com on such dates (or other analogous reporting source agreed upon by both parties if pinksheets.com is no longer reporting the Company’s common stock price). Notwithstanding the preceding, the Interest for any quarter shall not be less than 2½% (the “Minimum Interest”) of the Principal balance at the beginning of the quarter. Notwithstanding the preceding, Y shall not be greater than 125% of the Y1 (the “Maximum Interest”).

As a result of the above interest calculations, the Company could be obligated to pay a maximum interest rate of 25% per quarter, and at no times shall pay less than 2.5% per quarter.  For the year ended December 31, 2008, the Company accrued interest expense of 2.5% per quarter on this Note.  The total accrued interest on this Note on 12/31/08 was $72,081.  Under the terms of the Note, this amount is added to the principal of the note as of December 31, 2008.  The adjusted principal balance of this note with The Stealth Fund is $1,513,693.

$157,662.83 Note Dated August 22, 2008

On August 22, 2008, the Company entered into a Note (the "Note") with Micro Pipe Fund I, LLC.  The principal balance of the note was $157,662.83.  This note superseded the note with a principal balance of $144,067 as described above.

The note calls for interest to be measured as a function of the common stock price of the Company.  Interest is to be paid quarterly calculated as follows:  Subject to certain ceilings in the amounts (creating the Maximum Interest, as set forth below), the amount of interest payable under the Note will approximate the amount of profit that the Holder would have made with a stock investment of a like amount, instead of the purchase of this Note. Specifically, the parties have made the assumption that the Note Amount would have acquired a specified number of shares the “Applicable Shares”, which term shall mean, at any time, the principal balance of the Note, divided by $0.0075. In other words, the Note Amount, divided by $0.0075 results in the beginning number of Applicable Shares, upon which the calculation of theoretical profit is made. The amount of interest payable to the Holder is a function of stock price increases, if any, times this number of Applicable Shares, subject to the Maximum Interest and the Minimum Interest, as set forth below. If the share price doubles, then the Holder should double its money, earning, as interest, an amount equal to the stock price increase on the Applicable Shares, in addition to being repaid the amount of the Note. Significantly, as the price goes up, the value of this Note increases accordingly. However, the number of shares for the Company to repurchase the Note, remains constant, equal to the Applicable Shares, which, if paid in stock, at the election of the Company, would be at a 25% discount. The following formula creates that result.  The outstanding principal balance of this Note shall bear interest, payable quarterly, in an amount equal to the product (X) of the following formula: X= (Y-Y1) x (Z). Y is the greater of (a) the closing bid price of the Company’s common stock on the Interest Date or (b) the average closing bid price for Common Stock on the five trading days immediately prior to the Interest Date; Y1 is the pricing used for the preceding Interest Date or other applicable prior pricing Interest Date and Z is the number of Applicable Shares. For purposes of the first Interest Date computation, $0.0075 shall be used as the Y1. Until there is any payment of Principal on the Note, Z, the number of Applicable Shares, shall be 21,021,711. Other than for the first Interest Date computation, Y1 shall never be less than the Y1 for any preceding Interest Date computation (no double benefit for price increases, followed by a price decrease followed by another price increase). For purposes of this computation, pricing shall be as reported on pinksheets.com on such dates (or other analogous reporting source agreed upon by both parties if pinksheets.com is no longer reporting the Company’s common stock price). Notwithstanding the preceding, the Interest for any quarter shall not be less than 2½% (the “Minimum Interest”) of the Principal balance at the beginning of the quarter. Notwithstanding the preceding, Y shall not be greater than 125% of the Y1 (the “Maximum Interest”).

As a result of the above interest calculations, the Company could be obligated to pay a maximum interest rate of 25% per quarter, and at no times shall pay less than 2.5% per quarter.

For the quarter ended October 1, 2008, the Company incurred an interest charge of $31,533.  This interest charge was calculated by multiplying the Applicable Shares above (21,021,711) by the change in stock price (the stock closed at $0.009 on October 1, and the note called for the beginning price to be deemed at $0.0075).  For the following quarter ended December 31, 2008, the Company accrued interest expense of 2.5% per quarter on this Note.  The total interest charged on this Note for the year ended December 31, 2008 was $35,475, of which $31,533 was paid and $3,942 was accrued.

Note Restructurings

The following 7 notes (all described above) were restructured into 9 new note agreements on December 23, 2008:

Date of Original Note	Note Holder	Original Note Amount

September 5, 2006	The Nutmeg Group	$1,637,000.00
September 14, 2007	Nutmeg/Mercury Fund	585,607.88
September 14, 2007	The Nutmeg Group	103,962.37
November 5, 2007	Philly Financial	175,292.72
November 5, 2007	Sam Wayne	136,438.08
November 27, 2007	Financial Alchemy	5,934.72
November 27, 2007	The Nutmeg Group	25,200.00

	Total Principal	$2,669,435.77

The new notes, all dated December 23, 2008, were entered into with the following entities:

New Note Holders	New Note Balance

The Nutmeg Group, L.L.C.	$42,648.90
Nutmeg MiniFund II, LLLP	4,758.82
Nutmeg Lightning Fund, LLLP	46,019.00
Nutmeg October 2005, LLLP	109,304.96
Nutmeg/Michael Fund, LLLP	216,548.19
Nutmeg/Fortuna Fund LLLP	561,721.98
Nutmeg/Patriot Fund, LLLP	688,523.65
Nutmeg/Mercury Fund, LLLP	1,000,526.57
Nutmeg MiniFund, LLLP	114,868.96

Total New Principal on December 22, 2008	$2,784,921.03

The new notes superseded the original notes.

The terms of all nine new notes are identical (hereinafter referred to as the “New Notes”).

The New Notes call for interest to be measured as a function of the common stock price of the Company.  Interest is to be paid quarterly calculated as follows:  Subject to certain ceilings in the amounts (creating the Maximum Interest, as set forth below), the amount of interest payable under the New Notes will approximate the amount of profit that the Holder would have made with a stock investment of a like amount, instead of the purchase of this Note. Specifically, the parties have made the assumption that the Note Amount would have acquired a specified number of shares the “Applicable Shares”, which term shall mean, at any time, the principal balance of the Note, divided by $0.0075. In other words, the Note Amount, divided by $0.0075 results in the beginning number of Applicable Shares, upon which the calculation of theoretical profit is made. The amount of interest payable to the Holder is a function of stock price increases, if any, times this number of Applicable Shares, subject to the Maximum Interest and the Minimum Interest, as set forth below. If the share price doubles, then the Holder should double its money, earning, as interest, an amount equal to the stock price increase on the Applicable Shares, in addition to being repaid the amount of the New Notes. Significantly, as the price goes up, the value of these New Notes increase accordingly. However, the number of shares for the Company to repurchase the New Notes, remains constant, equal to the Applicable Shares, which, if paid in stock, at the election of the Company, would be at a 25% discount. The following formula creates that result.  The outstanding principal balance of these New Notes shall bear interest, payable quarterly, in an amount equal to the product (X) of the following formula: X= (Y-Y1) x (Z). Y is the greater of (a) the closing bid price of the Company’s common stock on the Interest Date or (b) the average closing bid price for Common Stock on the five trading days immediately prior to the Interest Date; Y1 is the pricing used for the preceding Interest Date or other applicable prior pricing Interest Date and Z is the number of Applicable Shares. For purposes of the first Interest Date computation, $0.0075 shall be used as the Y1. Until there is any payment of Principal on the Note, Z, the number of Applicable Shares, shall be 371,322,804. Other than for the first Interest Date computation, Y1 shall never be less than the Y1 for any preceding Interest Date computation (no double benefit for price increases, followed by a price decrease followed by another price increase). For purposes of this computation, pricing shall be as reported on pinksheets.com on such dates (or other analogous reporting source agreed upon by both parties if pinksheets.com is no longer reporting the Company’s common stock price). Notwithstanding the preceding, the Interest for any quarter shall not be less than 2½% (the “Minimum Interest”) of the Principal balance at the beginning of the quarter. Notwithstanding the preceding, Y shall not be greater than 125% of the Y1 (the “Maximum Interest”).

As a result of the above interest calculations, the Company could be obligated to pay a maximum interest rate of 25% per quarter, and at no times shall pay less than 2.5% per quarter.  For the year ended December 31, 2008, the Company accrued interest expense of 2.5% per quarter on these New Notes.  The total accrued interest on the New Notes on through December 31, 2008 was $139,246.  Under the terms of the New Notes, this amount is added to the principal of the notes as of December 31, 2008.  The adjusted principal balance of the New Notes $2,924,167.

Each of the aforementioned New Notes was entered into by the Company with stipulation by the Company that stated that the Company executed the New Notes under the stipulation that it did not agree with the interest calculations.  The New Notes were executed as written because the Company and the holders agreed that it was in the best interest of both parties to do so.  However, both parties agreed that they should renegotiate the interest calculations under the New Notes.  These calculations shall be tied to a profit-sharing calculation tied to stock appreciation, but under less onerous terms as written in the New Note documents.  The Company has been actively involved in negotiating new terms and believes that the notes will be revised by March 31, 2009.

Maturities of Notes Payable:

Future maturities of our notes payable due during the years ended December are as follows:

2008 (past due)	$241,294
2009	- 0-
2010	4,595,523
TOTAL	$4,836,817

NOTE 12 – PREPAID RESEARCH & DEVELOPMENT

The Company has recorded a prepaid research and development liability under a Master Development Agreement.  The Agreement outlines the terms by which a third party (“CSI Digital”) is paying the Company $1.5 million to integrate its technology into a set-top box.  The Company received $1.4 million from CSI Digital during the year ended December 31, 2008 and booked this amount as prepaid research and development.  During the term of the contract through the end of 2008, the Company spent $483,710 fulfilling its obligations under the contract.  These expenditures were recorded as a reduction in the prepaid research and development liability account as of December 31, 2008.  The Company expects to complete the project in the first half of 2009 and expects to recognize the remaining amount (less additional costs incurred) as income in the year ended December 31, 2009.

NOTE 13 – STOCK OPTIONS

The Company entered into a series of stock option agreements with its officers, Bruce Palmer and George Stevens, as well as two other consultants.   The options have a 10-year term and all were fully vested when issued on November 12, 2008.  A Black-Scholes valuation was done on all options with the resulting valuation being deducted in the year ended December 31, 2008.  The Company has expensed $209,439 relating to the issuance of these options.  The options outstanding as of December 31, 2007 and December 31, 2008 are summarized in the following tables:

Options outstanding as of December 31, 2006	None

Options issued in 2007	-
Options expired in 2007	-

Options outstanding as of December 31, 2007	None

Options issued in 2008	21,000,000
Options expired in 2008	-

Options outstanding as of December 31, 2008	21,000,000

The following is a summary of the options outstanding as of December 31, 2008 (no options were outstanding as of December 31, 2007):

			Weighted-average	Black Scholes
	Number of options	Option prices	Option price	Value at issuance
Bruce Palmer	7,000,000	$0.045-0.10	$0.071	$69,813
George Stevens	7,000,000	$0.045-0.10	$0.071	69,813
Craig Erickson	3,500,000	$0.045-0.10	$0.071	34,906
Mark Kasok	3,500,000	$0.045-0.10	$0.071	34,907

Total	21,000,000	$0.045-0.10	$0.071	$209,439

In determining the value of the options, the following assumptions were applied at the grant date (all options were issued on the same date so the assumptions were the same for each option agreement):

Expected volatility	204.003%
Expected dividend yield	0.00%
Expected term (in years)	10
Risk-free rate	3.75%

The Company has followed the guidance of Statement of Financial Accounting Standards (SFAS) No. 123R, "SHARE-BASED PAYMENT" for treatment of these stock options.  When the stock options were issued in November of 2008, the Company did not properly reserve shares to cover the exercise of the options.  As a result, the Company may not be able to settle in shares and must account for the options as a liability.  The options were again valued at December 31, 2008.  The following assumptions were applied at December 31, 2008:

Expected volatility	206.719%
Expected dividend yield	0.00%
Expected term (in years)	9.87
Risk-free rate	2.25%

In using the assumptions above, the options were revalued at a total valuation of $188,510, resulting in the Company booking income  of $20,928 due to a change in the derivative liability associated with these options for the fiscal year ended December 31, 2008.

NOTE 14 – WARRANTS

The Company issued 20 million warrants to purchase shares of its common stock at a price of $0.01 per share.  The warrants expire on December 31, 2013.  The warrants were issued to Micro Pipe Fund, LLC as a result of the Company defaulting on its note with Micro Pipe.  A Black-Scholes valuation was done on the warrants with the resulting valuation being deducted in the year ended December 31, 2008.  The Company expensed $195,895 as interest expense as a result of issuing these warrants.

In determining the value of these warrants, the following assumptions were applied at the grant date:

Expected volatility	204.003%
Expected dividend yield	0.00%
Expected term (in years)	5.0
Risk-free rate	3.75%

These warrants were determined to meet the criteria for liability treatment under EITF 00-19.  They were again valued at December 31, 2008.  The following assumptions were applied at December 31, 2008:

Expected volatility	206.719%
Expected dividend yield	0.00%
Expected term (in years)	4.8658
Risk-free rate	3.75%

In using the assumptions above, the warrants were revalued at a total valuation of $176,084, resulting in the Company booking income  of $19,810 due to a change in the derivative liability associated with these warrants for the fiscal year ended December 31, 2008.

On July 16, 2006, the Company issued 4 million warrants to purchase shares of its common stock at a price of $0.10 per share.  These warrants expire on July 16, 2009.   The warrants were issued to a former officer.  The Company expensed $20,000 in 2006 as a result of issuing these warrants.  This expense amount represented the approximate value of the warrants after applying a Black-Scholes valuation.

On July 16, 2006, the Company issued 2 million warrants to purchase shares of its common stock at a price of $0.10 per share.  These warrants expire on July 16, 2009.   The warrants were issued to a corporate attorney.  The Company expensed $10,000 in 2006 as a result of issuing these warrants.  This expense amount represented the approximate value of the warrants after applying a Black-Scholes valuation.

In determining the value of these warrants issued on July 16, 2006, the following assumptions were applied at the grant date:

Expected volatility	165.973%
Expected dividend yield	0.00%
Expected term (in years)	3
Risk-free rate	5.05%

On December 31, 2007 the warrants issued on July 16, 2006 were revalued using the following assumptions:

Expected volatility	165.220%
Expected dividend yield	0.00%
Expected term (in years)	1.5
Risk-free rate	3.05%

In using the assumptions above, the warrants were revalued at a total valuation of $2,052, resulting in the Company booking income  of $27,948 due to a change in the derivative liability associated with these warrants for the fiscal year ended December 31, 2007.

On December 31, 2008 the warrants issued on July 16, 2006 were revalued using the following assumptions:

Expected volatility	206.719%
Expected dividend yield	0.00%
Expected term (in years)	0.5
Risk-free rate	0.27%

In using the assumptions above, the warrants were revalued at a total valuation of $2,246, resulting in the Company booking an expense  of $194 due to a change in the derivative liability associated with these warrants for the fiscal year ended December 31, 2008.

The following table summarizes the outstanding warrants of the Company for December 31, 2007 and December 31, 2008:

Warrants outstanding as of December 31, 2005	None

Warrants issued in 2006	6,000,000
Warrants expired in 2006	-

Warrants outstanding as of December 31, 2006	6,000,000

Warrants issued in 2007	-
Warrants expired in 2007	-

Warrants outstanding as of December 31, 2007	6,000,000

Warrants issued in 2008	20,000,000
Warrants expired in 2008	-

Warrants outstanding as of December 31, 2008	26,000,000

The following table summarizes all of the Company’s outstanding warrants as of December 31, 2007:

				Stock Price	Valuation
Number of Warrants	Date of Issuance	Expiration Date	Strike Price	on date of issuance	on issuance date

2 million	7/16/2006	7/16/2009	$0.10	$0.04	$10,000
4 million	7/16/2006	7/16/2009	$0.10	$0.04	$20,000
6 million TOTAL

The following table summarizes all of the Company’s outstanding warrants as of December 31, 2008:

				Stock Price	Valuation
Number of Warrants	Date of Issuance	Expiration Date	Strike Price	on date of issuance	on issuance date

2 million	7/16/2006	7/16/2009	$0.10	$0.04	$10,000
4 million	7/16/2006	7/16/2009	$0.10	$0.04	$20,000
20 million	11/12/2008	12/31/2013	$0.01	$0.01	$195,895
26 million TOTAL

As of December 31, 2008, the Company has 366,776,388 shares of its common stock outstanding.  As of this date, there are 21,000,000 outstanding options and 26,000,000 outstanding warrants to purchase shares of the Company’s common stock.  Additionally, the Company has $241,294 in convertible debt outstanding as of December 31, 2008.  At this date, 2008, the debt could have been converted into approximately 54 million shares of the Company’s common stock.  The Company has 400 million shares of common stock authorized, so there are not adequate shares to cover the potential conversion of the debt and/or the exercise of the outstanding stock warrants and options.  We have not discussed any settlement alternatives with the holders of the warrants or options. Should the holders of the notes, options or warrants request a conversion of their notes or exercise their options or warrants, we may be forced to increase the number of authorized shares of our common stock to avoid any breach of our obligations. This action would require us to go through the time and expense of calling a special meeting of shareholders.  Raising the number of our authorized common shares  to allow for these issuances would dilute the stock ownership of our existing shareholders.  Our option and warrant agreements require us to reserve adequate shares of authorized common stock to accommodate the exercise of the warrants and options.  There are no written terms regarding settlement alternatives in the warrant or option agreements. Although these agreements do not have specific damages associated with us not reserving such shares or timely issuing the shares upon the exercise of the warrants or options, we could be found in breach of these contracts.  If the holders of the warrants or options were to take legal action against us and we were to be found in breach of these contracts, we could be subject to damages as a result of such breach .

NOTE 15 – NOTES RECEIVABLE

The Company entered into three note agreements with Hot Web, Inc.  These notes totaled $42,000.  Each note had a term of six months and bore an interest rate of 12% per annum.  As of December 31, 2008, two of the three notes which totaled $32,000 are delinquent.  The Company has set up a reserve and has written this amount of delinquency off to bad debt expense.  The third and final note was due on January 17, 2009 and is now delinquent as well.  Hot Web, Inc. is a publicly traded company and AccessKey believes that if they do not pay the notes in cash, the parties can negotiate a stock settlement that will leave AccessKey with publicly traded stock that eventually could be sold.  The Company’s Chief Executive Officer and Chairman, George Stevens, was the CEO and Chairman of Hot Web, Inc. at the time the loans were made.  He is no longer affiliated with Hot Web, Inc.

NOTE 16 – SIGNIFICANT CUSTOMER

The Company does a significant amount of business with one customer through its subsidiary.  Sales to this customer represented $1,378,386 of the $1,596,038 (86.3% of total revenues) reported in the year ended December 31, 2008.  Further, this customer owed the Company $956,124 as of December 31, 2008.  This amount represents 94.6% of the $1,010,173 of accounts receivable as of December 31, 2008.  The customer has made significant payments in the first two months of 2009 and the Company expects the customer to pay the total amount due and has not booked a reserve against this accounts receivable balance.

NOTE 17 – MATERIAL CONTRACTS

On April 1, 2008, the Company entered into an agreement with Bruce Palmer.  The Agreement calls for Mr. Palmer to be President of the Company and its subsidiary with a monthly compensation of $7,000.  Mr. Palmer was issued 7 million options with prices ranging from $0.045 per share to $0.10 per share.  The agreement does not have a term, however it is stated that if the contract is terminated (by either party) a payment of $84,000 shall be due and payable.

On April 1, 2008, the Company entered into an agreement with George Stevens.  The Agreement calls for Mr. Stevens to be CEO of the Company with a monthly compensation of $7,000.  Mr. Stevens was issued 7 million options with prices ranging from $0.045 per share to $0.10 per share.  The agreement does not have a term, however it is stated that if the contract is terminated (by either party) a payment of $84,000 shall be due and payable.

On May 22, 2007, the Company entered into an agreement with Craig Erickson, its Vice President of Technology.  The Agreement calls for Mr. Erickson to perform various services for the Company with a monthly compensation of $11,000.  Mr. Erickson was also issued 3.5 million options with prices ranging from $0.045 per share to $0.10 per share.  The agreement does not have a term, but may be cancelled with a 30-day notice.

On May 22, 2007, the Company's subsidiary entered into an agreement with Mark Kasok, its Vice President of Sales and Marketing.  The Agreement calls for Mr. Kasok to perform various services for the Company with a monthly compensation of $7,500.  Mr. Kasok was also issued 3.5 million options with prices ranging from $0.045 per share to $0.10 per share.  The agreement does not have a term, but may be cancelled with a 30-day notice.  Mr. Kasok was due 500,000 shares of the Company’s common stock under the terms of the agreement.  This stock was not issued, but was expensed when due to Mr. Kasok.  An accrued expense in the amount of $8,250 is included on the balance sheet as of December 31, 2007 and 2008.

On May 15, 2008, the Company entered into an agreement with CSI Digital, Inc.  Under the terms of the agreement, CSI agreed to pay the Company $1.5 million to implement its encryption software into a proprietary internet protocol television (“IPTV”) middleware product and dongle that collectively will enable the authorized delivery of video on demand and live streaming IPTV video to a television via a CSI specified set top box.  As of December 31, 2008, the Company had received $1.4 million from CSI under this contract and was substantially complete with its direct work in the project.  A third party is completing the final stages of the project and the Company anticipates the project to be completed in the first half of 2009.  The Company has booked the $1.4 million received under the contract as deferred revenues and has directly offset the deferred revenues with the costs incurred in the project to date.

NOTE 18 – SUBSEQUENT EVENTS

On April 3, 2009, the Company entered into a note agreement with The Melanie S. Altholtz Irrevocable Trust (“Altholtz”).  Under the terms of the agreement, Altholtz made a loan of $200,000 to the Company.  The Company received $100,000 from this note in advance on March 31, 2009 and this amount is shown on the March 31, 2009 balance sheet as an advance from lender.  The Company is required to make payments of $100,000 on July 3, 2009 and a second payment of $100,000 on July 15, 2009. The second payment is to include interest at a rate of 12%.  The Company also issued to Altholtz warrants to purchase 5 million shares of common stock at a price of $0.015 per share.  The warrants expire on April 3, 2014.  The Company failed to make the required payments in July 2009 and as a result is now in default under this note agreement.

We are currently in default under all of our note obligations in the amount of $5,144,692 for failure to make interest payments due in April 2009 and principal payments in July 2009. Although we were actively attempting to renegotiate these notes, we are currently unable to renegotiate our notes with the Nutmeg Group who hold a substantial amount of our notes payable (as of June 30, 2009 the total principal balance on these notes was equal to $2,784,921). On March 25, 2009, the SEC froze the assets of the Nutmeg Group, LLC and other related entities.

In June 2009, we received total returns from one customer in the amount of $433,933 (this figure was included in our sales for the year ended December 31, 2008).  The returns were InCharge units sold in 2008 ($261,867 worth of InCharge units for the Microsoft Xbox and $172,066 worth of InCharge units for the Sony Play Station 3).  The cost of sales for these returns was $271,876.  We believe that these returned items can be resold and they have been added back into inventory.  Further, we believe that these returns were due to extraneous circumstances and should not be indicative of future returns.

NOTE 19 – RESTATEMENT

Subsequent to the issuance the financial statements, management determined that certain warrants as well as stock options met the criteria for liability treatment under EITF 00-19 and SFAS 123R, respectively.  The financial statements have been revised to book a derivative liability upon the issuance of these warrants and options using a Black-Scholes valuation.  This liability has been adjusted at the end of each period based on changes to the valuations with any difference from prior period calculations reflected in the consolidated statement of operations.  Accordingly, the consolidated balance sheet, consolidated statement of operations, consolidated statement of stockholders' deficit, and consolidated statement of cash flows have been revised as follows:

AccessKey IP, Inc. and subsidiary
Consolidated balance sheets
	Restated	Original			Restated	Original
	Balance at	Balance at			Balance at	Balance at
ASSETS	December 31,	December 31,	Effect of		December 31,	December 31,	Effect of
	2007	2007	Changes		2008	2008	Changes
Current assets
Cash	$22,015	$22,015	$-		$227,683	227,683	$-
Accounts receivable	-	-	-		1,010,173	1,010,173	-
Inventory	-	-	-		26,994	26,994	-
Notes receivable (net of reserve of none and
$32,000) (Note 15)	-	-	-		10,000	10,000	-
Interest receivable	-	-	-		3,281	3,281	-
Deposits	-	-	-		60,000	60,000	-
Due under Note Agreement	124,183	124,183	-		-	-	-
Total current assets	146,198	146,198	-		1,338,131	1,338,131	-

TOTAL ASSETS	$146,198	$146,198	$-		$1,338,131	$1,338,131	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$521,220	$521,220	$-		$58,639	58,639	$-
Accrued liabilities (Note 4)	1,237,124	1,237,124	-		907,976	907,976	-
Accrued liabilities to Officers (Note 4)	-	-	-		110,000	110,000
Notes payable, net of unamortized discount of
$1,194,696 and none (Note 11)	1,868,806	1,868,806	-		241,294	241,294	-
Prepaid research and development (Note 12)	-	-	-		916,290	916,290	-
Advances received from lenders	713,677	713,677	-		-	-	-
Total current liabilities	4,340,827	4,340,827	-		2,234,199	2,234,199	-

Notes payable (Note 11)	-	-	-		4,595,523	4,595,523	-
Derivative liability	4,055,501	4,053,449	2,052	1	633,456	266,614	366,842	4
	4,055,501	4,053,449	2,052		5,228,979	4,862,137	366,842

Total liabilities	8,396,328	8,394,276	2,052		7,463,178	7,096,336	366,842

Stockholders' deficit
Preferred stock, Series A, par value of $0.001 per share,
preferred liquidation value of $10.00 per share,
5,000,000 shares authorized and 1,231,341
shares outstanding as of December 31, 2007 and
December 31, 2008, total liquidation preference
of $12,313,410 as of December 31, 2007 and
December 31, 2008	1,231	1,231	-		1,231	1,231	-
Common stock, par value $0.001 per share,
400,000,000 shares authorized and
338,436,932 issued and outstanding as of
December 31, 2007 and 366,776,388 shares
issued and outstanding as of December 31, 2008	338,437	338,437	-		366,776	366,776	-
Paid-in capital	6,690,387	6,720,387	(30,000)	2	7,021,567	7,456,901	(435,334)	5
Accumulated deficit	(15,280,185)	(15,308,133)	27,948	3	(13,514,621)	(13,583,113)	68,492	6
Total stockholders' deficit	(8,250,130)	(8,248,078)	(2,052)		(6,125,047)	(5,758,205)	(366,842)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$146,198	$146,198	$-		$1,338,131	$1,338,131	$-

See Note A below for explanations of Effects of Changes.

AccessKey IP, Inc. and subsidiary
Statements of Operations
	Restated	Original	Effect of		Restated	Original	Effect of
	2007	2007	Changes		2008	2008	Changes

Sales	$-	$-	$-		$1,596,038	1,596,038	$-

Cost of sales	-	-	-		1,118,789	1,118,789	-

Gross profit	-	-	-		477,249	477,249	-

Selling, general and administrative	1,149,981	1,149,981	-		1,297,327	1,297,327	-
Research & development costs	416,870	416,870	-		13,626	13,626	-
Bad debt expense	-	-	-		32,000	32,000	-

Total operating expenses	1,566,851	1,566,851	-		1,342,953	1,342,953	-

Operating income (loss)	(1,566,851)	(1,566,851)	-		(865,704)	(865,704)	-

Interest expense	(2,408,991)	(2,408,991)	-		(1,710,612)	(1,710,612)	-
Interest income	-	-	-		3,281	3,281	-
Debt forgiveness income	185,765	185,765	-		511,220	511,220	-
Income due to change in derivative liability	268,486	240,538	27,948	7	3,827,379	3,786,835	40,544	8

Net income (loss) before income taxes	(3,521,591)	(3,549,539)	27,948		1,765,564	1,725,020	40,544

Provision for income taxes	-	-	-		-	-	-

Net income (loss)	$(3,521,591)	$(3,549,539)	$27,948		$1,765,564	$1,725,020	$40,544

Basic net income (loss) per share	$(0.01)	$(0.01)	$-		nil	nil	$-
Fully diluted net income per share	$(0.01)	$(0.01)	$-		nil	nil	$-

Weighted average number of common shares	360,351,443	360,351,443	-		352,606,660	352,606,660	-
Fully diluted weighted average number of common shares	360,351,443	360,351,443	-		445,302,105	445,302,105	-
See Note A below for explanations of Effects of Changes.

AccessKey IP, Inc.
Consolidated Statement of Stockholders' Deficit

Preferred Stock
	Shares		Amount		Effect of
	Restated	Original	Restated	Original	Changes

Balance at December 31, 2006	1,231,341	1,231,341	$1,231	1,231	$-

Common stock issued for services	-	-	-	-	-
Stock repurchased	-	-	-	-	-
Stock retired	-	-	-	-	-
Net loss for year ended December 31, 2007	-	-	-	-	-

Balance at December 31, 2007	1,231,341	1,231,341	$1,231	$1,231	$-

Common stock issued for interest expense	-	-	-	-	-
Common stock issued for services	-	-	-	-	-
Value of options issued in 2008	-	-	-	-	-
Value of warrants issued for interest	-	-	-	-	-
Net loss for year ended December 31, 2008	-	-	-	-	-

Balance at December 31, 2008	1,231,341	1,231,341	$1,231	$1,231	$-

	Common Stock
	Shares		Amount		Effect of
	Restated	Original	Restated	Original	Changes

Balance at December 31, 2006	382,265,953	382,265,953	$382,266	382,266	-

Common stock issued for services	17,651,767	17,651,767	17,652	17,652	-
Stock repurchased	(48,980,788)	(48,980,788)	(48,981)	(48,981)	-
Stock retired	(12,500,000)	(12,500,000)	(12,500)	(12,500)	-
Net loss for year ended December 31, 2007	-	-	-	-	-

Balance at December 31, 2007	338,436,932	338,436,932	$338,437	$338,437	$-

Common stock issued for interest expense	18,268,027	18,268,027	18,268	18,268	-
Common stock issued for services	10,071,429	10,071,429	10,071	10,071	-
Value of options issued in 2008	-	-	-	-	-
Value of warrants issued for interest	-	-	-	-	-
Net loss for year ended December 31, 2008	-	-	-	-	-

Balance at December 31, 2008	366,776,388	366,776,388	$366,776	$366,776	$-

	Paid in Capital
			Effect of
	Restated	Original	Changes

Balance at December 31, 2006	$6,710,446	$6,680,446	$30,000	9

Common stock issued for services	291,326	291,326	-
Stock repurchased	(293,885)	(293,885)	-
Stock retired	12,500	12,500	-
Net loss for year ended December 31, 2007	-	-	-

Balance at December 31, 2007	$6,720,387	$6,690,387	$30,000

Common stock issued for interest expense	219,217	219,217	-
Common stock issued for services	111,963	111,963	-
Value of options issued in 2008	-	209,439	(209,439)	10
Value of warrants issued for interest	-	195,895	(195,895)	11
Net income for year ended December 31, 2008	-	-	-

Balance at December 31, 2008	$7,051,567	$7,426,902	$(375,334)

	Accumulated Deficit
			Effect of
	Restated	Original	Changes

Balance at December 31, 2006	$(11,758,594)	$(11,758,594)	$-

Common stock issued for services	-	-	-
Stock repurchased	-	-	-
Stock retired	-	-	-
Net loss for year ended December 31, 2007	(3,521,591)	(3,549,539)	27,948	12

Balance at December 31, 2007	$(15,280,185)	$(15,308,133)	$27,948

Common stock issued for interest expense	-	-	-
Common stock issued for services	-	-	-
Value of options issued in 2008	-	-	-
Value of warrants issued for interest	-	-	-
Net income for year ended December 31, 2008	1,765,564	1,725,020	40,544	13

Balance at December 31, 2008	$(13,514,621)	$(13,583,113)	$68,492

See Note A below for explanations of Effects of Changes.

	Total
			Effect of
	Restated	Original	Changes

Balance at December 31, 2006	$(4,694,651)	$(4,664,651)	(30,000)	14

Common stock issued for services	308,978	308,978	-
Stock repurchased	(342,866)	(342,866)	-
Stock retired	-	-	-
Net loss for year ended December 31, 2007	(3,521,591)	(3,549,539)	27,948	15

Balance at December 31, 2007	$(8,250,130)	$(8,248,078)	$(2,053)

Common stock issued for interest expense	237,485	237,485	-
Common stock issued for services	122,034	122,034	-
Value of options issued in 2008	-	209,439	(209,439)	16
Value of warrants issued for interest	-	195,895	(195,895)	17
Net loss for year ended December 31, 2008	1,765,564	1,725,020	40,544	18

Balance at December 31, 2008	$(6,125,047)	$(5,758,205)	$(366,843)

See Note A below for explanations of Effects of Changes.

AccessKey IP, Inc. and subsidiary
Statement of Cash Flows
	For the years ended				For the years ended
	December 31, 2007				December 31, 2008
			Effect of				Effect of
	Restated	Original	Changes		Restated	Original	Changes
Cash flow from operating activities
Net income (loss)	$(3,521,591)	$(3,549,539)	$27,948	19	$1,765,564	1,725,020	40,544	21
Expenses paid with common stock	308,977	308,977	-		359,519	359,519	-
Value of options issued for services	-	-	-		209,439	209,439	-
Value of warrants issued for interest expense	-	-	-		195,895	195,895	-
Change in derivative liabilities	(268,486)	(240,538)	(27,948)	20	(3,827,379)	(3,786,835)	(40,544)	22
Non-cash interest expense and financing costs	2,138,500	2,138,500	-		1,282,308	1,282,308	-
(Increase) decrease in accounts receivable	183,449	183,449	-		(1,010,173)	(1,010,173)	-
Decrease (increase) in note reserve allowance	-	-	-		(32,000)	(32,000)	-
(Increase) decrease in deposits	-	-	-		(60,000)	(60,000)	-
(Decrease) increase in accounts payable	(189,535)	(189,535)	-		(462,581)	(462,581)	-
(Decrease) increase in accrued expenses	258,511	258,511	-		(329,148)	(329,148)	-
(Decrease) increase in amounts accrued to related parties	-	-	-		110,000	110,000	-
(Decrease) increase in deferred revenue	(56,308)	(56,308)	-		916,290	916,290	-
(Increase) decrease in inventory	-	-	-		(26,994)	(26,994)	-
Net cash used in operating activities	(1,146,483)	(1,146,483)	-		(909,260)	(909,260)	-

Cash flow from investing activities
Note receivable	-	-	-		(42,000)	(42,000)	-
(Increase) decrease in interest receivable	-	-	-		(3,281)	(3,281)	-
Net cash used in investing activities	-	-	-		(45,281)	(45,281)	-

Cash flow from financing activities
Proceeds from loans	1,122,934	1,122,934	-		1,823,929	1,823,929	-
Payments on loans	-	-	-		(663,720)	(663,720)	-
Net cash provided by financing activities	1,122,934	1,122,934	-		1,160,209	1,160,209	-

Net cash increase (decrease)	(23,549)	(23,549)	-		205,668	205,668	-

Cash at beginning of year	45,564	45,564	-		22,015	22,015	-

Cash at end of year	$22,015	$22,015	$-		$227,683	$227,683	$-

See Note A below for explanations of Effects of Changes.

Note A

(1)
This change is a result of the net change in the Black-Scholes valuation of the warrants issued in 2006.  These warrants were originally valued at $30,000.  The valuation was decreased to $2,052 as of December 31, 2007 and that amount is the difference on this line item.

(2)
The warrants issued in 2006 that were valued at $30,000 were originally booked as additional paid-in capital.  It was determined that under EITF 00-19 the value of the warrants should be booked as a liability.  The previous entry to paid-in capital has been reversed resulting in a decrease of $30,000 to the account.

(3)
The value of the warrants issued in 2006 decreased from $30,000 on the date of issuance to $2,052 as of December 31, 2007.  This net amount of $27,948 has been included as income due to a change in the derivative liability and has therefore decreased the accumulated deficit by this amount as of December 31, 2007.

(4)
This change is a result of three items.  First, the 2006 warrants which were not previously included as a derivative liability had a value of $2,248 as of December 31, 2008.  The Company issued warrants in 2008.  The value of these warrants was originally booked as paid-in capital.  It was determined that under EITF 00-19 the value of the warrants should be booked as a liability.  The value of these warrants as of December 31, 2008 was equal to $176,084.  Lastly, the Company issued stock options in 2008.  The value of these options was originally booked as paid-in capital.  It was determined under SFAS 123R the value of the options should be booked as a liability.   The value of these options as of December 31, 2008 was equal to $176,084.  This change is summarized as follows:

Value of 2006 warrants	$2,248
Value of 2008 warrants	176,084
Value of 2008 stock options	188,510
Change in Derivative Liability as
Of December 31, 2008	$366,842

(5)
This change is a result of reversing the previous entries to paid-in capital for warrants and stock options that were issued in 2006 and 2008 when it was determined that they were properly booked as liabilities under EITF 00-19 and SFAS 123R, respectively.  The change is summarized as follows:

Value of 2006 warrants at issuance	$30,000
Value of 2008 warrants at issuance	195,895
Value of 2008 stock options at issuance	209,439
Change in Paid in Capital as
Of December 31, 2008	$435,334

(6)	This change is a result of the net changes to the value of the derivative liabilities associated with the warrants and options not previously booked as liabilities. They are summarized as follows:

Change in value of 2006 warrants from date of issuance	$27,754
Change in value of 2008 warrants from date of issuance	19,810
Change in value of stock options from date of issuance	20,928
Total change in accumulated deficit
As of December 31, 2008	$68,492

(7)	This change is explained in #3 above. It is the change in the value of the warrants issued in 2006 that was recorded in the year ended December 31, 2007.
(8)	This change is a result of the net changes to the value of the derivative liabilities associated with the warrants and options not previously booked as liabilities. They are summarized as follows:

Change in value of 2006 warrants during 2008	$	(194)
Change in value of 2008 warrants from date of issuance		19,810
Change in value of stock options from date of issuance		20,928
Total change in income due to change in derivative
liability in the year ended December 31, 2008		$40,544

(9)	This change is explained in #2 above.
(10)	This change is a result of the reversal of the booking of $209,439 to paid-in capital relating to stock options issued in 2008 that were properly booked as liabilities.
(11)	This change is a result of the reversal of the booking of $195,895 to paid-in capital relating to warrants issued in 2008 that were properly booked as liabilities.
(12)	This change in the Company’s net loss for the year ended December 31, 2007 is explained in #3 above.
(13)	This change in the Company’s net income for the year ended December 31, 2008 is explained in #8 above.
(14)	This change is explained in #2 above.
(15)	This change in the Company’s net loss for the year ended December 31, 2007 is explained in #3 above.
(16)	This change is explained in #10 above.
(17)	This change is explained in #11 above.
(18)	This change in the Company’s net income for the year ended December 31, 2008 is explained in #8 above.
(19)	This change in the Company’s net loss for the year ended December 31, 2007 is explained in #3 above.
(20)	This change is a result of the increase in the income due to change in derivative liability explained in #3 above.
(21)	This change in the Company’s net income for the year ended December 31, 2008 is explained in #8 above.
(22)	This change is a result of the increase in the income due to change in derivative liability explained in #8 above.

AccessKey IP, Inc. and subsidiary
Unaudited Financial Statements
For the quarters ended
March 31, 2008 and 2009

AccessKey IP, Inc. and subsidiary
Consolidated balance sheets
(unaudited)

ASSETS	December 31,	March 31,
	2008 restated	2009 restated
Current assets
Cash	$227,683	$238,340
Accounts receivable	1,010,173	526,751
Inventory	26,994	193,869
Notes receivable (net of reserve of $32,000 and $42,000) (Note 15)		-
Note receivable from officer (Note 15)	10,000	9,747
Interest receivable	3,281	4,597
Deposits	60,000	82,200
Total current assets	1,338,131	1,055,504

TOTAL ASSETS	$1,338,131	$1,055,504

LIABILITIES AND STOCKHOLDERS' DEFICIT	December 31,	March 31,
	2008	2009
Current liabilities
Accounts payable	$58,639	$34,849
Accrued liabilities (Note 4)	907,976	1,995,804
Accrued liabilities to Officers (Note 4)	110,000	40,000
Notes payable, net of unamortized discount of $0 and $531,288 (Note 11)	241,294	323,881
Prepaid research and development (Note 12)	916,290	859,140
Advances received from lenders	-	100,000
Total current liabilities	2,234,199	3,353,674

Notes payable (Note 11)	4,595,523	4,095,523
Derivative liability	633,456	1,565,911
	5,228,979	5,661,434

Total liabilities	7,463,178	9,015,108

Stockholders' deficit
Preferred stock, Series A, par value of $0.001 per share, preferred liquidation value of $10.00 per share, 1,500,000 shares authorized and 1,231,341 shares outstanding as of December 31, 2008, and as of March 31, 2009, total liquidation preference of $12,313,410	1,231	1,231
Common stock, par value $0.001 per share, 400,000,000 shares authorized and 366,776,388 shares issued and outstanding as of December 31, 2008 and 363,276,388 issued and outstanding as of March 31, 2009	366,776	363,276
Paid-in capital	7,021,567	7,002,567
Accumulated deficit	(13,514,621)	(15,326,678)
Total stockholders' deficit	(6,125,047)	(7,959,604)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,338,131	$1,055,504

AccessKey IP, Inc. and subsidiary
Statements of Operations
(unaudited)

	March 31,
	2008	2009 restated

Sales	$-	$59,617

Cost of sales	-	43,122

Gross profit	-	16,495

Selling, general and administrative	159,706	331,070
Research & development costs	13,625	-
Bad debt expense	-	10,000

Total operating expenses	173,331	341,070

Operating income (loss)	(173,331)	(324,575)

Interest expense	(390,042)	(1,206,289)
Interest income	-	1,513
Debt forgiveness income	76,906	-
Income (expense) due to change in derivative liability	632,177	(282,706)

Net income (loss) before income taxes	145,710	(1,812,057)

Provision for income taxes	-	-

Net income (loss)	$145,710	$(1,812,057)

Basic net income (loss) per share	nil	nil
Fully diluted net income per share	nil	nil

Weighted average number of common shares	347,570,946	365,026,388
Fully diluted weighted average number of common shares	935,271,500	365,026,388

AccessKey IP, Inc. and subsidiary
Statement of Cash Flows
(unaudited)

	For the quarters ended March 31,
	2008	2009 restated
Cash flow from operating activities
Net income (loss)	$145,710	$(1,812,057)
Expenses paid with common stock	237,484	-
Change in derivative liabilities	(632,177)	282,706
Non-cash interest expense and financing costs	266,706	118,460
(Increase) decrease in accounts receivable	-	483,422
(Increase) decrease in amounts due under note agreement	124,183	-
(Decrease) increase in note reserve allowance	-	10,000
(Increase) decrease in deposits	-	(22,200)
(Decrease) increase in accounts payable	(76,906)	(23,790)
(Increase) decrease in interest receivable	-	(1,316)
(Decrease) increase in accrued expenses	(114,148)	1,087,828
(Decrease) increase in amounts accrued to related parties		(50,000)
(Decrease) increase in deferred revenue	-	(57,150)
(Increase) decrease in inventory	-	(166,875)
Net cash used in operating activities	(49,148)	(150,972)

Cash flow from investing activities
Note receivable from officer	-	(30,000)
Payments received on note receivable from officer		253
Net cash used in investing activities	-	(29,747)

Cash flow from financing activities
Repurchase of common stock	-	(22,500)
Proceeds from loans	500,000	740,000
Payments on loans	(470,000)	(526,124)
Net cash provided by financing activities	30,000	191,376

Net cash increase (decrease)	(19,148)	10,657

Cash at beginning of period	22,015	227,683

Cash at end of year	$2,867	$238,340

Supplemental information
Cash paid for taxes	$-	$-
Cash paid for interest expense	$-	$-

Non-cash investing activities:
During the quarter ending March 31, 2009, the Company reduced a note receivable from officer by $20,000 with an offset to accrued liabilities in the same amount.

NOTE 1 - NATURE OF BUSINESS

AccessKey IP, Inc., a Nevada corporation (the "Company" or “AccessKey”), is a public company trading under the symbol “AKYI” on the Pink Sheets..  AccessKey is a technology company that has developed proprietary technology for the Internet Protocol Television (“IPTV”) industry.  Through its wholly-owned subsidiary, TeknoCreations, Inc., it has also developed inductive chargers for in-home play station gaming devices.

AccessKey was incorporated under the name of Tollycraft Yacht Corporation in December of 1996.  The Company changed its name to Childguard Corporation in January of 2002 and then amended its articles of incorporation to change its name to EWAN 1, Inc. on April 9, 2002.  The Company changed its name to Advanced Technetix, Inc. in September 2006 and began focusing its efforts on its existing technology.  In March 2007, the Company changed its name to AccessKey IP, Inc., a name that more accurately reflects the Company’s advanced security encryption technology.

Through its wholly-owned subsidiary, TeknoCreations, Inc., the Company has developed the InCharge inductive charger.  The InCharge system enables users of Nintendo Wii, Sony PlayStation 3 or Microsoft Xbox 360 to rapidly recharge their gaming handsets through the InCharge charging base.  The Company began sales of this product in July 2008.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Principles of Consolidation and Presentation: The accompanying consolidated financial statements include the accounts of AccessKey IP, Inc. and its subsidiary, TeknoCreations, Inc. (“Tekno”), after elimination of all intercompany accounts and transactions.

Use of estimates: The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Revenue Recognition:  The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectability is probable. Our InCharge units are sold FOB shipping point.  We recognize the revenues from these sales upon shipping them.  They do not include any maintenance or service contracts, therefore none of the revenues from these sales are deferred.  The contract with CSI Digital will be recognized as income under AICPA Statement of Position 97-2 (“SOP 97-2”).  Paragraph 12 of SOP 97-2 requires that revenue from the entire arrangement be initially deferred and recognized upon product delivery.

Tekno sales have provisions for estimated product returns and allowances based on the Company’s historical experience. This reserve allowance is currently at two percent of gross sales.  Tekno sales are recorded upon the shipment of product after the receipt of purchase orders.  Customers are billed at net 45 days of billing.

Cash Equivalents: For purposes of the statements of cash flows, AccessKey considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments: AccessKey’s financial instruments consist principally of cash, accounts receivable, inventories, accounts payable and borrowings. AccessKey believes the financial instruments' recorded values approximate current values because of their nature and respective durations. The fair value of embedded conversion options and stock warrants are based on a Black-Scholes fair value calculation. The fair value of convertible notes payable has been discounted to the extent that the fair value of the embedded conversion option feature exceeds the face value of the note. This discount is being amortized over the term of the convertible note.

Notes Receivable:   AccessKey has issued three notes receivable to one third party.  As of March 31, 2009 all of those notes were past due and a reserve allowance for the entire amount of $42,000 has been booked. See Note 7.

Inventories:  AccessKey carries its inventories at cost, inclusive of freight and sales taxes.

Property and Equipment: The Company currently has no property or equipment.

CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITIES: AccessKey accounts for convertible notes payable and warrants in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." This standard requires the conversion feature of convertible debt be separated from the host contract and presented as a derivative instrument if certain conditions are met. Emerging Issue Task Force (EITF) 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19" were also analyzed to determine whether the debt instrument is to be considered a conventional convertible debt instrument or classified in stockholders' equity.

Certain convertible notes payable issued by AccessKey were evaluated and determined not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The accounting guidance also requires that the conversion feature be recorded at fair value for each reporting period with changes in fair value recorded in the consolidated statements of operations.  Several convertible notes payable were renegotiated into non-convertible notes payable in 2008 at which time the derivative liability associated with these notes was reduced to zero.

A Black-Scholes valuation calculation was applied to the conversion features of convertible debentures at issuance dates and again as of March 31, 2008 and March 31, 2009. The issuance date valuation was used for the effective debt discount that these instruments represent. The debt discount was amortized over the life of the debts using the effective interest method. The March 31, 2008 and 2009 valuation was used to record the fair value of these instruments at the end of the reporting period with any difference from prior period calculations reflected in the consolidated statement of operations.

Similarly, certain warrants issued by AccessKey were determined to meet the criteria for liability treatment under EITF 00-19.  These warrants were initially valued using a Black-Scholes valuation calculation on the dates of issuance.  They were again valued at March 31, 2008 and March 31, 2009.  These latter valuations were used to record the fair value of these instruments at the end of the reporting period with any difference from prior period calculations reflected in the consolidated statement of operations.

Stock Options:  AccessKey follows the guidance of Statement of Financial Accounting Standards (SFAS) No. 123R, "SHARE-BASED PAYMENT" for treatment of its stock options.  The Company issued stock options in November of 2008 and did not properly reserve shares to cover the exercise of the options.  As a result, the Company may not be able to settle in shares and must account for the options as a liability.  The options issued by AccessKey were initially valued using a Black-Scholes valuation calculation on the dates of issuance.  This amount was deducted as compensation expense.  They were again valued at March 31, 2009.  This latter valuation was used to record the fair value of these instruments at the end of the reporting period with any difference from prior period calculations reflected in the consolidated statement of operations

Common Stock:  Access Key has 400,000,000 shares of $0.001 par value common stock authorized.

Preferred Stock:  AccessKey has authorized 5,000,000 shares of preferred stock.  On June 21, 2002, the Company designated 1,500,000 of these shares as Series A Preferred Stock.  The Series A stock is entitled to common stock dividends.  The preferred stock does not have any conversion rights into common stock.  AccessKey has the right but not the obligation to redeem each share of Series A stock at a price of $10.00 per share.  In the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, each share of Series A shall be entitled to receive from the assets of the Company $10.00 per share, which shall be paid or set apart before the payment or distribution of any assets of the corporation to the holders of the Common Stock or any other equity securities of the Company.  Holders of the preferred stock are not entitled to vote on all matters with the holders of the Common Stock.

Research and Development:  AccessKey incurred expenditures for research and development of $13,625 in the quarter ended March 31, 2008 and none in the quarter ended March 31, 2009.   These costs were incurred in finalizing the Company’s AccessKey IPTV technology.

Income Taxes: Income tax expense is based on pretax financial accounting income.  Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Net Income (Loss) Per Share: Basic net loss per share for March 31, 2009 includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock are anti-dilutive. Potential shares consist of outstanding warrants and stock options.  Basic and fully-diluted net income per share has been reported for the quarter ended March 31, 2008 adjusting for the outstanding warrants and convertible debts that were outstanding as of this date.

Recently Issued Accounting Pronouncements:

In May 2008, the FASB issued SFAS No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.  This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”

NOTE 3 - GOING CONCERN

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, the Company expects funds generated from operations to cover its operating expenses.  The Company can give no assurance that it will be capable of sustaining profitable operations.   However, the Company has incurred a substantial amount of debt, all of which is currently in default.  As of July 31, 2009,  the Company has total notes due and payable of approximately $5.14 million plus accrued interest.  The Company can give no assurance that it will be capable of paying these notes.

The Company is actively involved in moving new products, such as TeknoVault and our Tekcases, to market.  It anticipates these new products increasing its revenues to alleviate its working capital deficit.  Since March 31, 2009, the Company has received new orders for its products and anticipate orders for its products to continue to be placed by customers.  Further, it is actively seeking additional capital.  The Company cannot provide any assurances that either increased revenues or new financings will occur or will raise necessary capital to support its operations over the next twelve months.

The Company incurred a loss of $1,812,057 for the quarter ended March 31, 2009.  It reported net income of $145,710 in the quarter ended March 31, 2008.  As of March 31, 2009, the Company had an accumulated deficit of $15,326,678.

NOTE 4 - ACCRUED EXPENSES

Accrued expenses at March 31, 2009 consist of:

As of March 31,
2009

Accrued interest expense	$1,092,139
Accrued judgment payable	160,995
Accrued payroll tax liabilities	734,420
Other accrued expenses	8,250

1,995,804

Accrued bonuses to officers	40,000

Total accrued expenses	$2,035,804

NOTE 5 - INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes [SFAS No. 109].  SFAS No. 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.  At December 31, 2007 and December 31, 2008, respectively, the total of all deferred tax assets was approximately none and $59,226 and the total of the deferred tax liabilities was none for both years.  The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined.

The Company did not record a provision for income tax for the quarters ended March 31, 2008 or March 31, 2009.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.  As a result of the implementation of Interpretation 48, the Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax positions at March 31, 2009 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  During the quarters ended March 31, 2008 and 2009, the Company recognized no interest and penalties.  The Company had no accruals for interest and penalties at March 31, 2009.

The tax adjustments reconciling book income to tax income (prior to any net operating loss deductions) is as follows:

	Quarter ended March 31,
	2008	2009

Book income (loss)	$145,710	$(1,812,057)
Temporary differences:
Allowance for bad debts	-	10,000
Accrued expenses to officers	-	(70,000)
Permanent differences:
Finance costs booked as interest expense of convertible debts	266,704	118,461
(Income) loss due to change in derivative liability	(632,177)	282,706

Taxable income (loss) before net operating loss deduction	$(219,763)	$(1,470,890)

Since the Company reported a taxable loss in both the quarters ended March 31, 2008 and 2009, an analysis of the effective tax rate is not presented, since the effective rate is zero.

The components of income tax expense (benefit) from continuing operations for the quarters ended March 31, 2008 and 2009 were (based on a federal tax rate of 34% and a state tax rate of 7.6%):

	Quarter ended March 31,
	2008	2009
Current income tax expense (benefit):
Federal	-	-
State	-	-
Current tax expense (benefit)	-	-

Deferred tax expense (benefit) arising from:
Net operating loss carryforwards	(2,320,058)	(3,527,578)
Allowance for bad debt	-	(17,472)
Accrued expenses to officers	-	(16,640)
Allowance for returns	-	(154)
Valuation allowance due to uncertainty of future income	2,320,058	3,561,844
Net deferred tax expense (benefit)	-	-

As of March 31, 2009, the Company has net operating loss carryforwards, approximately, of $8.4 million to reduce future federal and state taxable income.  To the extent not utilized, the carryforwards will begin to expire through 2028.  The Company's ability to utilize its net operating loss carryforwards is uncertain and thus the Company has not booked a deferred tax asset, since future profits are indeterminable.  A valuation allowance as per FAS 109 paragraph 17(e) has been established to reduce the deferred tax asset to zero.

NOTE 6 - NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted net income (loss) per share:

	For the quarter ended March 31,
	2008	2009

Net income (loss)	$145,710	$(1,812,057)

Basic net income (loss) per share	nil	nil
Fully diluted net income (loss) per share	nil	nil

Weighted average number of common shares	347,570,946	365,026,388
Fully diluted weighted average number of common shares	935,271,500	365,026,388

As the Company incurred a net loss for the quarter ended March 31, 2009, it has excluded from the calculation of diluted net loss per share approximately 139 million shares. These shares assume that all convertible notes could be converted at the market price as of March 31, 2009.   Included in the fully diluted weighted average number of common shares for the quarter ended March 31, 2008 are outstanding warrants as well as the amount of shares that all remaining convertible notes could be converted into at the market price as of March 31, 2008.  On December 23, 2008, substantially all convertible debt obligations were renegotiated.  As of March 31, 2009, the Company has two notes that are wholly or partially convertible at the option of the holder.  The remaining debt obligations of the Company are convertible at the sole option of the Company.

NOTE 7 - RELATED PARTY TRANSACTIONS

On November 30, 2008, the Company entered into a Note with The Stealth Fund, LLLP. ("The Stealth Fund").  The principal balance of the note was $1,441,613.  This note superseded two notes with total principal balances of $1,373,180 that were entered earlier in 2008.  The Company’s Chief Executive Officer, George Stevens, is an investment advisor with The Stealth Fund.  See Note 11 for additional information about this note.  In the quarter ended March 31, 2009, the Company made a $500,000 payment on this note.

As of March 31, 2009, the Company had accrued and unpaid bonuses to its officers in the total amount of $40,000.

From April through July of 2008, the Company made three loans that totaled $42,000 to Hot Web, Inc.  During this time period, the Company’s Chief Executive Officer and Chairman, George Stevens, was also the CEO and Chairman of Hot Web, Inc.  As of March 31, 2009, all of these loans were in default and the Company has set up a reserve against them.  As of August 2008, Mr. Stevens is no longer affiliated with Hot Web.

In February 2009, the Company entered into a note agreement with George Stevens in the amount of $30,000.  The note bore an interest rate of 18% per annum.  The Company immediately applied a $20,000 bonus payable due to Mr. Stevens that was accrued in 2008 against this note, leaving a net balance of $10,000.   Mr. Stevens made a payment against the note in March 2009 and paid the remaining balance of $9,747 in April 2009.

NOTE 8 - SEGMENT INFORMATION

SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires that a publicly traded company must disclose information about its operating segments when it presents a complete set of financial statements. The Company has two segments, the parent company (AccessKeyIP, Inc.) and TeknoCreations, Inc., a wholly owned subsidiary.  The balance sheet and statement of operations for each segment (and the total consolidated amounts) are shown below:

AccessKey IP, Inc. and subsidiary
Segment-by-segment balance sheets
		Tekno-	Consolidated
ASSETS	AccessKey	Creations	March 31, 2009

Current assets
Cash	$36,927	$201,413	$238,340
Accounts receivable	6,000	520,751	526,751
Inventory	-	193,869	193,869
Notes receivable (net of reserve)	9,747		9,747
Interest receivable	4,597		4,597
Due under Note Agreement	-	-	-
Deposits	-	82,200	82,200
Total current assets	57,271	998,233	1,055,504

TOTAL ASSETS	$57,271	$998,233	$1,055,504

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$16,500	$18,349	$34,849
Accrued liabilities	1,978,479	57,325	2,035,804
Notes payable, net of unamortized discount	108,712	215,169	323,881
Deferred revenues	859,140	-	859,140
Advances received from lenders	100,000	-	100,000
Total current liabilities	3,062,831	290,843	3,353,674

Interco	(1,346,179)	1,346,179	-
Notes payable	4,095,523	-	4,095,523
Derivative liability	1,350,730	215,181	1,565,911

Stockholders' deficit
Series A preferred stock	1,231	-	1,231
Common stock	363,276	-	363,276
Paid-in capital	7,002,567	-	7,002,567
Accumulated deficit	(14,472,708)	(853,970)	(15,326,678)
Total stockholders' deficit	(7,105,634)	(853,970)	(7,959,604)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$57,271	$998,233	$1,055,504

AccessKey IP, Inc. and subsidiary
Segment-by-Segment Statements of Operations

	Quarter ended March 31, 2008		3/31/2008	Quarter ended March 31, 2009		3/31/2009
	AccessKey	TeknoCreations	Consolidated	AccessKey	TeknoCreations	Consolidated

Sales	$-	$-	$-	$-	$59,617	$59,617

Cost of sales	-	-	-	-	43,122	43,122

Gross profit	-	-	-	-	16,495	16,495

Selling, general and administrative	41,793	117,913	159,706	111,598	219,472	331,070
Research & development costs	13,000	625	13,625	-	-	-
Bad debt expense	-	-	-	10,000	-	10,000

Total expenses	54,793	118,538	173,331	121,598	219,472	341,070

Operating loss	(54,793)	(118,538)	(173,331)	(121,598)	(202,977)	(324,575)

Interest expense	(322,351)	(67,691)	(390,042)	(1,197,583)	(8,706)	(1,206,289)
Interest income	-	-	-	1,513	-	1,513
Debt forgiveness income	76,906	-	76,906	-	-	-
Income (loss) due to change in derivative liability	612,440	19,737	632,177	(334,139)	51,433	(282,706)

Net loss before income taxes	312,202	(166,492)	145,710	(1,651,807)	(160,250)	(1,812,057)

Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$312,202	$(166,492)	$145,710	$(1,651,807)	$(160,250)	$(1,812,057)

NOTE 9 - LEASE OBLIGATION

The Company is not currently obligated under any lease agreement.  The corporate officers use their personal office space to conduct the business of the Company.

The total rent expense for the quarters ended March 31, 2008 and 2009 was none.

NOTE 10 - GUARANTEES

The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company's businesses or assets; and (ii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship.

The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheet as of March 31, 2009.

NOTE 11 - CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITIES

10% $250,000 CONVERTIBLE NOTE

On October 29, 2007, the Company’s subsidiary entered into a Secured Convertible Note (the "Note") with Micro Pipe Fund I, LLC.  The principal balance of the note was $250,000 and it bore an interest rate of 10% per annum and had a maturity date of October 29, 2008.  The note is an obligation of the Company's subsidiary but the Company has informally agreed to allow conversion into its common stock. The Company assumes no obligation to repay this debt. Payments under the Note were to commence in February 2008, with monthly payments of interest and 1/12 of outstanding principal.  The Company could make these payments in freely tradable shares of the Company’s common stock. Each share of the of the Company’s Common stock will be valued at a fifty percent discount to the market price, as determined at the lesser of (1) on the day the Company gives notice, or (2) on the day the Company delivers the shares. The Company could only make such payments in shares in lieu of cash can only be made if the volume weighted average price of the Company’s common stock has been trading at a price of $0.05 or above per share for 10 consecutive days prior to the date of the payment date and the average daily trading volume is at least 15 times the number of shares to be so issued hereby as payment. Under certain conditions, the Company could make its monthly payments in shares of its common stock.  The Company could prepay the note at a rate of 110% of the principal balance at any time.

The holder of this note could convert all amounts owed under the note into common shares of the Company. All unpaid balances could be converted at a rate of the lesser of (a) $0.10 per share (b) fifty percent (50%) of the closing bid price for Common Stock on the trading day immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment, or Notice of such Conversion or (c) fifty percent (50%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Payee’s receipt of shares pursuant to such Conversion or payment.  The Company evaluated the terms of this note and found that it was not conventional convertible and, therefore, because of certain terms and provisions the embedded conversion option was bifurcated and has been accounted for as a derivative liability instrument. The value of the conversion option was valued using a Black-Scholes valuation calculation.  This value was measured at the note date and again at March 31, 2009.

The Company is accounting for the conversion option in the debentures and the associated warrants as derivative liabilities in accordance with SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," EITF 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK" and EITF No. 05-2, "THE MEANING OF "CONVENTIONAL CONVERTIBLE DEBT INSTRUMENT" IN ISSUE NO. 00-19." The Company attributed beneficial conversion features to the convertible debt using the Black-Scholes Option Pricing Model. The fair value of the conversion feature has been included as a discount to debt in the accompanying balance sheet up to the proceeds received, with any excess charged to interest and financing expense. The discount is being amortized over the life of each debenture using the interest method.

The following tables describe the valuation of the conversion feature of the note:

Approximate risk free rate upon issuance	4.16%
Average expected life	1 year
Dividend yield	0%
Volatility	158%
Estimated fair value of conversion feature on date of note	$ 358,518
Estimated fair value of conversion feature as of December 31, 2008	$ 266,614

Estimated fair value of conversion feature as of March 31, 2009	$ 215,181

The Company recorded the fair value of the conversion feature as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received, with the excess of $108,518 charged to interest expense. The Company reported income of $51,433 in other income for the change in value from December 31, 2008 to March 31, 2009. The value of the derivative liability as of March 31, 2009 was $215,181.

$1,441,612.52 Note Dated November 30, 2008

On November 30, 2008, the Company entered into a Note (the "Note") with The Stealth Fund, LLLP.  The principal balance of the note was $1,441,612.52.  This note superseded two notes with total principal balances of $1,373,180 that were entered earlier in 2008.  The Company’s Chief Executive Officer, George Stevens, is an investment advisor with The Stealth Fund.

The note calls for interest to be measured as a function of the common stock price of the Company.  Interest is to be paid quarterly calculated as follows:  Subject to certain ceilings in the amounts (creating the Maximum Interest, as set forth below), the amount of interest payable under the Note will approximate the amount of profit that the Holder would have made with a stock investment of a like amount, instead of the purchase of this Note. Specifically, the parties have made the assumption that the Note Amount would have acquired a specified number of shares the “Applicable Shares”, which term shall mean, at any time, the principal balance of the Note, divided by $0.0075. In other words, the Note Amount, divided by $0.0075 results in the beginning number of Applicable Shares, upon which the calculation of theoretical profit is made. The amount of interest payable to the Holder is a function of stock price increases, if any, times this number of Applicable Shares, subject to the Maximum Interest and the Minimum Interest, as set forth below. If the share price doubles, then the Holder should double its money, earning, as interest, an amount equal to the stock price increase on the Applicable Shares, in addition to being repaid the amount of the Note. Significantly, as the price goes up, the value of this Note increases accordingly. However, the number of shares for the Company to repurchase the Note, remains constant, equal to the Applicable Shares, which, if paid in stock, at the election of the Company, would be at a 25% discount. The following formula creates that result.  The outstanding principal balance of this Note shall bear interest, payable quarterly, in an amount equal to the product (X) of the following formula: X= (Y-Y1) x (Z). Y is the greater of (a) the closing bid price of the Company’s common stock on the Interest Date or (b) the average closing bid price for Common Stock on the five trading days immediately prior to the Interest Date; Y1 is the pricing used for the preceding Interest Date or other applicable prior pricing Interest Date and Z is the number of Applicable Shares. For purposes of the first Interest Date computation, $0.0075 shall be used as the Y1. Until there is any payment of Principal on the Note, Z, the number of Applicable Shares, shall be 117,231,940. Other than for the first Interest Date computation, Y1 shall never be less than the Y1 for any preceding Interest Date computation (no double benefit for price increases, followed by a price decrease followed by another price increase). For purposes of this computation, pricing shall be as reported on pinksheets.com on such dates (or other analogous reporting source agreed upon by both parties if pinksheets.com is no longer reporting the Company’s common stock price). Notwithstanding the preceding, the Interest for any quarter shall not be less than 2½% (the “Minimum Interest”) of the Principal balance at the beginning of the quarter. Notwithstanding the preceding, Y shall not be greater than 125% of the Y1 (the “Maximum Interest”).

As a result of the above interest calculations, the Company could be obligated to pay a maximum interest rate of 25% per quarter, and at no times shall pay less than 2.5% per quarter.  For the year ended December 31, 2008, the Company accrued interest expense of 2.5% per quarter on this Note.  The total accrued interest on this Note on 12/31/08 was $72,081.  Under the terms of the Note, this amount is added to the principal of the note as of December 31, 2008.  The adjusted principal balance of this note with The Stealth Fund as of December 31, 2008 was $1,513,693.  The Company made a $500,000 payment against this note in the quarter ended March 31, 2009, so the adjusted balance as of March 31, 2009 was $1,013,693.

Under the terms of the note agreement, the maximum interest rate applied on this note with The Stealth Fund.  The Company accrued $185,475 in interest on this note for the quarter ended March 31, 2009.

$157,662.83 Note Dated August 22, 2008

On August 22, 2008, the Company entered into a Note (the "Note") with Micro Pipe Fund I, LLC. ("Micro Pipe").  The principal balance of the note was $157,662.83.  This note superseded the note with a principal balance of $144,067 as described above.

The note calls for interest to be measured as a function of the common stock price of the Company.  Interest is to be paid quarterly calculated as follows:  Subject to certain ceilings in the amounts (creating the Maximum Interest, as set forth below), the amount of interest payable under the Note will approximate the amount of profit that the Holder would have made with a stock investment of a like amount, instead of the purchase of this Note. Specifically, the parties have made the assumption that the Note Amount would have acquired a specified number of shares the “Applicable Shares”, which term shall mean, at any time, the principal balance of the Note, divided by $0.0075. In other words, the Note Amount, divided by $0.0075 results in the beginning number of Applicable Shares, upon which the calculation of theoretical profit is made. The amount of interest payable to the Holder is a function of stock price increases, if any, times this number of Applicable Shares, subject to the Maximum Interest and the Minimum Interest, as set forth below. If the share price doubles, then the Holder should double its money, earning, as interest, an amount equal to the stock price increase on the Applicable Shares, in addition to being repaid the amount of the Note. Significantly, as the price goes up, the value of this Note increases accordingly. However, the number of shares for the Company to repurchase the Note, remains constant, equal to the Applicable Shares, which, if paid in stock, at the election of the Company, would be at a 25% discount. The following formula creates that result.  The outstanding principal balance of this Note shall bear interest, payable quarterly, in an amount equal to the product (X) of the following formula: X= (Y-Y1) x (Z). Y is the greater of (a) the closing bid price of the Company’s common stock on the Interest Date or (b) the average closing bid price for Common Stock on the five trading days immediately prior to the Interest Date; Y1 is the pricing used for the preceding Interest Date or other applicable prior pricing Interest Date and Z is the number of Applicable Shares. For purposes of the first Interest Date computation, $0.0075 shall be used as the Y1. Until there is any payment of Principal on the Note, Z, the number of Applicable Shares, shall be 21,021,711. Other than for the first Interest Date computation, Y1 shall never be less than the Y1 for any preceding Interest Date computation (no double benefit for price increases, followed by a price decrease followed by another price increase). For purposes of this computation, pricing shall be as reported on pinksheets.com on such dates (or other analogous reporting source agreed upon by both parties if pinksheets.com is no longer reporting the Company’s common stock price). Notwithstanding the preceding, the Interest for any quarter shall not be less than 2½% (the “Minimum Interest”) of the Principal balance at the beginning of the quarter. Notwithstanding the preceding, Y shall not be greater than 125% of the Y1 (the “Maximum Interest”).

As a result of the above interest calculations, the Company could be obligated to pay a maximum interest rate of 25% per quarter, and at no times shall pay less than 2.5% per quarter.

Under the terms of the note agreement, the maximum interest rate applied on this note with MicroPipe.  The Company accrued $47,299 in interest on this note for the quarter ended March 31, 2009.

Note Restructurings

The following 7 notes (all described above) were restructured into 9 new note agreements on December 23, 2008:

Date of Original Note	Note Holder	Original Note Amount

September 5, 2006	The Nutmeg Group	$1,637,000.00
September 14, 2007	Nutmeg/Mercury Fund	585,607.88
September 14, 2007	The Nutmeg Group	103,962.37
November 5, 2007	Philly Financial	175,292.72
November 5, 2007	Sam Wayne	136,438.08
November 27, 2007	Financial Alchemy	5,934.72
November 27, 2007	The Nutmeg Group	25,200.00

	Total Principal	$2,669,435.77

The new notes, all dated December 23, 2008, were entered into with the following entities:

New Note Holders	New Note Balance

The Nutmeg Group, L.L.C.	$42,648.90
Nutmeg MiniFund II, LLLP	4,758.82
Nutmeg Lightning Fund, LLLP	46,019.00
Nutmeg October 2005, LLLP	109,304.96
Nutmeg/Michael Fund, LLLP	216,548.19
Nutmeg/Fortuna Fund LLLP	561,721.98
Nutmeg/Patriot Fund, LLLP	688,523.65
Nutmeg/Mercury Fund, LLLP	1,000,526.57
Nutmeg MiniFund, LLLP	114,868.96

Total New Principal on December 22, 2008	$2,784,921.03

The new notes superseded the original notes.

The terms of all nine new notes are identical (hereinafter referred to as the “New Notes”).

The New Notes call for interest to be measured as a function of the common stock price of the Company.  Interest is to be paid quarterly calculated as follows:  Subject to certain ceilings in the amounts (creating the Maximum Interest, as set forth below), the amount of interest payable under the New Notes will approximate the amount of profit that the Holder would have made with a stock investment of a like amount, instead of the purchase of this Note. Specifically, the parties have made the assumption that the Note Amount would have acquired a specified number of shares the “Applicable Shares”, which term shall mean, at any time, the principal balance of the Note, divided by $0.0075. In other words, the Note Amount, divided by $0.0075 results in the beginning number of Applicable Shares, upon which the calculation of theoretical profit is made. The amount of interest payable to the Holder is a function of stock price increases, if any, times this number of Applicable Shares, subject to the Maximum Interest and the Minimum Interest, as set forth below. If the share price doubles, then the Holder should double its money, earning, as interest, an amount equal to the stock price increase on the Applicable Shares, in addition to being repaid the amount of the New Notes. Significantly, as the price goes up, the value of these New Notes increase accordingly. However, the number of shares for the Company to repurchase the New Notes, remains constant, equal to the Applicable Shares, which, if paid in stock, at the election of the Company, would be at a 25% discount. The following formula creates that result.  The outstanding principal balance of these New Notes shall bear interest, payable quarterly, in an amount equal to the product (X) of the following formula: X= (Y-Y1) x (Z). Y is the greater of (a) the closing bid price of the Company’s common stock on the Interest Date or (b) the average closing bid price for Common Stock on the five trading days immediately prior to the Interest Date; Y1 is the pricing used for the preceding Interest Date or other applicable prior pricing Interest Date and Z is the number of Applicable Shares. For purposes of the first Interest Date computation, $0.0075 shall be used as the Y1. Until there is any payment of Principal on the Note, Z, the number of Applicable Shares, shall be 371,322,804. Other than for the first Interest Date computation, Y1 shall never be less than the Y1 for any preceding Interest Date computation (no double benefit for price increases, followed by a price decrease followed by another price increase). For purposes of this computation, pricing shall be as reported on pinksheets.com on such dates (or other analogous reporting source agreed upon by both parties if pinksheets.com is no longer reporting the Company’s common stock price). Notwithstanding the preceding, the Interest for any quarter shall not be less than 2½% (the “Minimum Interest”) of the Principal balance at the beginning of the quarter. Notwithstanding the preceding, Y shall not be greater than 125% of the Y1 (the “Maximum Interest”).

As a result of the above interest calculations, the Company could be obligated to pay a maximum interest rate of 25% per quarter, and at no times shall pay less than 2.5% per quarter.  For the year ended December 31, 2008, the Company accrued interest expense of 2.5% per quarter on these New Notes.  The total accrued interest on the New Notes on through December 31, 2008 was $139,246.  Under the terms of the New Notes, this amount is added to the principal of the notes as of December 31, 2008.  The adjusted principal balance of the New Notes is $2,924,167 as of March 31, 2009.

Each of the aforementioned New Notes was entered into by the Company with a stipulation by the Company that stated that the Company executed the New Notes under the stipulation that it did not agree with the interest calculations.  The New Notes were executed as written because the Company and the holders agreed that it was in the best interest of both parties to do so.  However, both parties agreed that they should renegotiate the interest calculations under the New Notes.  These calculations shall be tied to a profit-sharing calculation tied to stock appreciation, but under less onerous terms as written in the New Note documents.  The Company has been actively involved in negotiating new terms and believes that the notes will be revised during 2009.

Under the terms of the note agreements, the maximum interest rate applied on these notes.  The Company accrued $835,476 in interest on these notes for the quarter ended March 31, 2009.

$640,000 Convertible Note Dated January 28, 2009

On January 28, 2009, the Company entered into a note agreement with Physicians Healthcare Management Group, Inc., a Nevada corporation (“PhyHealth”).  Under the terms of the agreement, PhyHealth made a one year loan of $640,000 to the Company.  The Company is required to make payments of $150,000 on April 15, 2009, June 15, 2009 and September 15, 2009. The payment due on April 15, 2009 was not made as of the date of this filing. The remaining balance due, along with accrued interest at 10%, is payable on January 28, 2010.  The Company may prepay the note at 110% of the outstanding principal amount.  At any time, PhyHealth may convert up to $300,000 of the outstanding principal balance of the note into fully paid and non-assessable shares of the Company’s common stock.  The conversion price shall be equal to 50% of the lesser of the following:  a)  $.0125; b) the closing bid price for common stock on the trading day one day prior to PhyHealth notifying the Company of its intention to convert; c) the average closing bid price for the common stock on the five trading days immediately prior to PhyHealth notifying the Company of its intention to convert, or if a registration statement is not effective on the 180 day anniversary of closing (“d” and “e” not otherwise applying); d) the closing bid price for the common stock on the 180 day anniversary of closing; e) the average closing bid price for the common stock on the five trading days immediately prior to the 180 day anniversary of closing.

The following tables describe the valuation of the conversion feature of the portion of the note that can be converted ($300,000):

Approximate risk free rate upon issuance	0.48%
Average expected life	1 year
Dividend yield	0%
Volatility	203%
Estimated fair value of conversion feature on date of note	$ 473,062
Estimated fair value of conversion feature as of March 31, 2009	$ 510,972

The Company recorded the fair value of the conversion feature as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received.  The Company reported expense of $37,910 for the change in value from the date of issuance to March 31, 2009. The value of the derivative liability as of March 31, 2009 was $510,972.

The Company also issued warrants to purchase 20 million shares of common stock to PhyHealth.  The warrants have a strike price of $0.005 per share and can be exercised through December 31, 2013.

The following tables describe the valuation of the warrants:

Approximate risk free rate upon issuance	1.70%
Average expected life	4.8 year
Dividend yield	0%
Volatility	203%
Estimated fair value of conversion feature on date of warrants	$ 176,687
Estimated fair value of conversion feature as of March 31, 2009	$ 274,244

The Company recorded the value of the warrants as a discount to the convertible debt in the accompanying balance sheet up to the proceeds received (less the discount recorded associated with the convertible feature in the note), with the excess of $9,749 charged to interest expense. The Company reported expense of $97,557 for the change in value from the date the warrants were issued to March 31, 2009. The value of the derivative liability as of March 31, 2009 was $274,244.

Maturities of Notes Payable:

Future maturities of our notes payable due during the years ended December are as follows:

2008 (past due)	$323,881
2009	- 0-
2010	4,095,523
TOTAL	$4,419,404

As a result of a failure to make required interest payments in April 2009, all of the above notes were in default as of April 15, 2009.

NOTE 12 – PREPAID RESEARCH & DEVELOPMENT

The Company has recorded a prepaid research and development liability under a Master Development Agreement.  The Agreement outlines the terms by which a third party (“CSI Digital”) is paying the Company $1.5 million to integrate its technology into a set-top box.  Through March 31, 2009, the Company received $1.4 million from CSI Digital and booked this amount as prepaid research and development.  During the term of the contract through March 31, 2009, the Company spent $540,860 fulfilling its obligations under the contract.  These expenditures were recorded as a reduction in the prepaid research and development liability account as of March 31,2009.  The Company expects to complete the project in the first half of 2009 and expects to recognize the remaining amount (less additional costs incurred) as income in the year ended December 31, 2009.

NOTE 13 – STOCK OPTIONS

The Company entered into a series of stock option agreements with its officers, Bruce Palmer and George Stevens, as well as two other consultants.   The options have a 10-year term and all were fully vested when issued on November 12, 2008.  A Black-Scholes valuation was done on all options with the resulting valuation being deducted in the year ended December 31, 2008.  The Company has expensed $209,439 relating to the issuance of these options.  The options outstanding as of March 31, 2009 are summarized in the following tables:

Options outstanding as of December 31, 2007	-

Options issued in 2008	21,000,000
Options expired in 2008	-

Options outstanding as of December 31, 2008	21,000,000

Options issued in quarter ended March 31, 2009	-
Options expired in quarter ended March 31, 2009	-

Options outstanding as of March 31, 2009	21,000,000

The following is a summary of the options outstanding as of March 31, 2009:

	Number of options	Option prices	Weighted-average Option price	Black Scholes Value at issuance
Bruce Palmer	7,000,000	$0.045-0.10	$0.071	$69,813
George Stevens	7,000,000	$0.045-0.10	$0.071	69,813
Craig Erickson	3,500,000	$0.045-0.10	$0.071	34,906
Mark Kasok	3,500,000	$0.045-0.10	$0.071	34,907

Total	21,000,000	$0.045-0.10	$0.071	$209,439

In determining the value of the options, the following assumptions were applied at the grant date (all options were issued on the same date so the assumptions were the same for each option agreement):

Expected volatility	204.003%
Expected dividend yield	0.00%
Expected term (in years)	10
Risk-free rate	3.75%

The Company has followed the guidance of Statement of Financial Accounting Standards (SFAS) No. 123R, "SHARE-BASED PAYMENT" for treatment of these stock options.  When the stock options were issued in November of 2008, the Company did not properly reserve shares to cover the exercise of the options.  As a result, the Company may may be able to settle in shares and must account for the options as a liability.

The options were again valued at December 31, 2008.  The following assumptions were applied at December 31, 2008:

Expected volatility	206.719%
Expected dividend yield	0.00%
Expected term (in years)	9.87
Risk-free rate	2.25%

In using the assumptions above, the options were revalued at a total valuation of $188,510, resulting in the Company booking income  of $20,928 due to a change in the derivative liability associated with these options for the fiscal year ended December 31, 2008.

The options were again valued at March 31, 2009.  The following assumptions were applied at March 31, 2009:

Expected volatility	193.401%
Expected dividend yield	0.00%
Expected term (in years)	9.6
Risk-free rate	2.71%

In using the assumptions above, the options were revalued at a total valuation of $292,753, resulting in the Company booking an expense of $104,243 due to a change in the derivative liability associated with these options for the quarter ended March 31, 2009.

NOTE 14 – WARRANTS

The Company issued 20 million warrants to purchase shares of its common stock at a price of $0.01 per share.  The warrants expire on December 31, 2013.  The warrants were issued to Micro Pipe Fund I, LLC as a result of the Company defaulting on its note with Micro Pipe.  A Black-Scholes valuation was done on the warrants with the resulting valuation being deducted in the year ended December 31, 2008.  The Company expensed $195,895 as interest expense as a result of issuing these warrants.

In determining the value of these warrants, the following assumptions were applied at the grant date:

Expected volatility	204.003%
Expected dividend yield	0.00%
Expected term (in years)	10.1
Risk-free rate	3.75%

These warrants were determined to meet the criteria for liability treatment under EITF 00-19.  They were again valued at December 31, 2008.  The following assumptions were applied at December 31, 2008:

Expected volatility	206.719%
Expected dividend yield	0.00%
Expected term (in years)	4.8658
Risk-free rate	3.75%

In using the assumptions above, the warrants were revalued at a total valuation of $176,084, resulting in the Company booking income  of $19,810 due to a change in the derivative liability associated with these warrants for the fiscal year ended December 31, 2008.

These warrants were again valued at March 31, 2009.  The following assumptions were applied at March 31, 2009:

Expected volatility	193.401%
Expected dividend yield	0.00%
Expected term (in years)	4.6
Risk-free rate	1.67%

In using the assumptions above, the warrants were revalued at a total valuation of $271,436, resulting in the Company booking an expense of $95,352 due to a change in the derivative liability associated with these warrants for the quarter ended March 31, 2009.

On January 28, 2009, the Company issued 20 million warrants to purchase shares of its common stock at a price of $0.005 per share.  The warrants expire on December 31, 2013.  The warrants were issued to Physicians Healthcare Management Group, Inc. in connection with the issuance of a $640,000 Convertible Note.  A Black-Scholes valuation was done on the warrants on the date of issuance with the resulting valuation being recorded as a discount to the note.  These warrants were valued at $176,687 on the date of issuance.

These warrants were again valued at March 31, 2009.  The following assumptions were applied at March 31, 2009:

Expected volatility	193.401%
Expected dividend yield	0.00%
Expected term (in years)	4.7
Risk-free rate	1.67%

In using the assumptions above, the warrants were revalued at a total valuation of $274,244, resulting in the Company booking an expense of $97,557 due to a change in the derivative liability associated with these warrants for the quarter ended March 31, 2009.

On July 16, 2006, the Company issued 4 million warrants to purchase shares of its common stock at a price of $0.10 per share.  These warrants expire on July 16, 2009.   The warrants were issued to a former officer.  The Company expensed $20,000 in 2006 as a result of issuing these warrants.  This expense amount represented the approximate value of the warrants after applying a Black-Scholes valuation.

On July 16, 2006, the Company issued 2 million warrants to purchase shares of its common stock at a price of $0.10 per share.  These warrants expire on July 16, 2009.   The warrants were issued to a corporate attorney.  The Company expensed $10,000 in 2006 as a result of issuing these warrants.  This expense amount represented the approximate value of the warrants after applying a Black-Scholes valuation.

In determining the value of these warrants issued on July 16, 2006, the following assumptions were applied at the grant date:

Expected volatility	165.973%
Expected dividend yield	0.00%
Expected term (in years)	3
Risk-free rate	5.05%

 On December 31, 2007 the warrants issued on July 16, 2006 were revalued using the following assumptions:

Expected volatility	165.220%
Expected dividend yield	0.00%
Expected term (in years)	1.5
Risk-free rate	3.05%

In using the assumptions above, the warrants were revalued at a total valuation of $2,052, resulting in the Company booking income  of $27,948 due to a change in the derivative liability associated with these warrants for the fiscal year ended December 31, 2007.

On December 31, 2008 the warrants issued on July 16, 2006 were revalued using the following assumptions:

Expected volatility	206.719%
Expected dividend yield	0.00%
Expected term (in years)	0.5
Risk-free rate	0.27%

In using the assumptions above, the warrants were revalued at a total valuation of $2,246, resulting in the Company booking an expense  of $194 due to a change in the derivative liability associated with these warrants for the fiscal year ended December 31, 2008.

On March 31, 2009 the warrants issued on July 16, 2006 were revalued using the following assumptions:

Expected volatility	193.401%
Expected dividend yield	0.00%
Expected term (in years)	0.3
Risk-free rate	0.02%

In using the assumptions above, the warrants were revalued at a total valuation of $1,322, resulting in the Company booking income  of $924 due to a change in the derivative liability associated with these warrants for the quarter ended March 31, 2009.

The following table summarizes the outstanding warrants of the Company for December 31, 2007 and December 31, 2008:

Warrants outstanding as of December 31, 2005	None

Warrants issued in 2006	6,000,000
Warrants expired in 2006	-

Warrants outstanding as of December 31, 2006	6,000,000

Warrants issued in 2007	-
Warrants expired in 2007	-

Warrants outstanding as of December 31, 2007	6,000,000

Warrants issued in 2008	20,000,000
Warrants expired in 2008	-

Warrants outstanding as of December 31, 2008	26,000,000

Warrants issued in quarter ended March 31, 2009	20,000,000
Warrants expired in quarter ended March 31, 2009	-

Warrants outstanding as of March 31, 2009	46,000,000

The following table summarizes all of the Company’s outstanding warrants as of March 31, 2009:

	Date of	Expiration		Stock Price on date of	Valuation on issuance
Number of Warrants	Issuance	Date	Strike Price	issuance	date

2 million	7/16/2006	7/16/2009	$0.10	$0.04	$10,000
4 million	7/16/2006	7/16/2009	$0.10	$0.04	$20,000
20 million	11/12/2008	12/31/2013	$0.01	$0.01	$195,895
20 million	1/28/2009	12/31/2013	$0.005	$0.0085	$176,687

As of March 31, 2009, the Company has 363,276,388 shares of its common stock outstanding.  As of this date, there are 21,000,000 outstanding options and 46,000,000 outstanding warrants to purchase shares of the Company’s common stock.  Additionally, the Company has $515,164 in convertible debt outstanding as of March 31, 2009.  At this date, the debt could have been converted into approximately 78.7 million shares of the Company’s common stock.  The Company has 400 million shares of common stock authorized, so there are not adequate shares to cover the potential conversion of the debt and/or the exercise of the outstanding stock warrants and options. We have not discussed any settlement alternatives with the holders of the warrants or options. Should the holders of the notes, options or warrants request a conversion of their notes or exercise their options or warrants, we may be forced to increase the number of authorized shares of our common stock to avoid any breach of our obligations. This action would require us to go through the time and expense of calling a special meeting of shareholders.  Raising the number of our authorized common shares  to allow for these issuances would dilute the stock ownership of our existing shareholders.  Our option and warrant agreements require us to reserve adequate shares of authorized common stock to accommodate the exercise of the warrants and options.  There are no written terms regarding settlement alternatives in the warrant or option agreements. Although these agreements do not have specific damages associated with us not reserving such shares or timely issuing the shares upon the exercise of the warrants or options, we could be found in breach of these contracts.  If the holders of the warrants or options were to take legal action against us and we were to be found in breach of these contracts, we could be subject to damages as a result of such breach.

NOTE 15 – NOTES RECEIVABLE

The Company entered into three note agreements with Hot Web, Inc.  These notes totaled $42,000.  Each note had a term of six months and bore an interest rate of 12% per annum.  As of March 31, 2009, all of the notes are delinquent.  The Company has set up a reserve and has written this amount of delinquency off to bad debt expense.  Hot Web, Inc. is a publicly traded company and AccessKey believes that if they do not pay the notes in cash, the parties can negotiate a stock settlement that will leave AccessKey with publicly traded stock that eventually could be sold.  The Company’s Chief Executive Officer and Chairman, George Stevens, was the CEO and Chairman of Hot Web, Inc. at the time the loans were made.  As of August, 2008 he is no longer affiliated with Hot Web, Inc.

In February 2009, the Company entered into a note agreement with George Stevens in the amount of $30,000.  The note bore an interest rate of 18% per annum.  The Company immediately applied a $20,000 bonus payable due to Mr. Stevens that was accrued in 2008 against this note, leaving a net balance of $10,000.   Mr. Stevens made a payment against the note in March 2009 and paid the remaining balance of $9,747 in April 2009.

NOTE 16 –MATERIAL CONTRACTS

On April 1, 2008, the Company entered into an agreement with Bruce Palmer.  The Agreement calls for Mr. Palmer to be President of the Company and its subsidiary with a monthly compensation of $7,000.  Mr. Palmer was issued 7 million options with prices ranging from $0.045 per share to $0.10 per share.  The agreement does not have a term, however it is stated that if the contract is terminated (by either party) a payment of $84,000 shall be due and payable.

On April 1, 2008, the Company entered into an agreement with George Stevens.  The Agreement calls for Mr. Stevens to be CEO of the Company with a monthly compensation of $7,000.  Mr. Stevens was issued 7 million options with prices ranging from $0.045 per share to $0.10 per share.  The agreement does not have a term, however it is stated that if the contract is terminated (by either party) a payment of $84,000 shall be due and payable.

On May 22, 2007, the Company entered into an agreement with Craig Erickson, its Vice President of Technology.  The Agreement calls for Mr. Erickson to perform various services for the Company with a monthly compensation of $11,000.  Mr. Erickson was also issued 3.5 million options with prices ranging from $0.045 per share to $0.10 per share.  The agreement does not have a term, but may be cancelled with a 30-day notice.

On May 22, 2007, the Company's subsidiary entered into an agreement with Mark Kasok, its Vice President of Sales and Marketing.  The Agreement calls for Mr. Kasok to perform various services for the Company with a monthly compensation of $7,500.  Mr. Kasok was also issued 3.5 million options with prices ranging from $0.045 per share to $0.10 per share.  The agreement does not have a term, but may be cancelled with a 30-day notice.  Mr. Kasok was due 500,000 shares of the Company’s common stock under the terms of the agreement.  This stock was not issued, but was expensed when due to Mr. Kasok.  An accrued expense in the amount of $8,250 is included on the balance sheet as of December 31, 2007 and 2008.

On May 15, 2008, the Company entered into an agreement with CSI Digital, Inc.  Under the terms of the agreement, CSI agreed to pay the Company $1.5 million to implement its encryption software into a proprietary internet protocol television (“IPTV”) middleware product and dongle that collectively will enable the authorized delivery of video on demand and live streaming IPTV video to a television via a CSI specified set top box.  As of December 31, 2008, the Company had received $1.4 million from CSI under this contract and was substantially complete with its direct work in the project.  A third party is completing the final stages of the project and the Company anticipates the project to be completed in the first half of 2009.  The Company has booked the $1.4 million received under the contract as deferred revenues and has directly offset the deferred revenues with the costs incurred in the project to date.

NOTE 18 – SUBSEQUENT EVENTS

On April 3, 2009, the Company entered into a note agreement with The Melanie S. Altholtz Irrevocable Trust (“Altholtz”).  Under the terms of the agreement, Altholtz made a loan of $200,000 to the Company.  The Company received $100,000 from this note in advance on March 31, 2009 and this amount is shown on the balance sheet as an advance from lender.  The Company is required to make payments of $100,000 on July 3, 2009 and a second payment of $100,000 on July 15, 2009. The second payment is to include interest at a rate of 12%.  The Company also issued to Altholtz warrants to purchase 5 million shares of common stock at a price of $0.015 per share.  The warrants expire on April 3, 2014.  The Company failed to make the required payments in July 2009 and as a result is currently in default under this note agreement.

 We are currently in default under all of our note obligations in the amount of $5,144,692 for failure to make interest payments due in April 2009 and July 2009. Although we were actively attempting to renegotiate these notes, we are currently unable to renegotiate our notes with the Nutmeg Group who hold a substantial amount of our notes payable (as of June 30, 2009 the total principal balance on these notes was equal to $2,784,921). On March 25, 2009, the SEC froze the assets of the Nutmeg Group, LLC and other related entities.

In June 2009, we received total returns from one customer in the amount of $433,933 (this figure was included in our sales for the year ended December 31, 2008).  The returns were InCharge units sold in 2008 ($261,867 worth of InCharge units for the Microsoft Xbox and $172,066 worth of InCharge units for the Sony Play Station 3).  The cost of sales for these returns was $271,876.  We believe that these returned items can be resold and they have been added back into inventory.  Further, we believe that these returns were due to extraneous circumstances and should not be indicative of future returns.

NOTE 19 – RESTATEMENT

Subsequent to the issuance the financial statements, management determined that certain warrants as well as stock options met the criteria for liability treatment under EITF 00-19 and SFAS 123R, respectively.  The financial statements have been revised to book a derivative liability upon the issuance of these warrants and options using a Black-Scholes valuation.  This liability has been adjusted at the end of each period based on changes to the valuations with any difference from prior period calculations reflected in the consolidated statement of operations.  Accordingly, the consolidated balance sheet, consolidated statement of operations, and consolidated statement of cash flows have been revised as follows:

AccessKey IP, Inc. and subsidiary
Consolidated balance sheets
(unaudited)
	Restated	Original			Restated	Original
	Balance at	Balance at			Balance at	Balance at
ASSETS	December 31,	December 31,	Effect of		March 31,	March 31,	Effect of
	2008	2008	Changes		2009	2009	Changes
Current assets
Cash	$227,683	$227,683	$-		$238,340	238,340	$-
Accounts receivable	1,010,173	1,010,173	-		526,751	526,751	-
Inventory	26,994	26,994	-		193,869	193,869	-
Notes receivable (net of reserve of $32,000
and $42,000) (Note 15)	10,000	10,000	-		-	-	-
Note receivable from officer (Note 15)					9,747	9,747
Interest receivable	3,281	3,281	-		4,597	4,597	-
Deposits	60,000	60,000	-		82,200	82,200	-
Due under Note Agreement	-	-	-		-	-	-
Total current assets	1,338,131	1,338,131	-		1,055,504	1,055,504	-

TOTAL ASSETS	$1,338,131	$1,338,131	$-		$1,055,504	$1,055,504	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$58,639	$58,639	-		$34,849	$34,849	-
Accrued liabilities (Note 4)	907,976	907,976	-		1,995,804	1,995,804	-
Accrued liabilities to Officers (Note 4)	110,000	110,000	-		40,000	40,000	-
Notes payable, net of unamortized discount of
$531,288 (Note 11)	241,294	241,294	-		323,881	323,881	-
Prepaid research and development (Note 12)	916,290	916,290	-		859,140	859,140	-
Advances received from lenders	-	-	-		100,000	100,000	-
Total current liabilities	2,234,199	2,234,199	-		3,353,674	3,353,674	-

Notes payable (Note 11)	4,595,523	4,595,523	-		4,095,523	$4,095,523	-
Derivative liability	633,456	266,614	366,842	1	1,565,911	1,000,398	565,513	4
	5,228,979	4,862,137	366,842		5,661,434	5,095,921	565,513

Total liabilities	7,463,178	7,096,336	366,842		9,015,108	8,449,595	565,513

Stockholders' deficit
Preferred stock, Series A, par value of $0.001 per share,
preferred liquidation value of $10.00 per share,
1,500,000 shares authorized and 1,231,341
shares outstanding as of December 31, 2008,
and as of March 31, 2009
total liquidation preference of $12,313,410	1,231	1,231	-		1,231	1,231	-
Common stock, par value $0.001 per share,
400,000,000 shares authorized and
366,776,388 shares issued and outstanding
as of December 31, 2008 and
363,276,388 issued and outstanding as of
March 31, 2009	366,776	366,776	-		363,276	363,276	-
Paid-in capital	7,021,567	7,456,901	(435,334)	2	7,002,567	7,437,901	(435,334)	5
Accumulated deficit	(13,514,621)	(13,583,113)	68,492	3	(15,326,678)	(15,196,499)	(130,179)	6
Total stockholders' deficit	(6,125,047)	(5,758,205)	(366,842)		(7,959,604)	(7,394,091)	(565,513)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,338,131	$1,338,131	$-		$1,055,504	$1,055,504	$-

See note A

AccessKey IP, Inc. and subsidiary
Statements of Operations
	Restated	Original		Restated	Original
	Balance at	Balance at		Balance at	Balance at
	March 31,	March 31,	Effect of	March 31,	March 31,	Effect of
	2008	2008	Changes	2009	2009	Changes

Sales	$-	$-	$-	$59,617	$59,617	$-

Cost of sales	-	-	-	43,122	43,122	-

Gross profit	-	-	-	16,495	16,495	-

Selling, general and administrative	159,706	159,706	-	331,070	331,070	-
Research & development costs	13,625	13,625	-	-	-	-
Bad debt expense	-	-	-	10,000	10,000	-

Total operating expenses	173,331	173,331	-	341,070	341,070	-

Operating income (loss)	(173,331)	(173,331)	-	(324,575)	(324,575)	-

Interest expense	390,042)	(390,042)	-	(1,206,289)	(1,206,289)	-
Interest income	-	-	-	1,513	1,513	-
Debt forgiveness income	76,906	76,906	-	-	-	-
Income due to change in derivative liability	632,177	632,177	-	(282,706)	(84,035)	(198,671)	7

Net income (loss) before income taxes	145,710	145,710	-	(1,812,057)	(1,613,386)	(198,671)

Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$145,710	$145,710	$-	$(1,812,057)	$(1,613,386)	$(198,671)

Basic net income (loss) per share	nil	nil	$-	nil	nil	$-
Fully diluted net income per share	nil	nil	$-	nil	nil	$-

Weighted average number of common shares	347,570,946	347,570,946	-	365,026,388	365,026,388	-
Fully diluted weighted average number of common shares	935,271,500	935,271,500	-	365,026,388	365,026,388	-

See Note A

AccessKey IP, Inc. and subsidiary
Statement of Cash Flows

	For the quarter ended			For the quarter ended
	March 31, 2008			March 31, 2009
	Restated	Original	Effect	Restated	Original	Effect
Cash flow from operating activities
Net income (loss)	$145,710	$145,710	$-	$(1,812,057)	$(1,613,386)	$(198,671)	8
Expenses paid with common stock	237,484	237,484	-	-	-	-
Change in derivative liabilities	(632,177)	(632,177)	-	282,706	84,035	198,671	9
Non-cash interest expense and financing costs	266,706	266,706	-	118,460	118,460	-
(Increase) decrease in accounts receivable	-	-	-	483,422	483,422	-
(Increase) decrease in amounts due under note agreement	124,183	124,183	-	-	-	-
(Decrease) increase in note reserve allowance	-	-	-	10,000	10,000	-
(Increase) decrease in deposits	-	-	-	(22,200)	(22,200)	-
(Decrease) increase in accounts payable	(76,906)	(76,906)	-	(23,790)	(23,790)	-
(Increase) decrease in interest receivable	-	-	-	(1,316)	(1,316)
(Decrease) increase in accrued expenses	(114,148)	(114,148)	-	1,087,828	1,087,828	-
(Decrease) increase in amounts accrued to related parties		-	-	(50,000)	(50,000)	-
(Decrease) increase in deferred revenue	-	-	-	(57,150)	(57,150)	-
(Increase) decrease in inventory	-	-	-	(166,875)	(166,875)	-
Net cash used in operating activities	(49,148)	(49,148)	-	(150,972)	(150,972)	-

Cash flow from investing activities
Note receivable from officer	-	-	-	(30,000)	(30,000)	-
Payments received on note receivable from officer	-	-	-	253	253	-
Net cash used in investing activities	-	-	-	(29,747)	(29,747)	-

Cash flow from financing activities
Repurchase of common stock	-	-	-	(22,500)	(22,500)	-
Proceeds from loans	500,000	500,000	-	740,000	740,000	-
Payments on loans	(470,000)	(470,000)	-	(526,124)	(526,124)	-
Net cash provided by financing activities	30,000	30,000	-	191,376	213,876	-

Net cash increase (decrease)	(19,148)	(19,148)	-	10,657	10,657	-

Cash at beginning of year	22,015	22,015	-	227,683	227,683	-

Cash at end of year	$2,867	$2,867	$-	$238,340	$238,340	$-

See Note A

Note A

(1)
This change is a result of three items.  First, the Company issued warrants in 2006 which were not previously included as a derivative liability had a value of $2,248 as of December 31, 2008.  The Company also issued warrants in 2008.  The value of these warrants was originally booked as paid-in capital.  It was determined that under EITF 00-19 the value of the warrants should be booked as a liability.  The value of these warrants as of December 31, 2008 was equal to $176,084.  Lastly, the Company issued stock options in 2008.  The value of these options was originally booked as paid-in capital.  It was determined under SFAS 123R the value of the options should be booked as a liability.   The value of these options as of December 31, 2008 was equal to $176,084.  This change is summarized as follows:

Value of 2006 warrants	$2,248
Value of 2008 warrants	176,084
Value of 2008 stock options	188,510
Change in Derivative Liability as
Of December 31, 2008	$366,842

(2)
This change is a result of reversing the previous entries to paid-in capital for warrants and stock options that were issued in 2006 and 2008 when it was determined that they were properly booked as liabilities under EITF 00-19 and SFAS 123R, respectively.  The change is summarized as follows:

Value of 2006 warrants at issuance	$30,000
Value of 2008 warrants at issuance	195,895
Value of 2008 stock options at issuance	209,439
Change in Paid in Capital as
Of December 31, 2008	$435,334

(3)	This change is a result of the net changes to the value of the derivative liabilities associated with the warrants and options not previously booked as liabilities. They are summarized as follows:

Change in value of 2006 warrants from date of issuance	$27,754
Change in value of 2008 warrants from date of issuance	19,810
Change in value of stock options from date of issuance	20,928
Total change in accumulated deficit
As of December 31, 2008	$68,492

(4)
This change is a result of the additional derivative liability booked as of December 31, 2008 of $366,842 as detailed in #1 above and the change in the valuation of these warrants and stock options during the quarter ended March 31, 2009.  The value of the warrants issued in 2006 decreased by $924, resulting in a reduction in the derivative liability as of March 31, 2009.  The valuation of the warrants and options issued in 2008 increased by $95,352 and $104,243, respectively, increasing this item.  The change is summarized as follows:

Change in derivative liability as of December 31, 2008	$366,842
Change in value of 2006 warrants during quarter ended
March 31, 2009	(924)
Change in value of 2008 warrants during quarter ended
March 31, 2009	95,352
Change in value of 2008 stock options during quarter
Ended March 31, 2009	104,243
Change in Derivative Liability as
Of March 31, 2009	$565,513

(5)	This change is explained in #2 above.
(6)
This change is a result of the increase in accumulated deficit as of December 31, 2008 of $68,492 as described in #3 above as well as changes in the derivative liability as of March 31, 2009.    The value of the warrants issued in 2006 decreased by $924, resulting in income due to change in the derivative liability during the quarter ended March 31, 2009.  The valuation of the warrants and options issued in 2008 increased by $95,352 and $104,243, respectively, resulting in expense due to change in the derivative liability.  The change is summarized as follows:

Change in accumulated deficit as of December 31, 2008		$68,492
Change in value of 2006 warrants during quarter ended
March 31, 2009		924
Change in value of 2008 warrants during quarter ended
March 31, 2009		(95,352)
Change in value of 2008 stock options during quarter
Ended March 31, 2009		(104,243)
Change in Accumulated Deficit as of March 31, 2009	$	(130,179)

(7)
This is due to the changes in the warrants issued in 2006 and 2008 and the stock options issued in 2008.  The value of the warrants issued in 2006 decreased by $924, resulting in income due to change in the derivative liability during the quarter ended March 31, 2009.  The valuation of the warrants and options issued in 2008 increased by $95,352 and $104,243, respectively, resulting in expense due to change in the derivative liability.  The change is summarized as follows:

Change in value of 2006 warrants during quarter ended

March 31, 2009		924
Change in value of 2008 warrants during quarter ended
March 31, 2009		(95,352)
Change in value of 2008 stock options during quarter
Ended March 31, 2009		(104,243)
Change in expense due to change in derivative liability
During the quarter ended March 31, 2009	$	(198,671)

(8)	This change in net loss is a result of the changes in expense due to change in derivative liability as explained in #7 above.
(9)	This change is due to the increased expense due to change in derivative liability as explained in #7 above.